UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2019

Or

☐	Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:

THE GOLDMAN SACHS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC.

200 West Street

New York, NY 10282

THE GOLDMAN SACHS 401(k) PLAN

Financial Statements and Supplemental Schedules

*

All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of The Goldman Sachs 401 (k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2019 and 2018 and the related statements of changes in net assets available for benefits for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of assets (held at end of year) as of December 31, 2019, schedule of assets (acquired and disposed of within year) for the year ended December 31, 2019 and schedule of reportable transactions for the year ended December 31, 2019 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 23, 2020

We have served as the Plan’s auditor since at least 1983. We have not been able to determine the specific year we began serving as auditor of the Plan.

THE GOLDMAN SACHS 401(k) PLAN

Statements of Net Assets Available for Benefits

	As of December
$ in thousands	2019	2018
Assets
Investment assets (at fair value)	$8,361,336	$6,873,329
Receivables:
Employee contributions	7,332	6,469
Employer contributions	117,076	107,912
Notes receivable from participants	26,259	25,918
Interest and dividends	11,572	8,157
Due from brokers and other receivables	80,680	101,970
Total assets	$8,604,255	$7,123,755
Liabilities
Investment liabilities (at fair value)	$54,636	$49,616
Due to brokers and other payables	36,039	62,261
Accrued expenses	8,215	851
Total liabilities	98,890	112,728
Net assets available for benefits	$8,505,365	$7,011,027

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December

$ in thousands	2019	2018
Additions
Investment income/(loss):
Net appreciation/(depreciation) in the fair value of investments	$1,450,246	$(538,396)
Interest and dividends	94,692	94,598
Less: Investment management fees and other expenses	(16,758)	(17,919)
Total investment income/(loss)	1,528,180	(461,717)
Interest income on notes receivable from participants	1,337	1,205
Contributions:
Employee	282,568	237,542
Employer	117,076	107,912
Total contributions	399,644	345,454
Total additions	1,929,161	(115,058)
Deductions
Benefits paid	434,823	437,823
Total deductions	434,823	437,823
Net increase/(decrease) in net assets available for benefits	1,494,338	(552,881)
Net assets available for benefits, beginning balance	7,011,027	7,563,908
Net assets available for benefits, ending balance	$8,505,365	$7,011,027

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 1.

Plan Description

The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. The Plan sponsor is The Goldman Sachs Group, Inc. (the firm). Participants should refer to the Plan document, as most recently amended and restated, for a more complete description of the Plan’s provisions. Items referenced in italics are defined in the Plan document.

The Plan became effective on January 1, 1945 as the “Goldman Sachs Employees’ Profit Sharing Retirement Income Plan” and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

General

The Plan is a defined contribution plan to which participants may elect to make pre-tax, and “Roth” after-tax, contributions each year from their 401(k) Compensation (as determined under the Plan), and to which they can roll over amounts from certain other qualified retirement arrangements. The Plan’s Plan Year is the 12-month period commencing on January 1 and ending on the following December 31. The Plan offers a dollar-for-dollar Firm Matching Contribution on participants’ elective deferrals of up to 4% of their Safe Harbor Compensation, up to applicable statutory limitations. If 4% of an eligible participant’s Safe Harbor Compensation is less than $6,000, the firm will allocate to that eligible participant’s account a Supplemental Contribution equal to the difference. The Supplemental Contribution is capped at 4% of Safe Harbor Compensation, however, the cap will not apply to any individual who was a Participant or Former Participant on July 15, 2019. In addition to these contributions, the firm will allocate to each eligible participant an Additional Retirement Contribution of up to $4,000. Collectively, the Firm Matching Contribution, Supplemental Contribution and Additional Retirement Contribution are herein referred to as the Firm Contributions.

The Plan has two named fiduciaries, the Retirement Committee and the Administrative Committee. The Retirement Committee has the power to appoint one or more investment managers, as well as certain other duties relating to the investment of the funds held by the trustee. The Administrative Committee is responsible for administering the terms and provisions of the Plan. In general, each committees’ members are employees of the firm or its affiliates, although in certain cases non-employees may serve on either committee. Prior to July 2019, Rocaton Investment Advisors (Rocaton) was the Retirement Committee’s investment adviser. In April 2019, Rocaton was acquired by Goldman Sachs Asset Management (GSAM). As a result of the acquisition, the Plan has selected a new independent investment adviser, Callan LLC (Callan), and these services were transitioned in July 2019. Participants direct their contributions and the Firm Contributions into various investment options available from time to time under the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments can be allocated to mutual funds, collective trusts, separately managed accounts and a bank deposit account. Alight Solutions is the Plan’s record keeper.

The Plan offers participants the option to invest in the Company Stock Fund, which is a separately managed account and substantially all of its investments are shares of the firm’s common stock. In accordance with a policy adopted by the Retirement Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants are restricted from transferring into or out of the Company Stock Fund during certain periods in accordance with the firm’s compliance procedures designed to avoid violations of applicable securities laws.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with the trustee. State Street Bank and Trust Company (State Street Bank) was the Plan’s trustee through September 2019. In October 2019, the trustee changed from State Street Bank to The Bank of New York Mellon Corporation (the Trustee).

Eligibility

Employees become eligible to make pre-tax, and “Roth” after-tax, contributions to the Plan as of the first day of the month after they join the firm or its affiliates as eligible employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching Contributions and Supplemental Contributions generally as of the first day of the month after they complete both one Year of Service, as defined, and attain age 21. In addition, to be eligible for the Supplemental Contribution, the employee generally must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year.

Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) active or on authorized leave of absence for no longer than two years as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm or its affiliates as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching Contributions and Supplemental Contributions, and the earnings thereon. Participants became fully vested after three Years of Service in the Additional Retirement Contributions, and the net earnings thereon. Additionally, upon the earliest to occur of: (i) attainment of age 65 while employed by the firm or its affiliates, (ii) disability retirement, (iii) death while employed by the firm or on military duty or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds or a portion thereof allocated to the participant’s account or may receive periodic distributions from the Plan.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings (or losses) thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions. Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years, or in some cases, ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate, market, currency and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Note 2.

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

All references to 2019 and 2018 refer to the Plan’s years ended, or the dates, as the context requires, December 31, 2019 and December 31, 2018, respectively.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 3.

Significant Accounting Policies

Use of Estimates

Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relates to fair value measurements of the Plan’s investments. These estimates and assumptions are based on the best available information, but actual results could be materially different.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.

Expenses

Investment management fees charged by managers of mutual funds are borne by the Plan, and are included in net appreciation/(depreciation) in the fair value of investments. Investment management fees charged by managers of collective trusts are borne by the Plan, and are included in net appreciation/(depreciation) in the fair value of investments or investment management fees and other expenses based on the underlying trust agreements.

Investment management fees charged by managers of separately managed accounts are borne by the Plan, and are included in investment management fees and other expenses. The investment manager of the Global Equity Long-Short Hedge Fund Option charges an investment management fee that consists of a fixed asset-based management fee plus an annual incentive fee of 20% of the net investment income earned above the fund’s high-water mark. Incentive fees paid during 2019 were $1.5 million. There were no incentive fees paid during 2018.

Other expenses borne by the Plan, unless paid by the firm, consist of custodial, administrative and investment advisory fees. Investment advisory fees were paid to Rocaton and Callan, which advised the Retirement Committee on the selection and oversight of Plan investments. Payments were made to Rocaton for services provided prior to its acquisition by GSAM. These Plan expenses, unless paid by the firm, are included in investment management fees and other expenses.

Investments

The investments of the Plan are reported at fair value.

The Bank Deposit Option is a deposit obligation of Goldman Sachs Bank USA (GS Bank USA), a Federal Deposit Insurance Corporation (FDIC) insured New York State-chartered bank and a member of the Federal Reserve System. The Bank Deposit Option offers an FDIC-insured deposit with a floating rate coupon indexed to the Federal Funds Rate.

Mutual funds and collective trust funds represent investments with various investment managers. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:

Cash and cash equivalents include cash and certain short-term interest-bearing investments.

The Plan purchases securities under agreements to resell (resale agreements). Resale agreements are transactions in which the Plan purchases financial instruments from a seller, typically in exchange for cash, and simultaneously enters into an agreement to resell the same or substantially the same financial instruments to the seller at a stated price plus accrued interest at a future date.

Even though resale agreements involve the legal transfer of ownership of financial instruments, they are accounted for as financing arrangements because they require the financial instruments to be resold at the maturity of the agreement. The financial instruments purchased in resale agreements typically include U.S. government and federal agency obligations, investment-grade sovereign obligations, corporate debt instruments and equity securities.

To mitigate credit exposure, the investment managers monitor the market value of the resale agreements on a daily basis, and deliver or obtain additional collateral due to changes in the market value of the financial instruments, as appropriate. For resale agreements, the Plan typically requires collateral with a fair value approximately equal to the carrying value of the relevant assets in the statements of net assets available for benefits.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Fixed income securities, common stock, preferred stock, real estate investment trusts, and interests in exchange-traded options and futures contracts traded in active markets are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers) best estimate of fair value.

Mutual funds, as described above, may also be investments held within separately managed accounts.

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.

See Note 10 for further information about derivatives.

Investments denominated in currencies other than the U.S. dollar are translated using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.

Interest income and expense are recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from Brokers and Other Receivables and Due to Brokers and Other Payables

Due from brokers and other receivables includes cash balances held with brokers, receivables from unsettled sales transactions, and collateral posted in connection with certain derivative transactions. Amounts due from brokers may be restricted to the extent that they serve as deposits for investment liabilities. Due to brokers and other payables includes payables from unsettled purchase transactions and collateral received in connection with certain derivative transactions. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Recent Accounting Developments

Employee Benefit Plan Master Trust Reporting (ASC 962). In February 2017, the FASB issued ASU No. 2017-06, “Defined Contribution Pension Plans (Topic 962) — Employee Benefit Plan Master Trust Reporting.” This ASU amends certain presentation and disclosure requirements for a plan’s interests in master trusts. The Plan adopted this ASU in January 2019 under a retrospective approach. Adoption of this ASU did not have an impact on the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Note 4.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced parameters as inputs, including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, credit spreads, and funding spreads (i.e., the spread, or difference, between the interest rate at which a borrower could finance a given financial instrument relative to a benchmark interest rate).

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

U.S. GAAP has a three-level hierarchy for disclosure of fair value measurements. The hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in this hierarchy is based on the lowest level of input that is significant to its fair value measurement. The fair value hierarchy is as follows:

Level 1. Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.

Level 2. Inputs to valuation techniques are observable, either directly or indirectly.

Level 3. One or more inputs to valuation techniques are significant and unobservable.

The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value Plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure their valuations represent fair value. Subsequently, the Plan uses other methodologies to determine fair value (e.g., relevant broker quotations), which vary based on the type of instrument.

Level 1 Investments

Level 1 investments include bank deposit, mutual funds, collective trusts, and within separately managed accounts, cash and cash equivalents, certain fixed income securities, most common and preferred stocks, mutual funds and most real estate investment trusts. These instruments are valued using quoted market prices for identical unrestricted instruments in active markets.

The Plan determines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan determines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity.

Level 2 Investments

Level 2 investments include resale agreements, most fixed income securities, certain common and preferred stocks, certain real estate investment trusts, and derivatives within separately managed accounts.

The valuation of level 2 investments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g., indicative or firm), and the relationship of recent market activity to the prices provided from alternative pricing sources.

Level 3 Investments

Level 3 investments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of financial assets.

As of December 2019 and December 2018, the Plan had no level 3 investment assets.

See Notes 3 and 5 for further information about investment assets and investment liabilities.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 5.

Investment Assets and Investment Liabilities

Fair Value of Investment Assets and Investment Liabilities by Level

The table below presents investment assets and investment liabilities of the Plan by level within the fair value hierarchy.

$ in thousands	Level 1	Level 2	Level 3	Total
As of December 2019
Assets
Bank deposit	$285,593	$–	$ –	$285,593
Mutual funds	1,342,558	–	–	1,342,558
Collective trusts	4,129,609	–	–	4,129,609
Separately managed accounts:
Cash and cash equivalents	4,951	–	–	4,951
Resale agreements	–	36,800	–	36,800
Fixed income securities	117,678	185,713	–	303,391
Common and preferred stocks	1,907,620	4,983	–	1,912,603
Mutual funds	53,433	–	–	53,433
Real estate investment trusts	284,395	706	–	285,101
Derivatives	–	7,297	–	7,297
Total investment assets	$8,125,837	$235,499	$ –	$8,361,336
Liabilities
Separately managed accounts:
Common and preferred stocks	$(45,411)	$–	$ –	$(45,411)
Fixed income securities	(158)	–	–	(158)
Mutual funds	(1,743)	–	–	(1,743)
Real estate investment trusts	(410)	–	–	(410)
Derivatives	–	(6,914)	–	(6,914)
Total investment liabilities	$(47,722)	$(6,914)	$ –	$(54,636)
As of December 2018
Assets
Bank deposit	$267,362	$–	$ –	$267,362
Mutual funds	1,225,494	–	–	1,225,494
Collective trusts	3,221,940	–	–	3,221,940
Separately managed accounts:
Cash and cash equivalents	2,229	–	–	2,229
Resale agreements	–	34,215	–	34,215
Fixed income securities	108,533	191,069	–	299,602
Common and preferred stocks	1,555,684	–	–	1,555,684
Mutual funds	34,795	–	–	34,795
Real estate investment trusts	228,614	–	–	228,614
Derivatives	–	3,394	–	3,394
Total investment assets	$6,644,651	$228,678	$ –	$6,873,329
Liabilities
Separately managed accounts:
Common and preferred stocks	$(42,315)	$–	$ –	$(42,315)
Fixed income securities	(116)	–	–	(116)
Derivatives	–	(7,185)	–	(7,185)
Total investment liabilities	$(42,431)	$(7,185)	$ –	$(49,616)

In the table above:

•	Investment assets are shown as positive amounts and investment liabilities are shown as negative amounts.

•	Mutual funds within separately managed accounts consist of money market funds, exchange-traded funds and investments in funds that primarily consist of fixed income securities.

Note 6.

Related Party and Party-In-Interest Transactions

The Plan offers as an investment option the Company Stock Fund, which has substantially all of its investments in the firm’s common stock. As of December 2019, the Plan’s interest in the Company Stock Fund represented 545,779 shares of the firm’s common stock with a fair market value of $125.5 million. As of December 2018, the Plan’s interest in the Company Stock Fund represented 563,703 shares of the firm’s common stock with a fair market value of $94.2 million. Purchases of $4.4 million and sales of $8.3 million of the firm’s common stock were made through the Company Stock Fund during 2019. Purchases of $10.0 million and sales of $5.0 million of the firm’s common stock were made through the Company Stock Fund during 2018. The Company Stock Fund is managed by State Street Global Advisors, an affiliate of State Street Bank.

GSAM Stable Value, LLC (GSAM Stable Value), an affiliate of the firm, manages a laddered fixed income separately managed account investment option in the Plan. No fees were paid during 2019 and 2018, or were payable by the Plan to GSAM Stable Value or other affiliates to manage this separately managed account as of both December 2019 and December 2018.

GS Bank USA, an affiliate of the firm, has a deposit obligation to the Plan under the Plan’s Bank Deposit Option. No fees were paid during 2019 and 2018, or were payable by the Plan to GS Bank USA as of both December 2019 and December 2018, for bank deposit obligations.

State Street Global Advisors, manages several investment options within the Plan. These investments include the SSgA S&P 500® Index Non-Lending Series Fund, SSgA S&P MidCap® Index Non-Lending Series Fund, SSgA Russell Small Cap® Index Non-Lending Series Fund, SSgA Emerging Markets Index Non-Lending Series Fund, and the SSgA U.S. Bond Index Non-Lending Series Fund, each of which are collective trust funds, and the SSgA Hedged International Developed Equity Index Fund, which is a mutual fund. Through September 2019, fees associated with the management of these collective trust funds qualify as party-in-interest transactions.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 7.

Plan Termination

The firm intends to continue the Plan indefinitely, but reserves the right to discontinue or amend the Plan at any time, subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

Note 8.

Income Tax Status

The Internal Revenue Service has determined, and informed the firm by a letter dated April 14, 2017, that the terms of the Plan conform to the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended.

Note 9.

Reconciliation of Financial Statements to Form 5500

The tables below present the reconciliations from the Plan’s financial statements to the Form 5500.

	As of December

$ in thousands	2019	2018
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$8,505,365	$7,011,027
Amounts allocated to withdrawing participants	(48,016)	(22,069)
Net assets, per the Form 5500	$8,457,349	$6,988,958

	As of December

$ in thousands	2019	2018
Benefits paid, per Statements of Changes in Net Assets Available for Benefits	$434,823	$437,823
Amounts allocated to withdrawing participants, ending balance	48,016	22,069
Amounts allocated to withdrawing participants, beginning balance	(22,069)	(26,805)
Benefits paid to participants and certain deemed distributions of participant loans, per the Form 5500	$460,770	$433,087

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to both December 2019 and December 2018, but had not yet been paid as of that date.

Note 10.

Financial Instruments with Off-Balance-Sheet Risk

In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance-sheet market and credit risk, including investment liabilities. These investment liabilities involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance-sheet risk as the Plan’s ultimate obligation to satisfy the sale of investment liabilities, may exceed the amount recognized in the financial statements.

Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. Derivatives may be traded on an exchange (exchange-traded) or they may be privately negotiated contracts, which are usually referred to as over-the-counter (OTC) derivatives.

The Plan enters into various types of derivatives, including:

•	Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.

•

Swaps. Contracts that require counterparties to exchange cash flows such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.

•

Options. Contracts in which the option purchaser has the right, but not the obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Derivatives are recorded on a gross basis in the statements of net assets available for benefits and are accounted for at fair value.

Risk Management

Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates, in prices of commodities, and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.

The Plan is subject to credit risk of counterparty nonperformance on derivative assets, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

The tables below present information about derivative contracts by major product type.

	As of December 2019		As of December 2018

$ in thousands	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rates	$ 2,938	$ 1,027	$ 1,489	$ 817
Credit	35	299	30	491
Currencies	1,585	2,374	128	33
Commodities	337	362	–	–
Equities	2,402	2,852	1,747	5,844
Total gross fair value	$ 7,297	$ 6,914	$ 3,394	$ 7,185
Not offset in statements of net assets available for benefits
Counterparty netting	$(4,645)	$(4,645)	$(2,907)	$(2,907)
Cash collateral netting	(2,652)	(1,045)	(487)	(75)
Total	$ –	$ 1,224	$ –	$ 4,203

	Notional Amounts as of December

$ in thousands	2019	2018
Interest rates	$2,644,734	$634,815
Credit	48,762	35,940
Currencies	9,887	12,776
Commodities	49,530	11,744
Equities	86,519	30,338
Total	$2,839,432	$725,613

In the tables above:

•	Gross fair values exclude the effects of both counterparty netting and collateral, and therefore are not representative of the Plan’s exposure.

•	Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity and do not represent anticipated losses.

The table below presents the net appreciation/(depreciation) in the fair value of derivatives (including gains and losses on derivatives bought and sold, as well as held during the year) by major product type.

	Year Ended December

$ in thousands	2019	2018
Interest rates	$ (2,705)	$ 1,680
Credit	(590)	455
Currencies	389	407
Commodities	(1,179)	345
Equities	5,439	(9,101)
Total	$ 1,354	$(6,214)

Credit Derivatives

The Plan’s investment managers enter into various credit derivative transactions.

The Plan enters into credit default swaps. Single-name credit default swaps protect the buyer against the loss of principal on one or more bonds, loans or mortgages (reference obligations) in the event the issuer of the reference obligations suffers a credit event. The buyer of protection pays an initial or periodic premium to the seller and receives protection for the period of the contract. If there is no credit event, as defined in the contract, the seller of protection makes no payments to the buyer. If a credit event occurs, the seller of protection is required to make a payment to the buyer, calculated according to the terms of the contract.

All of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. These amounts were not material for both December 2019 and December 2018.

Note 11.

Subsequent Events

The outbreak of a novel strain of coronavirus (COVID-19) has resulted in a global pandemic in 2020, which has created significant economic disruptions. The extent to which the COVID-19 pandemic will impact the financial performance of the Plan, will depend on future developments, which are highly uncertain and cannot be predicted.

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Bank Deposit
*GOLDMAN SACHS BANK USA BANK DEPOSIT ACCOUNT	285,592,577	$285,592,577
Total Bank Deposit		$285,592,577
Mutual Funds
AQR EQUITY MARKET NEUTRAL FUND	3,032,653	$27,961,065
ASHMORE EMERGING MARKETS LOCAL CURRENCY BOND FUND	3,725,761	29,247,225
DODGE & COX INTERNATIONAL STOCK FUND	1,446,389	63,062,547
GUGGENHEIM HIGH YIELD FUND	13,659,858	149,165,650
STATE STREET HEDGED INTERNATIONAL DEVELOPED EQUITY INDEX FUND	8,884,588	92,755,102
VANGUARD FEDERAL MONEY MARKET	676,515,005	676,515,005
VANGUARD HIGH YIELD CORPORATE	6,766,095	40,325,923
VANGUARD INFLATION-PROTECTED SECURITIES FUND	9,281,493	97,826,937
WESTERN ASSET CORE PLUS BOND FUND	13,842,845	165,698,852
Total Mutual Funds		$1,342,558,306
Collective Trusts
BLACKROCK 20+ TREASURY BOND INDEX FUND	1,482,278	$74,444,590
BLACKROCK EQUITY GROWTH INDEX FUND	6,450,231	241,088,454
BLACKROCK EQUITY VALUE INDEX FUND	6,003,013	234,702,796
BLACKROCK INTERNATIONAL EQUITY INDEX FUND	1,742,105	46,864,898
BLACKROCK LIFEPATH® INDEX 2025 NON-LENDABLE FUND	3,897,321	106,766,708
BLACKROCK LIFEPATH® INDEX 2030 NON-LENDABLE FUND	5,289,625	155,946,174
BLACKROCK LIFEPATH® INDEX 2035 NON-LENDABLE FUND	5,523,402	174,382,074
BLACKROCK LIFEPATH® INDEX 2040 NON-LENDABLE FUND	6,303,658	211,303,030
BLACKROCK LIFEPATH® INDEX 2045 NON-LENDABLE FUND	7,569,664	266,642,923
BLACKROCK LIFEPATH® INDEX 2050 NON-LENDABLE FUND	6,178,319	225,947,934
BLACKROCK LIFEPATH® INDEX 2055 NON-LENDABLE FUND	7,644,582	202,134,203
BLACKROCK LIFEPATH® INDEX 2060 NON-LENDABLE FUND	86,838	1,306,870
BLACKROCK LIFEPATH® RETIREMENT INDEX NON-LENDABLE FUND	4,460,959	97,170,396
SSGA EMERGING MARKETS INDEX NON-LENDING SERIES FUND	5,243,253	177,478,856
SSGA RUSSELL 2000® INDEX NON-LENDING SERIES FUND	7,231,981	238,677,052
SSGA S&P 500® INDEX NON-LENDING SERIES FUND	46,648,716	1,340,216,810
SSGA S&P MIDCAP® INDEX NON-LENDING SERIES FUND	2,901,678	256,403,852
SSGA US BOND INDEX NON-LENDING SERIES FUND	2,898,093	33,047,524
T.ROWE PRICE EMERGING MARKETS EQUITY FUND	77,159	45,084,291
Total Collective Trusts		$4,129,609,435

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Separately Managed Accounts
Cash and Cash Equivalents
AED (UNITED ARAB EMIRATES DIRHAM)	31,209	$8,497
ARS (ARGENTINE PESO)	1,220,809	20,390
AUD (AUSTRALIAN DOLLARS)	217,071	50,281
BRL (BRAZILIAN REAL)	4,743	1,179
CAD (CANADIAN DOLLARS)	1,337,776	940,237
CNY (CHINESE YUAN RENMINBI)	18,629,443	105
COP (COLOMBIAN PESO)	55,310,858	16,855
DKK (DANISH KRONE)	1,833,533	275,429
EUR (EURO)	903,754	977,304
GBP (GREAT BRITISH POUNDS)	227,020	34,051
HKD (HONG KONG DOLLARS)	1,779	206
IDR (INDONESIAN RUPIAH)	20,504,000	1,477
INR (INDIAN RUPEE)	1,496,385	20,964
KES (KENYAN SHILLING)	861	9
KRW (SOUTH KOREAN WON)	11,504	10
MXN (MEXICAN PESO)	238,002	12,557
MYR (MALAYSIAN RINGGIT)	481	118
NGN (NIGERIAN NAIRA)	4,194,788	11,558
NZD (NEW ZEALAND DOLLAR)	744	502
RON (ROMANIAN LEU)	1,932	–
RUB (RUSSIAN RUBLE)	1,965,777	31,649
SEK (SWEDISH KRONA)	28,291	2,969
SGD (SINGAPORE DOLLARS)	1,372	274
THB (THAI BAHT)	217,161	7,250
TRY (TURKISH LIRA)	53	9
TWD (TAIWAN DOLLAR)	381,907	12,740
USD (US DOLLAR)	2,476,120	2,476,120
VND (VIETNAM DONG)	935,784,675	40,384
ZAR (SOUTH AFRICAN RAND)	115,147	8,006
Total Cash and Cash Equivalents		$4,951,130
Securities Purchased Under Agreements to Resell
J P MORGAN CHASE REV REPO 1.650% 01/02/2020 DD 12/31/19	36,800,000	$36,800,000
Total Securities Purchased Under Agreements to Resell		$36,800,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Fixed Income Securities
ABBVIE INC 144A 2.150% 11/19/2021 DD 11/21/19	825,000	$826,195
ABBVIE INC 144A 2.300% 11/21/2022 DD 11/21/19	700,000	703,538
ABBVIE INC 144A VAR RT 11/19/2021 DD 11/21/19	200,000	200,391
ABBVIE INC 2.300% 05/14/2021 DD 05/12/16	849,000	852,128
ABN AMRO BANK NV 144A 2.650% 01/19/2021 DD 01/19/18	600,000	603,600
ABU DHABI GOVERNMENT INTE 144A 2.500% 10/11/2022 DD 10/11/17	300,000	303,681
ACCESS GROUP INC 2015 1 A 144A VAR RT 07/25/2056 DD 07/23/15	253,310	247,681
ACTIVISION BLIZZARD INC 2.300% 09/15/2021 DD 03/15/17	100,000	100,526
AEP TEXAS INC 2.400% 10/01/2022 DD 09/22/17	400,000	403,734
AFRICAN DEVELOPMENT BANK 2.310% 07/14/2021	3,300,000	3,314,965
AFRICAN DEVELOPMENT BANK 2.625% 03/22/2021 DD 03/22/18	1,670,000	1,688,946
AFRICAN DEVELOPMENT BANK 5.250% 03/23/2022	200,000	152,585
AIB GROUP PLC 144A 4.750% 10/12/2023 DD 10/12/18	200,000	215,019
AIG GLOBAL FUNDING 144A 2.150% 07/02/2020 DD 07/05/17	225,000	225,216
AIG GLOBAL FUNDING 144A 3.350% 06/25/2021 DD 06/27/18	175,000	178,876
AIG GLOBAL FUNDING 144A VAR RT 06/25/2021 DD 06/27/18	125,000	125,469
AIR LEASE CORP 2.500% 03/01/2021 DD 01/16/18	200,000	200,922
AIR LEASE CORP 2.750% 01/15/2023 DD 11/20/17	500,000	506,630
AIR LEASE CORP 3.500% 01/15/2022 DD 09/17/18	475,000	488,158
ALLERGAN SALES LLC 144A 5.000% 12/15/2021 DD 12/10/13	100,000	104,593
ALLY FINANCIAL INC 4.125% 02/13/2022 DD 02/13/15	100,000	103,250
ALLY FINANCIAL INC 8.000% 11/01/2031 DD 12/31/08	100,000	138,810
ALLY MASTER OWNER TRUST 1 A2 2.700% 01/17/2023 DD 02/14/18	2,000,000	2,014,189
ALTERNATIVE LOAN TRU OA17 1A1A VAR RT 12/20/2046 DD 09/29/06	113,173	98,523
ALTRIA GROUP INC 3.490% 02/14/2022 DD 02/14/19	575,000	591,805
AMERICAN ELECTRIC POWER CO INC 2.150% 11/13/2020 DD 11/13/17	675,000	676,321
AMERICAN EXPRESS CO 3.375% 05/17/2021 DD 05/17/18	425,000	433,127
AMERICAN EXPRESS CO 3.700% 11/05/2021 DD 11/06/18	375,000	386,458
AMERICAN EXPRESS CREDIT AC 2 A 2.670% 11/15/2024 DD 04/29/19	650,000	661,451
AMERICAN EXPRESS CREDIT AC 6 A 2.040% 05/15/2023 DD 10/30/17	300,000	300,459
AMORTIZING RESIDENTIAL CO 1 A5 VAR RT 10/25/2034 DD 09/25/04	307,787	308,811
ANHEUSER-BUSCH INBEV FINANCE I 3.300% 02/01/2023 DD 01/25/16	390,000	404,060
ARCHER-DANIELS-MIDLAND CO 3.375% 03/15/2022 DD 12/03/18	200,000	206,335
ARGENTINA POM POLITICA MONETAR VAR RT 06/21/2020	5,310,000	59,421
ASTRAZENECA PLC VAR RT 08/17/2023 DD 08/17/18	200,000	200,480
AT&T INC 2.800% 02/17/2021 DD 02/09/16	330,000	332,972
AT&T INC 3.000% 02/15/2022 DD 02/13/12	800,000	816,040
AT&T INC 3.200% 03/01/2022 DD 02/09/17	450,000	460,685
AT&T INC 3.875% 08/15/2021 DD 08/18/11	525,000	540,936
AT&T INC VAR RT 06/01/2021 DD 06/25/18	100,000	100,593
AT&T INC VAR RT 07/15/2021 DD 05/19/17	400,000	403,807
AUTONOMOUS COMMUNITY OF CATALO 4.900% 09/15/2021	400,000	477,305
AVIATION CAPITAL GROUP LL 144A 2.875% 01/20/2022 DD 01/20/17	400,000	402,882
AVOLON HOLDINGS FUNDING L 144A 3.625% 05/01/2022 DD 04/16/19	525,000	537,915
AVOLON HOLDINGS FUNDING L 144A 5.500% 01/15/2023 DD 03/12/18	200,000	215,616
BANC OF AMERICA MORTGAGE F 3A1 VAR RT 07/25/2035 DD 06/01/05	13,424	12,559
BANC OF AMERICA MORTGAGE H 2A5 VAR RT 09/25/2035 DD 08/01/05	62,947	62,014
BANCA CARIGE SPA REGS VAR RT 05/25/2022	300,000	337,535
BANCA CARIGE SPA REGS VAR RT 10/25/2021	300,000	338,680
BANCO DE CREDITO DEL PERU 144A 4.650% 09/17/2024 DD 09/17/19	300,000	91,284
BANCO SANTANDER SA 2.706% 06/27/2024 DD 06/27/19	400,000	405,696
BANK OF AMERICA CORP VAR RT 01/23/2022 DD 01/23/18	250,000	251,821

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
BANK OF AMERICA CORP VAR RT 05/17/2022 DD 05/17/18	250,000	255,023
BANK OF AMERICA CORP VAR RT 07/21/2021 DD 07/21/17	450,000	450,925
BANK OF AMERICA CORP VAR RT 12/20/2023 DD 12/20/17	1,700,000	1,739,686
BANK OF AMERICA CORP VAR RT 12/31/2049 DD 03/15/18	100,000	110,880
BANK OF AMERICA NA VAR RT 01/25/2023 DD 01/25/19	425,000	436,679
BANK OF THE WEST AUT 1 A3 144A 2.430% 04/15/2024 DD 06/26/19	300,000	301,716
BANQUE FEDERATIVE DU CRED 144A 2.125% 11/21/2022 DD 11/21/19	625,000	625,879
BARCLAYS BANK PLC 2.650% 01/11/2021 DD 01/11/18	725,000	729,743
BAYER US FINANCE II LLC 144A 3.500% 06/25/2021 DD 06/25/18	1,025,000	1,043,699
BAYER US FINANCE II LLC 144A VAR RT 06/25/2021 DD 06/25/18	600,000	601,893
BEAR STEARNS ALT-A TRUS 6 31A1 VAR RT 11/25/2036 DD 09/01/06	186,334	171,683
BEAR STEARNS ARM TRUST 2 4 3A1 VAR RT 08/25/2035 DD 06/01/05	17,103	16,267
BEAR STEARNS STRUCTURED R6 1A1 VAR RT 01/26/2036 DD 08/01/07	46,417	41,654
BECTON DICKINSON AND CO 2.404% 06/05/2020 DD 06/06/17	300,000	300,319
BECTON DICKINSON AND CO VAR RT 12/29/2020 DD 03/01/18	337,000	337,166
BERKSHIRE HATHAWAY ENERGY CO 2.375% 01/15/2021 DD 01/05/18	325,000	326,737
BMW FINANCE NV 144A 2.250% 08/12/2022 DD 08/14/19	300,000	301,202
BONOS DEL TESORO NACIONAL EN P VAR RT 04/03/2022	2,350,000	27,671
BP CAPITAL MARKETS AMERICA INC 2.520% 09/19/2022 DD 09/19/18	600,000	607,928
BP CAPITAL MARKETS PLC 3.561% 11/01/2021 DD 11/01/11	1,075,000	1,108,606
BP CAPITAL MARKETS PLC REGS 2.518% 01/16/2020	300,000	300,021
BPCE SA 2.650% 02/03/2021 DD 02/03/16	250,000	251,755
BRAZIL LETRAS DO TESOURO NACIO 0.000% 04/01/2020	4,100,000	1,008,741
BRAZIL LETRAS DO TESOURO NACIO 0.000% 07/01/2020	200,000	48,702
BRAZOS HIGHER EDUCATION 2 A12 VAR RT 03/27/2023 DD 06/23/05	587,662	586,215
BRISTOL-MYERS SQUIBB CO 144A 2.550% 05/14/2021 DD 05/16/19	375,000	378,730
BRISTOL-MYERS SQUIBB CO 144A 2.600% 05/16/2022 DD 05/16/19	425,000	432,080
BRITISH TRANSCO INTERNATI REGS 0.000% 11/04/2021	300,000	287,483
BROADCOM CORP / BROADCOM CAYMA 2.200% 01/15/2021 DD 10/17/17	475,000	475,365
BROADCOM CORP / BROADCOM CAYMA 2.375% 01/15/2020 DD 01/15/18	175,000	175,008
BROADCOM CORP / BROADCOM CAYMA 3.000% 01/15/2022 DD 01/15/18	624,000	633,232
BROADCOM INC 144A 3.125% 04/15/2021 DD 04/05/19	900,000	910,926
BROADCOM INC 144A 3.125% 10/15/2022 DD 04/05/19	875,000	891,448
BRUNEL RESIDENTIAL 1X A4B REGS VAR RT 01/13/2039	173,139	226,444
CAMPBELL SOUP CO 3.300% 03/15/2021 DD 03/16/18	100,000	101,484
CAMPBELL SOUP CO 3.650% 03/15/2023 DD 03/16/18	100,000	104,184
CAPITAL ONE FINANCIAL CORP 3.450% 04/30/2021 DD 04/30/18	525,000	534,550
CAPITAL ONE MULTI-ASSET A2 A2 1.720% 08/15/2024 DD 09/05/19	804,000	801,532
CAPITAL ONE NA 2.650% 08/08/2022 DD 08/08/17	625,000	634,423
CELANESE US HOLDINGS LLC 3.500% 05/08/2024 DD 05/08/19	75,000	77,560
CENTERPOINT ENERGY INC 2.500% 09/01/2022 DD 08/10/17	675,000	680,613
CENTERPOINT ENERGY RESOURCES C 4.500% 01/15/2021 DD 07/15/11	300,000	305,804
CENTRAL JAPAN RAILWAY CO REGS 2.800% 02/23/2022	200,000	202,302
CENTRAL JAPAN RAILWAY CO REGS 3.400% 09/06/2023	400,000	414,337
CENTRAL NIPPON EXPRESSWAY REGS 2.091% 09/14/2021	300,000	299,234
CENTRAL NIPPON EXPRESSWAY REGS 2.362% 05/28/2021	400,000	400,679
CENTRAL NIPPON EXPRESSWAY REGS VAR RT 11/02/2021	400,000	400,329
CHARTER COMMUNICATIONS OPERATI 4.464% 07/23/2022 DD 07/23/16	1,500,000	1,576,754
CHARTER COMMUNICATIONS OPERATI 6.384% 10/23/2035 DD 10/23/16	300,000	377,594
CHASE MORTGAGE FINANCE A1 1A1 VAR RT 02/25/2037 DD 02/01/07	60,464	61,560
CHL MORTGAGE PASS-THROUG 7 1A1 VAR RT 03/25/2035 DD 01/27/05	39,188	38,039
CHUBB INA HOLDINGS INC 2.875% 11/03/2022 DD 11/03/15	250,000	256,518
CHUGOKU ELECTRIC POWER CO REGS 2.701% 03/16/2020	500,000	500,250

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CIGNA CORP 3.400% 09/17/2021 DD 03/17/19	1,275,000	1,305,167
CITIBANK CREDIT CARD ISS A7 A7 VAR RT 08/08/2024 DD 08/08/17	850,000	852,186
CITIBANK NA 3.400% 07/23/2021 DD 07/23/18	750,000	766,106
CITIBANK NA VAR RT 05/20/2022 DD 05/22/19	500,000	503,973
CITIGROUP INC 2.700% 10/27/2022 DD 10/27/17	1,975,000	2,007,879
CITIZENS BANK NA/PROVIDENCE RI 3.250% 02/14/2022 DD 02/14/19	425,000	435,542
CITIZENS BANK NA/PROVIDENCE RI VAR RT 03/02/2020 DD 03/02/17	325,000	325,138
CLYDESDALE BANK PLC REGS 2.250% 04/21/2020	100,000	132,894
CNH INDUSTRIAL CAPITAL LLC 4.375% 11/06/2020 DD 11/06/15	100,000	101,625
CNH INDUSTRIAL CAPITAL LLC 4.875% 04/01/2021 DD 03/17/16	100,000	103,250
COMCAST CABLE COMMUNICATIONS H 9.455% 11/15/2022 DD 11/18/02	100,000	120,852
COMCAST CORP 3.450% 10/01/2021 DD 10/05/18	700,000	720,564
COMCAST CORP VAR RT 10/01/2020 DD 10/05/18	900,000	901,550
COMCAST CORP VAR RT 10/01/2021 DD 10/05/18	200,000	200,983
CONSOLIDATED EDISON INC 2.000% 05/15/2021 DD 05/16/16	100,000	100,064
CONSTELLATION BRANDS INC 2.700% 05/09/2022 DD 05/09/17	875,000	886,031
COOPERATIEVE RABOBANK UA REGS 6.875% 03/19/2020	200,000	227,572
COOPERATIEVE RABOBANK UA REGS VAR RT 12/31/2049	400,000	487,165
COOPERATIEVE RABOBANK UA/NY VAR RT 04/26/2021 DD 04/26/18	275,000	275,947
CO-OPERATIVE GROUP HOLDIN REGS STEP 07/08/2020	100,000	136,171
CREDIT SUISSE AG REGS 6.500% 08/08/2023	200,000	222,750
CREDIT SUISSE AG/NEW YORK NY 2.100% 11/12/2021 DD 11/12/19	325,000	326,538
CREDIT SUISSE GROUP FUNDING GU 3.450% 04/16/2021 DD 10/18/16	800,000	813,703
CREDIT SUISSE GROUP FUNDING GU 3.800% 06/09/2023 DD 06/10/16	250,000	261,756
CROWN POINT CLO 5 LT 5A A 144A VAR RT 07/17/2028 DD 07/17/18	200,000	199,089
CSFB MORTGAGE-BACKED T AR6 9A2 VAR RT 10/25/2034 DD 06/29/04	5,000	5,071
CVC CORDATUS LOAN 4A ARR 144A VAR RT 04/22/2030	250,000	281,241
CVS HEALTH CORP 2.125% 06/01/2021 DD 05/25/16	175,000	175,302
CVS HEALTH CORP 3.700% 03/09/2023 DD 03/09/18	866,000	902,663
CVS HEALTH CORP 4.000% 12/05/2023 DD 12/05/13	625,000	661,440
CZECH REPUBLIC MINISTRY OF FIN 0.000% 01/10/2020	2,000,000	88,344
DAIMLER FINANCE NORTH AME 144A 2.850% 01/06/2022 DD 01/06/17	300,000	303,707
DANONE SA 144A 2.077% 11/02/2021 DD 11/02/16	400,000	400,417
DBS BANK LTD 144A 3.300% 11/27/2021 DD 11/27/18	100,000	102,633
DELL INTERNATIONAL LLC / 144A 4.420% 06/15/2021 DD 06/01/16	1,000,000	1,029,112
DELL INTERNATIONAL LLC / 144A 5.450% 06/15/2023 DD 06/01/16	775,000	840,673
DEUTSCHE BANK AG/NEW YORK NY 2.700% 07/13/2020 DD 07/13/17	775,000	775,546
DEUTSCHE BANK AG/NEW YORK NY 4.250% 10/14/2021 DD 04/14/18	500,000	514,261
DEUTSCHE BANK AG/NEW YORK NY VAR RT 11/26/2025 DD 11/26/19	300,000	306,539
DEUTSCHE TELEKOM INTERNAT 144A 1.950% 09/19/2021 DD 09/19/16	200,000	200,007
DH EUROPE FINANCE II SARL 2.050% 11/15/2022 DD 11/07/19	350,000	350,383
DISH DBS CORP 5.125% 05/01/2020 DD 04/05/13	100,000	100,625
DNB BOLIGKREDITT AS 144A 2.500% 03/28/2022 DD 03/28/17	200,000	202,501
DOLLAR TREE INC VAR RT 04/17/2020 DD 04/19/18	475,000	475,088
DOMINION ENERGY GAS HOLDINGS L 2.800% 11/15/2020 DD 11/17/15	400,000	402,805
DOMINION ENERGY INC 144A 2.450% 01/15/2023 DD 08/09/19	400,000	401,398
DOMINION ENERGY INC STEP 08/15/2024 DD 05/15/2019	125,000	128,771
DR HORTON INC 2.550% 12/01/2020 DD 12/05/17	150,000	150,661
DRESDNER FUNDING TRUST I 144A 8.151% 06/30/2031 DD 05/25/99	200,000	269,000
DRYDEN 46 EURO CL 46A A1R 144A VAR RT 01/15/2030	250,000	280,799
DTE ENERGY CO 2.600% 06/15/2022 DD 06/13/19	175,000	176,227
DUKE ENERGY CAROLINAS LLC 3.350% 05/15/2022 DD 11/08/18	375,000	387,417
EBAY INC 3.800% 03/09/2022 DD 03/09/16	200,000	206,758

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ECMC GROUP STUDENT L 2A A 144A VAR RT 09/25/2068 DD 10/10/18	669,497	657,849
ECOLAB INC 4.350% 12/08/2021 DD 12/08/11	200,000	209,438
EMD FINANCE LLC 144A 2.400% 03/19/2020 DD 03/19/15	400,000	400,123
EMERALD BAY SA 144A 0.000% 10/08/2020	98,000	107,255
ENBRIDGE INC VAR RT 01/10/2020 DD 10/10/17	200,000	200,022
ENBRIDGE INC VAR RT 06/15/2020 DD 06/15/17	100,000	100,166
ENERGY TRANSFER OPERATING LP 4.250% 03/15/2023 DD 03/15/19	200,000	208,903
ENERGY TRANSFER OPERATING LP 7.500% 10/15/2020 DD 10/15/18	200,000	207,846
ENTERPRISE PRODUCTS OPERATING 3.500% 02/01/2022 DD 10/11/18	100,000	103,044
ENTERPRISE PRODUCTS OPERATING 5.250% 01/31/2020 DD 10/05/09	800,000	801,812
ERAC USA FINANCE LLC 144A 2.600% 12/01/2021 DD 05/26/16	200,000	201,545
EUROPEAN BANK FOR RECONSTRUCTI 2.750% 04/26/2021 DD 04/26/18	2,590,000	2,625,345
EUROPEAN INVESTMENT BANK REGS 0.500% 07/21/2023	200,000	135,964
EUROPEAN INVESTMENT BANK REGS 0.500% 08/10/2023	200,000	136,000
EUROSAIL-UK 2007-3 3X A3A REGS VAR RT 06/13/2045	146,872	193,829
EVANS GROVE CLO LTD 1A A1 144A VAR RT 05/28/2028 DD 05/29/18	100,000	99,378
EXELON CORP 5.150% 12/01/2020 DD 12/14/10	250,000	255,023
FAIRFAX FINANCIAL HOLDING 2.750% 29-MAR-2028 144A	100,000	120,757
FEDERAL NATL MTG ASSN 2.125% 04/24/2026 DD 04/26/16	100,000	101,513
FHLMC POOL #G0-8788 3.500% 11/01/2047 DD 10/01/17	840,345	873,169
FHLMC POOL #RA-1313 3.000% 08/01/2049 DD 08/01/19	999,900	1,015,617
FHLMC POOL #RA-1823 3.000% 08/01/2049 DD 11/01/19	799,921	812,484
FHLMC POOL #RA-1865 3.000% 12/01/2049 DD 12/01/19	3,300,000	3,351,827
FHLMC MULTICLASS MT VAR RT 01/15/2038 DD 05/01/16	75,163	5,117
FHLMC MULTICLASS MTG 3179 FP VAR RT 07/15/2036 DD 07/15/06	8,808	8,782
FHLMC MULTICLASS MTG 4579 FD VAR RT 01/15/2038 DD 05/01/16	75,163	74,601
FHLMC MULTICLASS MTG 4594 PA 3.000% 11/15/2044 DD 06/01/16	397,664	408,566
FHLMC MULTICLASS MTG 4604 HA 2.500% 05/15/2045 DD 08/01/16	274,793	277,834
FHLMC MULTICLASS MTG 4709 EA 3.000% 01/15/2046 DD 08/01/17	527,002	540,647
FHLMC MULTICLASS MTG 4718 DA 3.000% 02/15/2047 DD 09/01/17	376,850	385,368
FHLMC MULTICLASS MTG 4839 A 4.000% 04/15/2051 DD 10/01/18	6,963,066	7,347,687
FHLMC MULTICLASS MTG K504 A2 VAR RT 09/25/2020 DD 01/01/16	188,646	188,655
FHLMC MULTICLASS MTG KC01 A1 1.981% 10/25/2022 DD 05/01/16	559,417	559,012
FHLMC MULTICLASS STRIP 278 F1 VAR RT 09/15/2042 DD 09/15/12	147,790	147,895
FIFTH THIRD BANK/CINCINNATI OH 3.350% 07/26/2021 DD 07/26/18	375,000	383,288
FIFTH THIRD BANK/CINCINNATI OH VAR RT 07/26/2021 DD 07/26/18	350,000	351,169
FISERV INC 2.750% 07/01/2024 DD 06/24/19	375,000	381,624
FISERV INC 3.800% 10/01/2023 DD 09/25/18	150,000	158,452
FISERV INC 4.750% 06/15/2021 DD 06/14/11	475,000	493,971
FNMA POOL #0555678 5.000% 08/01/2033 DD 07/01/03	734,855	809,831
FNMA POOL #0735676 5.000% 07/01/2035 DD 06/01/05	234,792	258,731
FNMA POOL #0AB0130 5.000% 05/01/2038 DD 05/01/09	65,566	72,346
FNMA POOL #0AB2503 4.500% 03/01/2031 DD 02/01/11	6,871	7,383
FNMA POOL #0AL1674 VAR RT 05/01/2042 DD 05/01/12	83,947	87,097
FNMA POOL #0AL5548 VAR RT 05/01/2038 DD 07/01/14	75,394	78,986
FNMA POOL #0BF0334 3.500% 01/01/2059 DD 08/01/19	388,144	408,299
FNMA POOL #0BJ8703 3.500% 05/01/2049 DD 08/01/19	95,959	101,216
FNMA POOL #0CA4346 3.000% 10/01/2049 DD 09/01/19	198,781	203,837
FNMA POOL #0FM1796 3.500% 10/01/2034 DD 10/01/19	98,642	102,743
FNMA POOL #0MA0634 4.500% 01/01/2031 DD 12/01/10	6,006	6,362
FNMA POOL #0MA3685 3.000% 05/01/2049 DD 05/01/19	400,000	406,149
FNMA POOL #0MA3833 2.500% 10/01/2049 DD 10/01/19	499,951	494,443

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
FNMA GTD REMIC P/T 06-30 KF VAR RT 05/25/2036 DD 04/25/06	25,233	25,034
FNMA GTD REMIC P/T 15-92 PA 2.500% 12/25/2041 DD 11/01/15	113,440	115,253
FNMA GTD REMIC P/T 18-27 WF VAR RT 05/25/2058 DD 04/01/18	1,378,393	1,370,677
FORD CREDIT AUTO OWNE 2 A 144A 2.030% 12/15/2027 DD 06/28/16	400,000	400,065
FORD CREDIT FLOORPLAN MAS 3 A1 3.520% 10/15/2023 DD 11/09/18	400,000	410,338
FORD MOTOR CREDIT CO LLC 2.459% 03/27/2020 DD 03/27/15	200,000	200,062
FORD MOTOR CREDIT CO LLC 2.681% 01/09/2020 DD 01/09/17	200,000	200,015
FORD MOTOR CREDIT CO LLC 3.157% 08/04/2020 DD 08/04/15	525,000	527,084
FORD MOTOR CREDIT CO LLC VAR RT 09/24/2020 DD 09/24/18	500,000	500,705
FOX CORP 144A 3.666% 01/25/2022 DD 01/25/19	750,000	774,544
FRENCH REPUBLIC GOVERNMEN 144A 1.500% 05/25/2050	300,000	388,237
FRENCH REPUBLIC GOVERNMEN 144A 2.000% 05/25/2048	1,100,000	1,585,864
FRENCH REPUBLIC GOVERNMEN REGS 3.250% 05/25/2045	400,000	703,714
GATX CORP VAR RT 11/05/2021 DD 11/06/17	200,000	200,856
GENERAL DYNAMICS CORP 2.875% 05/11/2020 DD 05/11/18	550,000	551,907
GENERAL DYNAMICS CORP 3.000% 05/11/2021 DD 05/11/18	525,000	533,835
GENERAL ELECTRIC CO 0.375% 05/17/2022	200,000	224,645
GENERAL ELECTRIC CO 4.375% 09/16/2020 DD 09/16/10	200,000	203,100
GENERAL MOTORS FINANCIAL CO IN 3.200% 07/06/2021 DD 07/05/16	175,000	177,416
GENERAL MOTORS FINANCIAL CO IN 4.200% 11/06/2021 DD 11/06/18	250,000	259,198
GENERAL MOTORS FINANCIAL CO IN VAR RT 04/09/2021 DD 04/10/18	100,000	100,197
GILEAD SCIENCES INC 2.350% 02/01/2020 DD 11/17/14	250,000	250,058
GLENCORE FUNDING LLC 144A 3.000% 10/27/2022 DD 10/27/17	175,000	175,502
GNMA GTD REMIC 16-H2F F VAR RT 11/20/2066 DD 11/20/16	366,482	369,524
GNMA GTD REMIC P/T 16-H20 FG VAR RT 08/20/2066 DD 09/20/16	62,861	63,014
GNMA GTD REMIC P/T 18-H15 FG VAR RT 08/20/2068 DD 09/20/18	95,864	93,905
GNMA II POOL #0MA1376 4.000% 10/20/2043 DD 10/01/13	665,072	705,797
GOLDEN CREDIT CARD T 2A A 144A 1.980% 04/15/2022 DD 04/25/17	400,000	399,967
GOVERNMENT OF CANADA 1.500% 01-DEC-2044 REAL RTN BD	118,155	114,436
GOVERNMENT OF CANADA 2.000% 01-JUN-2028 SER H235	200,000	157,580
HARLEY-DAVIDSON FINANCIAL 144A VAR RT 03/02/2021 DD 11/28/18	100,000	100,582
HARVEST CLO X DA 10A ARNE 144A VAR RT 11/15/2028	254,767	285,915
HCA INC 4.750% 05/01/2023 DD 10/23/12	100,000	107,131
HEATHROW FUNDING LTD 144A 4.875% 07/15/2023 DD 06/28/11	200,000	206,829
HEWLETT PACKARD ENTERPRISE CO 2.250% 04/01/2023 DD 09/13/19	825,000	824,171
HSBC BANK CANADA 144A 3.300% 11/28/2021 DD 11/28/18	200,000	205,110
HSBC HOLDINGS PLC REGS VAR RT 12/31/2049	200,000	252,843
HSBC HOLDINGS PLC VAR RT 12/31/2049 DD 03/23/18	400,000	440,000
HSBC HOLDINGS PLC VAR RT 07/22/2028	100,000	139,508
HSBC USA INC 2.350% 03/05/2020 DD 03/05/15	200,000	200,102
HUNTINGTON NATIONAL BANK/THE 3.125% 04/01/2022 DD 02/26/19	525,000	536,768
HYUNDAI CAPITAL AMERICA 144A VAR RT 09/18/2020 DD 09/18/18	200,000	200,419
IHO VERWALTUNGS GMBH 144A 3.625% 05/15/2025	200,000	234,881
IHS MARKIT LTD 144A 5.000% 11/01/2022 DD 07/28/16	750,000	799,471
IMPERIAL BRANDS FINANCE P 144A 2.950% 07/21/2020 DD 07/21/15	200,000	200,564
INDYMAC INDX MORTGAGE AR15 A2 VAR RT 09/25/2035 DD 07/01/05	77,896	72,535
ING BANK NV 144A 2.625% 12/05/2022 DD 12/05/12	300,000	306,086
ING BANK NV 144A 2.750% 03/22/2021 DD 03/22/16	1,550,000	1,566,106
INGERSOLL-RAND GLOBAL HOLDING 2.900% 02/21/2021 DD 02/21/18	425,000	428,905
INTEL CORP 2.450% 07/29/2020 DD 07/29/15	600,000	602,291
INTERNATIONAL BANK FOR RECONST 1.625% 09/04/2020 DD 08/29/17	3,320,000	3,317,355
ITALY BUONI POLIENNALI DE 144A 2.450% 09/01/2033	100,000	122,096

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ITALY BUONI POLIENNALI DE 144A 2.950% 09/01/2038	400,000	508,035
ITALY BUONI POLIENNALI DE 144A 3.850% 09/01/2049	200,000	290,527
ITALY BUONI POLIENNALI DE REGS 0.350% 02/01/2025	300,000	331,088
ITALY BUONI POLIENNALI DE REGS 1.350% 04/01/2030	500,000	558,113
ITALY BUONI POLIENNALI DE REGS 1.450% 11/15/2024	100,000	116,848
ITALY BUONI POLIENNALI DE REGS 2.100% 07/15/2026	400,000	481,818
ITALY BUONI POLIENNALI DE REGS 2.450% 10/01/2023	500,000	604,264
ITALY BUONI POLIENNALI DE REGS 2.500% 11/15/2025	400,000	492,049
ITALY BUONI POLIENNALI DE REGS 3.000% 08/01/2029	1,100,000	1,422,062
ITALY BUONI POLIENNALI DEL TES 0.350% 11/01/2021	700,000	791,634
JAPAN BANK FOR INTERNATIONAL C 3.250% 07/20/2023 DD 07/20/18	200,000	208,885
JAPAN BANK FOR INTERNATIONAL C 3.375% 10/31/2023 DD 10/31/18	200,000	210,407
JAPAN FINANCE ORGANIZATIO 144A 3.375% 09/27/2023 DD 09/27/18	400,000	419,029
JAPAN GOVERNMENT TEN YEAR BOND 0.100% 03/20/2029	110,000,000	1,024,652
JAPAN GOVERNMENT TEN YEAR BOND 0.100% 06/20/2029	110,000,000	1,024,116
JAPAN GOVERNMENT THIRTY YEAR B 0.500% 03/20/2049	100,000,000	942,121
JAPAN GOVERNMENT THIRTY YEAR B 0.500% 09/20/2046	82,000,000	777,708
JAPAN GOVERNMENT THIRTY YEAR B 0.700% 12/20/2048	204,000,000	2,026,710
JAPAN GOVERNMENT TWENTY YEAR B 1.400% 09/20/2034	10,000,000	108,913
JAPAN GOVERNMENT TWENTY YEAR B 1.500% 03/20/2033	20,000,000	217,925
JAPAN GOVERNMENT TWENTY YEAR B 1.700% 09/20/2032	460,000,000	5,099,386
JAPAN GOVERNMENT TWENTY YEAR B 2.200% 09/20/2028	30,000,000	330,634
JAPAN TOBACCO INC REGS 2.000% 04/13/2021	400,000	399,102
JAPAN TREASURY DISCOUNT BILL 0.000% 01/10/2020	410,000,000	3,774,437
JAPAN TREASURY DISCOUNT BILL 0.000% 01/14/2020	80,000,000	736,871
JAPAN TREASURY DISCOUNT BILL 0.000% 01/20/2020	160,000,000	1,473,474
JAPAN TREASURY DISCOUNT BILL 0.000% 01/27/2020	550,000,000	5,064,205
JAPAN TREASURY DISCOUNT BILL 0.000% 03/09/2020	4,300,000	39,582
JAPANESE GOVERNMENT CPI LINKED 0.100% 03/10/2028	80,920,000	765,454
JP MORGAN CHASE CO FL12 A 144A VAR RT 12/15/2031 DD 09/30/19	300,000	300,021
JP MORGAN MORTGAGE TRUS A3 7A1 VAR RT 04/25/2035 DD 04/01/06	22,818	23,291
JPMORGAN CHASE & CO 2.295% 08/15/2021 DD 08/08/16	1,175,000	1,177,895
JPMORGAN CHASE & CO 2.550% 03/01/2021 DD 03/01/16	550,000	554,254
JPMORGAN CHASE & CO VAR RT 04/01/2023 DD 03/22/19	1,250,000	1,279,809
JYSKE REALKREDIT A/S 1.000% 10/01/2050	3,199,909	468,186
JYSKE REALKREDIT A/S 1.500% 10/01/2037	869,858	135,046
JYSKE REALKREDIT A/S 1.500% 10/01/2050	635,388	97,618
JYSKE REALKREDIT A/S 2.500% 10/01/2047	14,641	2,283
JYSKE REALKREDIT A/S REGS 1.000% 10/01/2050	3,100,000	457,759
KEYBANK NA/CLEVELAND OH 2.400% 06/09/2022 DD 06/09/17	450,000	454,717
KINDER MORGAN ENERGY PARTNERS 6.850% 02/15/2020 DD 05/14/09	125,000	125,631
KLA CORP 4.125% 11/01/2021 DD 11/06/14	200,000	206,836
KOMATSU FINANCE AMERICA I REGS 2.118% 09/11/2020	600,000	598,742
KOMATSU FINANCE AMERICA I REGS 2.437% 09/11/2022	200,000	200,646
KOMMUNALBANKEN AS 144A 2.000% 06/19/2024 DD 06/19/19	300,000	302,394
KREDITANSTALT FUER WIEDERAUFBA 1.875% 12/15/2020 DD 11/15/17	3,270,000	3,275,119
KSA SUKUK LTD 144A 2.894% 04/20/2022 DD 04/20/17	200,000	203,199
KSA SUKUK LTD 144A 4.303% 01/19/2029 DD 09/19/18	1,000,000	1,108,926
KUWAIT INTERNATIONAL GOVE 144A 3.500% 03/20/2027 DD 03/20/17	600,000	644,784
LG&E & KU ENERGY LLC 4.375% 10/01/2021 DD 04/01/12	100,000	103,322
LITHUANIA GOVERNMENT BOND 1.100% 04/26/2027	100,000	118,595
LITHUANIA GOVERNMENT INTE REGS 6.125% 03/09/2021 DD 03/09/11	200,000	209,673

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
LLOYDS BANK CORPORATE MARKETS VAR RT 09/24/2020 DD 09/24/18	500,000	501,076
LLOYDS BANK PLC 2.250% 08/14/2022 DD 08/14/19	300,000	301,488
LLOYDS BANK PLC 3.300% 05/07/2021 DD 05/08/18	350,000	355,709
LLOYDS BANK PLC VAR RT 05/07/2021 DD 05/08/18	350,000	351,139
LLOYDS BANKING GROUP PLC 3.900% 03/12/2024 DD 03/12/19	200,000	211,205
LLOYDS BANKING GROUP PLC 4.582% 12/10/2025 DD 06/10/16	200,000	216,621
LLOYDS BANKING GROUP PLC REGS 2.250% 10/16/2024	200,000	272,572
LONG BEACH MORTGAGE LOAN 1 M4 VAR RT 02/25/2035 DD 01/06/05	200,000	200,665
LUDGATE FUNDING PL W1X A1 REGS VAR RT 01/01/2061	228,075	292,989
LUDGATE FUNDING PLC 1 A2B REGS VAR RT 01/01/2061	234,325	249,509
MACQUARIE BANK LTD 144A 2.850% 07/29/2020 DD 07/29/15	250,000	251,274
MADISON PARK FUND 16A A1R 144A VAR RT 04/20/2026 DD 12/22/16	442,684	442,873
MADISON PARK FUNDI 12A AR 144A VAR RT 07/20/2026 DD 01/20/17	216,788	216,965
MAN GLG EURO CLO I 2A A1R 144A VAR RT 01/15/2030	250,000	280,544
MANUFACTURERS & TRADERS TRUST 2.050% 08/17/2020 DD 08/17/17	450,000	450,162
MARATHON PETROLEUM CORP 3.400% 12/15/2020 DD 12/14/15	348,000	351,962
MARSH & MCLENNAN COS INC 3.500% 12/29/2020 DD 01/15/19	525,000	532,708
MASCO CORP 5.950% 03/15/2022 DD 03/12/12	200,000	214,848
MASSACHUSETTS EDUCATIONAL 1 A1 VAR RT 04/25/2038 DD 07/02/08	286,201	285,007
MCDONALD’S CORP VAR RT 10/28/2021 DD 05/22/18	100,000	100,319
MEAD JOHNSON NUTRITION CO 3.000% 11/15/2020 DD 11/03/15	75,000	75,667
MERCEDES-BENZ MASTER BA A 144A VAR RT 05/16/2022 DD 05/30/17	950,000	950,964
MERRILL LYNCH MORTGAGE I A10 A VAR RT 02/25/2036 DD 12/22/05	13,428	13,097
MERRILL LYNCH MORTGAGE I A2 A2 VAR RT 02/25/2035 DD 02/01/05	21,710	21,941
MERRILL LYNCH MORTGAGE IN E A1 VAR RT 11/25/2029 DD 09/23/04	98,732	97,769
METROPOLITAN LIFE GLOBAL 144A 3.375% 01/11/2022 DD 01/11/19	350,000	359,848
MEXICO CETES 0.000% 01/09/2020	3,600,000	190,292
MEXICO CETES 0.000% 01/30/2020	4,170,000	219,501
MICROCHIP TECHNOLOGY INC 3.922% 06/01/2021 DD 05/29/18	200,000	204,536
MITSUBISHI UFJ FINANCIAL GROUP 2.623% 07/18/2022 DD 07/18/19	350,000	354,785
MITSUBISHI UFJ FINANCIAL GROUP 3.218% 03/07/2022 DD 03/07/19	1,025,000	1,050,272
MITSUBISHI UFJ FINANCIAL GROUP 3.455% 03/02/2023 DD 03/02/18	200,000	206,995
MONDELEZ INTERNATIONAL HO 144A 2.125% 09/19/2022 DD 09/19/19	250,000	250,054
MORGAN STANLEY 2.500% 04/21/2021 DD 04/21/16	850,000	856,445
MORGAN STANLEY 3.125% 01/23/2023 DD 01/23/18	1,700,000	1,747,746
MORGAN STANLEY BANK OF A C8 XA VAR RT 12/15/2048 DD 02/01/13	1,333,440	31,518
MORGAN STANLEY MORTGA 11AR 1A1 VAR RT 01/25/2035 DD 12/29/04	124,201	120,527
MORGAN STANLEY MORTGA 6XS 2A6S VAR RT 02/25/2047 DD 03/01/07	120,930	75,120
MPLX LP 144A 3.500% 12/01/2022 DD 06/01/19	425,000	437,582
MUFG UNION BANK NA 2.100% 12/09/2022 DD 12/09/19	325,000	325,913
MUFG UNION BANK NA 3.150% 04/01/2022 DD 03/07/19	450,000	460,562
MYLAN NV 3.150% 06/15/2021 DD 12/15/16	200,000	202,629
NATIONWIDE BUILDING SOCIE 144A VAR RT 03/08/2024 DD 03/08/18	200,000	207,067
NATIONWIDE BUILDING SOCIE 144A VAR RT 04/26/2023 DD 04/26/19	425,000	437,184
NATWEST MARKETS PLC 144A 3.625% 09/29/2022 DD 03/29/19	650,000	673,404
NAVIENT STUDENT LOA 4A A2 144A VAR RT 09/27/2066 DD 07/27/17	400,000	399,186
NAVIENT STUDENT LOAN 7A A 144A VAR RT 03/25/2066 DD 11/03/16	219,574	218,912
NCUA GUARANTEED NOTES TR R1 1A VAR RT 10/07/2020 DD 10/27/10	200,300	200,670
NCUA GUARANTEED NOTES TR R2 2A VAR RT 11/05/2020 DD 11/17/10	604,171	604,263
NELNET STUDENT LOAN 3A A 144A VAR RT 06/25/2041 DD 04/30/14	981,640	958,528
NESTLE HOLDINGS INC 144A 3.100% 09/24/2021 DD 09/24/18	950,000	971,307
NEWFIELD EXPLORATION CO 5.750% 01/30/2022 DD 09/30/11	625,000	664,417

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
NEWGATE FUNDING PL 3X A3A REGS VAR RT 12/01/2050	256,081	322,203
NEXTERA ENERGY CAPITAL HOLDING 3.342% 09/01/2020 DD 08/09/18	250,000	252,188
NEXTERA ENERGY CAPITAL HOLDING 4.500% 06/01/2021 DD 06/10/11	300,000	308,521
NHA MBS MERRILL LYNCH CDA INC VAR RT 01-JUL-2020 #98001247	138,740	107,103
NISOURCE INC 2.650% 11/17/2022 DD 11/17/17	300,000	303,681
NISSAN MASTER OWNER TRUST C A VAR RT 10/17/2022 DD 11/13/17	900,000	900,613
NISSAN MOTOR ACCEPTANCE C 144A 2.150% 09/28/2020 DD 09/28/17	300,000	299,410
NOMURA ASSET ACCEPTANC AR1 5A1 VAR RT 08/25/2034 DD 07/28/04	6,408	6,415
NORDEA KREDIT REALKREDITA REGS 2.000% 10/01/2050	540,446	83,214
NORDEA KREDIT REALKREDITAKTIES 1.000% 10/01/2050	4,900,000	717,482
NORDEA KREDIT REALKREDITAKTIES 1.500% 10/01/2050	1,197,831	182,859
NORDEA KREDIT REALKREDITAKTIES 2.000% 10/01/2047	3,469,426	542,016
NORDEA KREDIT REALKREDITAKTIES 2.500% 10/01/2037	33,706	5,302
NORDEA KREDIT REALKREDITAKTIES 2.500% 10/01/2047 DD 07/01/14	356	56
NORDIC INVESTMENT BANK 1.625% 11/20/2020 DD 09/20/17	2,470,000	2,466,114
NORTHERN STATES POWER CO/MN 2.200% 08/15/2020 DD 08/11/15	200,000	200,222
NRG ENERGY INC 144A 3.750% 06/15/2024 DD 05/28/19	400,000	413,620
NTT FINANCE CORP REGS 1.900% 07/21/2021	1,000,000	997,134
NV ENERGY INC 6.250% 11/15/2020 DD 11/22/10	225,000	232,909
NXP BV / NXP FUNDING LLC 144A 3.875% 09/01/2022 DD 08/11/16	350,000	363,142
NXP BV / NXP FUNDING LLC 144A 4.125% 06/01/2021 DD 05/23/16	200,000	205,058
NXP BV / NXP FUNDING LLC 144A 4.625% 06/15/2022 DD 06/09/15	200,000	210,806
NYKREDIT REALKREDIT A/S 1.500% 10/01/2037	300,206	46,359
NYKREDIT REALKREDIT A/S 2.500% 10/01/2036	39,681	6,269
NYKREDIT REALKREDIT A/S REGS 1.000% 10/01/2050	9,899,840	1,448,095
NYKREDIT REALKREDIT A/S REGS 1.500% 10/01/2050	9,336,500	1,420,560
NYKREDIT REALKREDIT A/S REGS 2.500% 10/01/2047	66,776	10,166
OCCIDENTAL PETROLEUM CORP 2.600% 08/13/2021 DD 08/08/19	575,000	579,255
OCCIDENTAL PETROLEUM CORP 2.700% 08/15/2022 DD 08/08/19	375,000	378,898
OESTERREICHISCHE KONTROLLBANK 2.875% 09/07/2021 DD 09/07/18	1,060,000	1,080,554
OPTION ONE MORTGAGE LOAN 2 M1 VAR RT 05/25/2035 DD 05/05/05	115,922	116,043
PARAGON MORTGAGES 12A A2C 144A VAR RT 11/15/2038 DD 07/20/06	112,566	106,420
PARAGON MORTGAGES N 9X AA REGS VAR RT 05/15/2041	278,273	362,228
PARK AEROSPACE HOLDINGS L 144A 3.625% 03/15/2021 DD 09/25/17	100,000	101,356
PARK AEROSPACE HOLDINGS L 144A 5.250% 08/15/2022 DD 02/03/17	200,000	213,080
PAYPAL HOLDINGS INC 2.200% 09/26/2022 DD 09/26/19	625,000	628,554
PENNSYLVANIA HIGHER EDUCA 1 A3 VAR RT 10/25/2035 DD 08/10/06	676,814	657,519
PERMANENT MASTER I 1A 1A1 144A VAR RT 07/15/2058 DD 06/28/18	750,000	749,735
PERNOD RICARD SA 144A 5.750% 04/07/2021 DD 04/07/11	400,000	418,706
PERUVIAN GOVERNMENT INTER 144A 5.940% 02/12/2029	300,000	102,211
PERUVIAN GOVERNMENT INTER 144A 6.350% 08/12/2028 DD 10/07/16	700,000	245,090
PERUVIAN GOVERNMENT INTER 144A 6.950% 08/12/2031	600,000	218,260
PERUVIAN GOVERNMENT INTER REGS 5.940% 02/12/2029	300,000	102,211
PETROBRAS GLOBAL FINANCE 144A 5.093% 01/15/2030 DD 09/18/19	452,000	484,323
PINNACLE WEST CAPITAL CORP 2.250% 11/30/2020 DD 11/30/17	175,000	175,259
PLAINS ALL AMERICAN PIPELINE L 3.650% 06/01/2022 DD 03/22/12	475,000	487,351
PROV OF BRITISH COLUMBIA 2.700% 18-DEC-2022	100,000	78,934
PROV OF QUEBEC 3.000% 01-SEP-2023 MTN	100,000	79,958
QATAR GOVERNMENT INTERNAT REGS 3.875% 04/23/2023	800,000	844,530
QATAR GOVERNMENT INTERNAT REGS 4.500% 04/23/2028 DD 04/23/18	300,000	343,506
QUEENSLAND TREASURY CORP 144A 4.250% 07/21/2023	100,000	77,667
RAC BOND CO PLC REGS 4.565% 05/06/2046	100,000	134,261

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
REALKREDIT DANMARK A/S REGS 2.500% 04/01/2036	54,143	8,529
REALKREDIT DANMARK A/S REGS 2.500% 07/01/2047	57,508	9,065
REALKREDIT DANMARK A/S REGS 3.000% 07/01/2046	18,952	3,016
RECKITT BENCKISER TREASUR 144A VAR RT 006/24/2022 DD 06/26/17	200,000	200,450
RELIANCE STANDARD LIFE GL 144A 2.625% 07/22/2022 DD 07/22/19	550,000	557,703
REPUBLIC OF ITALY GOVERNM REGS 6.000% 08/04/2028	100,000	165,266
RESIDENTIAL MORTGAGE 30 A REGS VAR RT 03/20/2050	268,601	355,707
RESIDENTIAL MORTGAGE 31 A REGS VAR RT 09/20/2065	169,789	226,069
RIPON MORTGAGES PLC 1X A1 REGS VAR RT 08/20/2056	145,935	193,594
RIVERSIDE CA ELEC REVENUE 7.455% 10/01/2030 DD 12/16/10	200,000	271,406
RMAC SECURITIES NS3X A2A REGS VAR RT 06/12/2044	159,867	200,479
ROCKWELL COLLINS INC 2.800% 03/15/2022 DD 04/10/17	200,000	203,521
ROPER TECHNOLOGIES INC 2.800% 12/15/2021 DD 12/19/16	200,000	202,980
ROPER TECHNOLOGIES INC 3.000% 12/15/2020 DD 12/07/15	50,000	50,425
ROYAL BANK OF SCOTLAND GROUP P VAR RT 03/22/2025 DD 03/22/19	200,000	212,491
ROYAL BANK OF SCOTLAND GROUP P VAR RT 05/15/2023 DD 05/15/17	400,000	407,095
ROYAL BANK OF SCOTLAND GROUP P VAR RT 06/25/2024 DD 06/25/18	300,000	304,548
ROYAL BANK OF SCOTLAND GROUP P VAR RT 12/31/2049 DD 08/10/15	200,000	204,376
ROYAL BANK OF SCOTLAND GROUP P VAR RT 12/31/2049 DD 08/15/16	200,000	214,500
RYDER SYSTEM INC 2.875% 09/01/2020 DD 08/24/15	300,000	301,353
SABINE PASS LIQUEFACTION LLC VAR RT 02/01/2021 DD 02/01/14	625,000	642,433
SANDS CHINA LTD 4.600% 08/08/2023 DD 08/09/18	200,000	211,072
SANTANDER UK GROUP HOLDIN 144A 4.750% 09/15/2025 DD 09/15/15	200,000	214,649
SANTANDER UK GROUP HOLDIN REGS VAR RT 05/08/2026	100,000	138,180
SANTANDER UK GROUP HOLDINGS PL 2.875% 10/16/2020 DD 10/16/15	99,000	99,438
SANTANDER UK GROUP HOLDINGS PL 3.125% 01/08/2021 DD 01/08/16	126,000	127,077
SANTANDER UK GROUP HOLDINGS PL VAR RT 11/15/2024 DD 11/15/18	200,000	215,988
SANTANDER UK PLC 2.500% 01/05/2021 DD 01/05/18	300,000	301,821
SAUDI ARABIAN OIL CO 144A 2.750% 04/16/2022 DD 04/16/19	200,000	202,258
SBA GTD PARTN CTFS 2008-20G 1 5.870% 07/01/2028 DD 07/16/08	45,108	48,591
SBA GTD PARTN CTFS 2008-20I 1 5.600% 09/01/2028 DD 09/17/08	74,090	79,833
SCHLUMBERGER FINANCE CANA 144A 2.200% 11/20/2020 DD 11/20/17	275,000	275,411
SCHOLAR FUNDING TRUST A A 144A VAR RT 10/28/2041 DD 09/22/10	122,968	120,937
SEMPRA ENERGY 2.400% 02/01/2020 DD 01/12/18	475,000	475,032
SEMPRA ENERGY VAR RT 01/15/2021 DD 01/12/18	300,000	300,050
SKY LTD 144A 3.125% 11/26/2022 DD 11/26/12	300,000	308,352
SLM STUDENT LOAN TR 8A A5 144A VAR RT 04/25/2024 DD 08/25/04	9,594	9,593
SLM STUDENT LOAN TRUST 20 8 A4 VAR RT 01/25/2028 DD 09/20/05	150,811	150,908
SLM STUDENT LOAN TRUST 200 9 A VAR RT 04/25/2023 DD 08/28/08	51,052	51,192
SLOVENIA GOVERNMENT INTER REGS 5.250% 02/18/2024	694,000	783,280
SLOVENIA GOVERNMENT INTER REGS 5.850% 05/10/2023	200,000	225,100
SMITHFIELD FOODS INC 144A 2.650% 10/03/2021 DD 10/03/17	225,000	223,700
SOUTHERN CO/THE 2.350% 07/01/2021 DD 05/24/16	400,000	402,023
SOUTHERN CO/THE 2.750% 06/15/2020 DD 06/12/15	400,000	400,953
SOUTHERN POWER CO 144A VAR RT 12/20/2020 DD 11/20/17	100,000	100,024
SPAIN GOVERNMENT BOND 144A 0.250% 07/30/2024	400,000	455,696
SPAIN GOVERNMENT BOND 144A 0.600% 10/31/2029	1,200,000	1,364,392
SPAIN GOVERNMENT BOND 144A 1.400% 07/30/2028	1,000,000	1,221,343
SPAIN GOVERNMENT BOND 144A 1.450% 04/30/2029	900,000	1,103,799
SPAIN GOVERNMENT BOND 144A 2.150% 10/31/2025	1,300,000	1,637,115
SPAIN GOVERNMENT BOND 144A 2.700% 10/31/2048	100,000	148,950
SPAIN GOVERNMENT BOND 144A 2.900% 10/31/2046	100,000	153,434

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
SPIRIT AEROSYSTEMS INC VAR RT 06/15/2021 DD 05/30/18	200,000	199,509
SPRINT CORP 7.250% 09/15/2021 DD 09/15/14	200,000	211,500
STADSHYPOTEK AB 144A 2.500% 04/05/2022 DD 04/05/17	400,000	405,261
STANDARD CHARTERED PLC 144A VAR RT 01/20/2023 DD 10/04/18	325,000	336,314
SUMITOMO MITSUI FINANCIAL GROU 2.846% 01/11/2022 DD 01/12/17	600,000	609,376
SUNOCO LOGISTICS PARTNERS OPER 4.400% 04/01/2021 DD 11/17/15	599,000	613,452
SVERIGES SAKERSTALLDA OBL REGS 2.000% 06/17/2026	1,000,000	115,308
SYNGENTA FINANCE NV 144A 3.698% 04/24/2020 DD 04/24/18	580,000	581,825
SYNGENTA FINANCE NV 144A 3.933% 04/23/2021 DD 04/24/18	475,000	483,099
TERWIN MORTGAGE TRUST S 6HE A1 VAR RT 11/25/2033 DD 11/25/03	5,461	5,220
TESCO PROPERTY FINANCE 6 REGS 5.411% 07/13/2044	190,867	320,397
TEVA PHARMACEUTICAL FINANCE CO 3.650% 11/10/2021 DD 11/10/11	100,000	97,875
THL CREDIT WIND RI 1A AR2 144A VAR RT 01/15/2026 DD 07/15/19	215,333	215,437
TIME WARNER ENTERTAINMENT CO L 8.375% 03/15/2023 DD 09/15/93	375,000	442,639
TOKYO METROPOLITAN GOVERN 144A 2.000% 05/17/2021 DD 05/17/16	200,000	199,774
TOKYO METROPOLITAN GOVERN 144A 2.500% 06/08/2022 DD 06/08/17	500,000	505,180
TORONTO-DOMINION BANK/THE 144A 2.100% 07/15/2022 DD 07/15/19	300,000	301,751
TOWD POINT MORTGA GR4A A1 144A VAR RT 10/20/2051	266,678	354,511
TOWD POINT MORTGA HY3 A1A 144A VAR RT 10/25/2059 DD 10/30/19	190,437	191,146
TOWD POINT MORTGAG HY2 A1 144A VAR RT 05/25/2058 DD 04/30/19	154,250	154,763
TOWD POINT MORTGAGE 4 A1 144A VAR RT 10/25/2059 DD 10/01/19	975,445	982,534
TOYOTA AUTO LOAN EXT 1A A 144A 2.560% 11/25/2031 DD 06/19/19	300,000	304,613
TOYOTA TSUSHO CORP REGS 3.625% 09/13/2023	600,000	625,810
TRANSCANADA PIPELINES LTD 3.800% 10/01/2020 DD 09/23/10	300,000	303,913
TRILLIUM CREDIT CARD 2A A 144A 3.038% 01/26/2024 DD 02/07/19	1,100,000	1,111,181
TRUIST BANK VAR RT 10/26/2021 DD 10/26/18	325,000	328,827
TYSON FOODS INC 2.250% 08/23/2021 DD 08/23/17	200,000	200,691
UBS AG REGS VAR RT 02/12/2026	200,000	235,438
UBS GROUP AG 144A 2.650% 02/01/2022 DD 08/10/16	875,000	883,998
UNION PACIFIC CORP 3.200% 06/08/2021 DD 06/08/18	375,000	382,189
UNITED KINGDOM GILT REGS 4.250% 12/07/2040	400,000	816,894
UNITED KINGDOM GILT REGS 4.750% 12/07/2038	100,000	211,559
UNITED TECHNOLOGIES CORP 1.950% 11/01/2021 DD 11/01/16	300,000	300,654
US TREAS-CPI INFLAT 0.125% 04/15/2022 DD 04/15/17	1,058,260	1,056,698
US TREAS-CPI INFLAT 0.125% 07/15/2022 DD 07/15/12	2,607,247	2,618,135
US TREAS-CPI INFLAT 0.125% 07/15/2026 DD 07/15/16	107,353	107,692
US TREAS-CPI INFLAT 0.250% 01/15/2025 DD 01/15/15	619,271	624,772
US TREAS-CPI INFLAT 0.250% 07/15/2029 DD 07/15/19	777,630	785,176
US TREAS-CPI INFLAT 0.375% 07/15/2025 DD 07/15/15	379,789	387,525
US TREAS-CPI INFLAT 0.375% 07/15/2027 DD 07/15/17	126,234	128,763
US TREAS-CPI INFLAT 0.500% 01/15/2028 DD 01/15/18	1,147,531	1,177,184
US TREAS-CPI INFLAT 0.625% 01/15/2026 DD 01/15/16	335,721	346,008
US TREAS-CPI INFLAT 0.625% 07/15/2021 DD 07/15/11	411,023	415,632
US TREAS-CPI INFLAT 0.750% 02/15/2045 DD 02/15/15	152,988	158,650
US TREAS-CPI INFLAT 0.875% 02/15/2047 DD 02/15/17	21,320	22,845
US TREAS-CPI INFLAT 1.000% 02/15/2048 DD 02/15/18	1,461,138	1,616,706
US TREAS-CPI INFLAT 1.250% 07/15/2020 DD 07/15/10	153,392	154,858
US TREAS-CPI INFLAT 1.375% 02/15/2044 DD 02/15/14	253,950	299,466
US TREAS-CPI INFLAT 2.375% 01/15/2027 DD 01/15/07	127,602	147,284
US TREAS-CPI INFLAT 2.500% 01/15/2029 DD 01/15/09	575,299	693,326
US TREAS-CPI INFLAT 3.375% 04/15/2032 DD 10/15/01	14,497	19,902
US TREAS-CPI INFLAT 3.875% 04/15/2029 DD 04/15/99	469,593	626,564

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
US TREASURY BOND 2.750% 11/15/2042 DD 11/15/12	3,100,000	3,315,305
US TREASURY BOND 2.875% 08/15/2045 DD 08/15/15	1,100,000	1,205,273
US TREASURY BOND 3.125% 02/15/2043 DD 02/15/13	100,000	113,645
US TREASURY BOND 3.625% 08/15/2043 DD 08/15/13	200,000	245,766
US TREASURY BOND 5.250% 02/15/2029 DD 02/15/99	200,000	255,914
US TREASURY NOTE 1.125% 09/30/2021 DD 09/30/16	1,500,000	1,487,930
US TREASURY NOTE 1.625% 08/15/2029 DD 08/15/19	600,000	584,977
US TREASURY NOTE 1.750% 05/31/2022 DD 05/31/17	910,000	913,555
US TREASURY NOTE 1.750% 09/30/2022 DD 09/30/15	3,190,000	3,202,835
US TREASURY NOTE 1.750% 11/15/2029 DD 11/15/19	600,000	591,422
US TREASURY NOTE 1.875% 01/31/2022 DD 01/31/17	3,390,000	3,409,863
US TREASURY NOTE 1.875% 02/28/2022 DD 02/28/17	3,160,000	3,179,380
US TREASURY NOTE 1.875% 04/30/2022 DD 04/30/17	1,400,000	1,409,078
US TREASURY NOTE 2.250% 04/15/2022 DD 04/15/19	8,200,000	8,320,438
US TREASURY NOTE 2.250% 11/15/2027 DD 11/15/17	150,000	154,266
US TREASURY NOTE 2.375% 03/15/2021 DD 03/15/18	770,000	776,707
US TREASURY NOTE 2.625% 06/15/2021 DD 06/15/18	200,000	202,906
US TREASURY NOTE 2.625% 07/15/2021 DD 07/15/18	1,900,000	1,929,539
US TREASURY NOTE 2.625% 12/31/2025 DD 12/31/18	4,140,000	4,341,987
US TREASURY NOTE 2.750% 06/30/2025 DD 06/30/18	2,230,000	2,348,991
US TREASURY NOTE 2.875% 04/30/2025 DD 04/30/18	1,800,000	1,906,102
US TREASURY NOTE 2.875% 05/31/2025 DD 05/31/18	270,000	286,000
US TREASURY NOTE 2.875% 08/15/2028 DD 08/15/18	640,000	690,250
US TREASURY NOTE 2.875% 10/15/2021 DD 10/15/18	9,830,000	10,050,407
UTAH ST BRD OF RGTS REVENUE VAR RT 01/25/2057 DD 02/09/17	282,310	280,243
VERIZON COMMUNICATIONS INC 2.946% 03/15/2022 DD 02/03/17	850,000	869,457
VIRGIN MEDIA SECURED FINA 144A 5.000% 04/15/2027	100,000	140,092
VISTRA OPERATIONS CO LLC 144A 3.550% 07/15/2024 DD 06/11/19	225,000	227,929
VMWARE INC 2.300% 08/21/2020 DD 08/21/17	100,000	100,141
VOLKSWAGEN GROUP OF AMERI 144A 3.875% 11/13/2020 DD 11/13/18	200,000	203,266
VOLKSWAGEN GROUP OF AMERI 144A 4.000% 11/12/2021 DD 11/13/18	300,000	310,285
VOLKSWAGEN GROUP OF AMERI 144A VAR RT 11/12/2021 DD 11/13/18	300,000	302,613
WACHOVIA MORTGAGE LOAN T B 2A4 VAR RT 10/20/2035 DD 11/01/05	61,424	60,867
WAMU MORTGAGE PASS-T AR15 A1A2 VAR RT 11/25/2045 DD 11/22/05	114,331	109,992
WAMU MORTGAGE PASS-TH AR13 A1A VAR RT 11/25/2034 DD 11/23/04	177,387	178,256
WEC ENERGY GROUP INC 3.100% 03/08/2022 DD 03/08/19	175,000	178,748
WELLS FARGO & CO 2.100% 07/26/2021 DD 07/25/16	875,000	876,285
WELLS FARGO & CO 2.625% 07/22/2022 DD 07/24/17	1,125,000	1,141,808
WELLS FARGO & CO 4.600% 04/01/2021 DD 03/29/11	600,000	619,472
WELLS FARGO & CO VAR RT 01/24/2023 DD 01/24/17	100,000	101,305
WELLS FARGO BANK NA 2.600% 01/15/2021 DD 01/23/18	675,000	679,733
WELLS FARGO COMMERCIAL C35 A1 1.392% 07/15/2048 DD 07/01/16	346,488	345,081
WESTPAC BANKING CORP VAR RT 03/06/2020 DD 03/06/17	800,000	800,455
ZIMMER BIOMET HOLDINGS INC 3.150% 04/01/2022 DD 03/19/15	200,000	204,202
ZIMMER BIOMET HOLDINGS INC VAR RT 03/19/2021 DD 03/19/18	200,000	200,020
Total Fixed Income Securities		$303,391,390
Common Stock
3SBIO INC HK/01530	217,128	$281,449
58.COM INC ADR	25,540	1,653,204
7-ELEVEN MALAYSIA HOLDINGS BHD	226,229	79,088
89BIO INC	2,300	60,467

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ABBOTT LABORATORIES	103,795	9,015,634
ABCAM PLC	24,043	430,625
ABEONA THERAPEUTICS INC	31,261	102,223
ABU DHABI NATIONAL OIL CO FOR	326,797	263,349
ADIDAS AG	12,854	4,181,413
ADOBE INC	1,568	517,142
ADVANCED DRAINAGE SYSTEMS INC	47,503	1,845,017
ADVANCED MICRO DEVICES INC	118,728	5,444,866
ADVERUM BIOTECHNOLOGIES INC	11,089	127,745
ADYEN NV	682	559,613
AERCAP HOLDINGS NV	9,815	603,328
AERIE PHARMACEUTICALS INC	16,997	410,817
AEROJET ROCKETDYNE HOLDINGS IN	25,764	1,176,384
AFFIMED NV	55,451	151,936
AFLAC INC	65,775	3,479,498
AGCO CORP	76,388	5,900,973
AGEAS	7,881	466,030
AGILENT TECHNOLOGIES INC	23,428	1,998,643
AGIOS PHARMACEUTICALS INC	2,106	100,562
AGNICO EAGLE MINES LIMITED	12,354	761,961
AIA GROUP LTD HK/01299	984,747	10,338,087
AIMMUNE THERAPEUTICS INC	10,034	335,838
AIR LIQUIDE SA	11,075	1,568,879
AIR PRODUCTS & CHEMICALS INC	943	221,596
AIRBUS SE	18,405	2,695,666
ALASKA AIR GROUP INC	84,750	5,741,813
ALBANY INTERNATIONAL CORP	9,052	687,228
ALEXION PHARMACEUTICALS INC	23,299	2,519,787
ALFA LAVAL AB	105,744	2,664,766
ALIBABA GROUP HOLDING LTD ADR	89,844	19,055,912
ALIMENTATION COUCHE-TARD INC	54,500	1,731,980
ALLEGHANY CORP	9,875	7,895,754
ALLEGHENY TECHNOLOGIES INC	32,284	666,987
ALLETE INC	36,493	2,962,137
ALLIANT ENERGY CORP	87,100	4,766,112
ALLIANZ SE	24,310	5,959,694
ALLSCRIPTS HEALTHCARE SOLUTION	132,218	1,297,720
ALLSTATE CORP/THE	42,050	4,728,523
ALNYLAM PHARMACEUTICALS INC	22,873	2,634,283
ALPHABET INC-CL A	13,629	18,254,546
ALPHABET INC-CL C	13,895	18,577,893
ALROSA PJSC	109,423	148,841
ALTRA INDUSTRIAL MOTION CORP	44,400	1,607,724
ALTUS MIDSTREAM CO	18,580	53,139
AMADEUS IT GROUP SA	27,791	2,271,025
AMAZON.COM INC	12,670	23,412,133
AMBEV SA ADR	512,331	2,387,462
AMEDISYS INC	9,843	1,642,994
AMERESCO INC	12,363	216,353
AMERICA MOVIL SAB DE CV ADR	23,711	379,376
AMERICAN EAGLE OUTFITTERS INC	23,874	350,948
AMERICAN FINANCIAL GROUP INC/O	54,825	6,011,561

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
AMERICAN INTERNATIONAL GROUP I	109,349	5,612,884
AMERICAN VANGUARD CORP	43,756	851,929
AMERICAN WOODMARK CORP	12,054	1,259,764
AMERIS BANCORP	53,327	2,268,531
AMERISOURCEBERGEN CORP	60,550	5,147,961
AMGEN INC	106	25,553
AMICUS THERAPEUTICS INC	52,569	512,022
AMOREPACIFIC CORP	2,323	401,747
AMOREPACIFIC GROUP	2,454	175,490
ANADOLU EFES BIRACILIK VE MALT	133,502	517,766
ANGLO AMERICAN PLC	38,276	1,101,844
ANTHEM INC	8,927	2,696,222
AP MOLLER—MAERSK A/S	1,081	1,560,199
APELLIS PHARMACEUTICALS INC	14,817	453,697
APPLE INC	23,306	6,843,807
APPLIED MATERIALS INC	93,236	5,691,125
APTARGROUP INC	30,150	3,485,943
APTIV PLC	42,861	4,070,509
ARCHER-DANIELS-MIDLAND CO	242,084	11,220,593
ARDAGH GROUP SA	11,400	223,212
ARENA PHARMACEUTICALS INC	9,542	433,398
ARES MANAGEMENT CORP	35,839	1,279,094
ARGAN INC	3,613	145,026
ARGENX SE ADR	12,679	2,035,233
ARGO GROUP INTERNATIONAL HOLDI	9,217	606,018
ARISTA NETWORKS INC	27,444	5,582,110
ARKEMA SA	6,555	696,801
ARTHUR J GALLAGHER & CO	28,500	2,714,055
ASCENDIS PHARMA A/S ADR	23,767	3,306,465
ASML HOLDING NV	11,824	3,499,942
ASSA ABLOY AB	35,284	825,463
ASSEMBLY BIOSCIENCES INC	7,799	159,568
ASTELLAS PHARMA INC	33,400	574,723
ASTRAZENECA PLC	55,280	5,570,772
ATARA BIOTHERAPEUTICS INC	51,160	842,605
ATLANTIC UNION BANKSHARES CORP	46,707	1,753,848
ATLAS COPCO AB	115,124	4,594,605
ATLASSIAN CORP PLC	54,773	6,591,383
ATRECA INC	6,800	105,196
ATRICURE INC	19,589	636,838
ATTIJARIWAFA BANK	7,321	382,132
AUB GROUP LTD	38,338	323,127
AUDENTES THERAPEUTICS INC	6,241	373,461
AUTODESK INC	29,129	5,344,006
AUTOMATIC DATA PROCESSING INC	2,169	369,815
AUTONATION INC	78,000	3,793,140
AVANOS MEDICAL INC	24,160	814,192
AVANTOR INC	37,357	678,030
AVERY DENNISON CORP	43,350	5,671,047
AXA SA	63,887	1,800,717
AXALTA COATING SYSTEMS LTD	56,154	1,707,082
AXCELIS TECHNOLOGIES INC	46,885	1,129,694

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
AXIS BANK LTD	119,311	1,260,504
B&G FOODS INC	51,200	918,016
BAE SYSTEMS PLC	129,201	966,706
BAIDU INC ADR	23,102	2,920,093
BALL CORP	121,302	7,844,600
BANC OF CALIFORNIA INC	76,975	1,322,431
BANCA GENERALI SPA	6,095	198,134
BANCA TRANSILVANIA SA	857,437	521,840
BANCO BILBAO VIZCAYA ARGENTARI	712,330	3,984,359
BANCO BTG PACTUAL SA	20,343	384,993
BANCOLOMBIA SA	13,990	187,585
BANCOLOMBIA SA ADR	7,921	433,992
BANCORPSOUTH BANK	35,840	1,125,734
BANDWIDTH INC	11,451	733,437
BANGKOK DUSIT MEDICAL SERVICES	1,541,400	1,337,943
BANK CENTRAL ASIA TBK PT	256,300	617,094
BANK HAPOALIM BM	50,975	422,824
BANK OF NOVA SCOTIA	23,087	1,305,904
BANKINTER SA	106,906	783,853
BARNES GROUP INC	14,303	886,214
BB SEGURIDADE PARTICIPACOES SA	81,300	761,929
BEAZLEY PLC	54,839	403,923
BECTON DICKINSON AND CO	13,570	3,690,633
BENEFITFOCUS INC	14,415	316,265
BERKSHIRE HATHAWAY INC	27,609	6,253,439
BERRY CORP	16,539	155,963
BEYOND MEAT INC	4,258	321,905
BHP GROUP PLC	68,607	1,614,882
BID CORP LTD	34,517	815,093
BLACK HILLS CORP	33,484	2,629,833
BLACKBAUD INC	20,862	1,660,615
BLUCORA INC	53,547	1,399,719
BLUEPRINT MEDICINES CORP	6,343	508,138
BNP PARIBAS SA	8,979	532,470
BOEING CO/THE	18,080	5,889,741
BOISE CASCADE CO	19,891	726,618
BOOKING HOLDINGS INC	3,541	7,272,258
BORGWARNER INC	244,351	10,599,946
BOSTON SCIENTIFIC CORP	113,328	5,124,692
BP PLC	231,970	1,449,237
BRAMBLES LTD	25,097	206,763
BRAVURA SOLUTIONS LTD	130,089	475,520
BRENNTAG AG	23,811	1,295,766
BRIGHAM MINERALS INC	21,984	471,337
BRITISH AMERICAN TOBACCO PLC ADR	25,182	1,069,228
BROADCOM INC	193	60,992
BROADRIDGE FINANCIAL SOLUTIONS	15,046	1,858,783
BROOKLINE BANCORP INC	68,397	1,125,815
BT GROUP PLC	547,919	1,396,837
BURLINGTON STORES INC	10,614	2,420,310
BUZZI UNICEM SPA	18,516	466,606
CACTUS INC	5,008	171,875

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CAESARSTONE LTD	37,467	564,628
CAIXABANK SA	225,554	708,410
CAMBIUM NETWORKS CORP	29,132	254,614
CANADA GOOSE HOLDINGS INC	32,974	1,194,978
CANADIAN NATIONAL RAILWAY CO	30,563	2,764,423
CANADIAN PACIFIC RAILWAY LTD	2,454	625,647
CAPGEMINI SE	7,008	856,660
CARDIOVASCULAR SYSTEMS INC	16,197	787,012
CARDLYTICS INC	34,685	2,180,299
CARDTRONICS PLC	47,075	2,101,899
CARGURUS INC	20,917	735,860
CARPENTER TECHNOLOGY CORP	20,844	1,037,614
CARTER’S INC	67,782	7,411,284
CASTLIGHT HEALTH INC	18,710	24,884
CATALENT INC	51,786	2,915,552
CAVCO INDUSTRIES INC	5,705	1,114,643
CBTX INC	6,100	189,832
CELLNEX TELECOM SA	51,210	2,205,631
CENTENE CORP	78,334	4,924,859
CENTERSTATE BANK CORP	72,638	1,814,497
CENTRAL PATTANA PCL	224,012	465,543
CENTURY COMMUNITIES INC	23,445	641,221
CERIDIAN HCM HOLDING INC	38,804	2,634,016
CERVED GROUP SPA	37,561	366,601
CHARLES SCHWAB CORP/THE	221,737	10,545,812
CHARTER COMMUNICATIONS INC	23,449	11,374,641
CHECK POINT SOFTWARE TECHNOLOG	34,748	3,855,638
CHEESECAKE FACTORY INC/THE	5,724	222,435
CHEFS’ WAREHOUSE INC/THE	51,570	1,965,333
CHEGG INC	15,739	596,665
CHEVRON CORP	42,248	5,091,306
CHINA MENGNIU DAIRY CO LTD HK/02319	223,000	901,525
CHINA MOBILE LTD ADR	50,501	2,134,677
CHIPOTLE MEXICAN GRILL INC	1,822	1,525,214
CHIYODA CORP	108,954	283,727
CHUBB LTD	3,469	539,985
CHUBU ELECTRIC POWER CO INC	15,000	212,767
CHUGAI PHARMACEUTICAL CO LTD	31,800	2,949,565
CIE FINANCIERE RICHEMONT SA	14,390	1,130,277
CIE GENERALE DES ETABLISSEMENT	13,146	1,609,922
CIGNA CORP	22,920	4,686,911
CIMAREX ENERGY CO	138,590	7,274,589
CINEMARK HOLDINGS INC	143,400	4,854,090
CINTAS CORP	6,954	1,871,182
CITIGROUP INC	114,343	9,134,862
CITY DEVELOPMENTS LTD	128,100	1,043,167
CK INFRASTRUCTURE HOLDINGS LTD HK/01038	80,500	572,875
CLARIVATE ANALYTICS PLC	26,077	438,094
CLEAN HARBORS INC	36,615	3,139,736
CLEVELAND-CLIFFS INC	79,150	664,860
CLOROX CO/THE	30,525	4,686,809
CME GROUP INC	22,848	4,586,051

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CMS ENERGY CORP	12,547	788,453
CNO FINANCIAL GROUP INC	37,941	687,870
COCA-COLA EUROPEAN PARTNERS PL	13,713	697,717
COCA-COLA ICECEK AS	40,524	263,532
COGNEX CORP	38,094	2,134,788
COGNIZANT TECHNOLOGY SOLUTIONS	11,952	741,263
COHERENT INC	27,400	4,557,990
COHU INC	17,753	405,656
COMCAST CORP	87,754	3,946,297
COMMERCIAL INTERNATIONAL BANK	129,833	671,572
COMMERCIAL INTERNATIONAL BANK GDR	78,690	407,032
COMMONWEALTH BANK OF AUSTRALIA	34,157	1,918,452
COMMSCOPE HOLDING CO INC	194,621	2,761,672
COMPASS GROUP PLC	97,632	2,444,488
CONCHO RESOURCES INC	3,607	315,865
CONSTELLATION BRANDS INC	40,606	7,704,989
CONSTELLATION PHARMACEUTICALS	13,289	626,045
COSTAR GROUP INC	1,903	1,138,565
CP ALL PCL	374,100	902,349
CREDICORP LTD	3,842	818,845
CREE INC	32,373	1,494,014
CRH PLC	22,707	915,067
CRISPR THERAPEUTICS AG	2,832	172,483
CRODA INTERNATIONAL PLC	13,431	910,987
CROMPTON GREAVES CONSUMER ELEC	88,302	296,719
CROWN HOLDINGS INC	28,677	2,080,230
CSPC PHARMACEUTICAL GROUP LTD HK/01093	280,000	667,676
DAIFUKU CO LTD	1,535	94,070
DAIICHI SANKYO CO LTD	14,100	937,794
DANAHER CORP	20,104	3,085,562
DANGOTE CEMENT PLC	434,483	170,001
DANSKE BANK A/S	33,192	537,494
DARDEN RESTAURANTS INC	49,150	5,357,842
DASSAULT SYSTEMES SE	14,531	2,390,384
DBS GROUP HOLDINGS LTD	208,765	4,018,026
DECKERS OUTDOOR CORP	7,378	1,245,849
DELEK US HOLDINGS INC	7,088	237,661
DELIVERY HERO SE	6,298	498,824
DENTSU GROUP INC	40,400	1,403,359
DERWENT LONDON PLC	20,444	1,086,036
DEVON ENERGY CORP	189,000	4,908,330
DEXCOM INC	17,483	3,824,231
DIAGEO PLC	157,610	6,682,447
DICERNA PHARMACEUTICALS INC	8,941	196,970
DIRECT LINE INSURANCE GROUP PL	114,260	473,019
DISCOVER FINANCIAL SERVICES	45,129	3,827,842
DOCUSIGN INC	6,305	467,264
DOLLAR GENERAL CORP	20,189	3,149,080
DOLLAR TREE INC	80,334	7,555,413
DOMINO’S PIZZA INC	17,940	5,270,413
DP WORLD PLC	45,355	594,151
DTE ENERGY CO	27,075	3,516,230

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
DULUTH HOLDINGS INC	40,112	422,379
DUPONT DE NEMOURS INC	72,654	4,664,387
DXC TECHNOLOGY CO	177,589	6,675,571
DYCOM INDUSTRIES INC	34,042	1,605,080
E*TRADE FINANCIAL CORP	124,825	5,663,310
E.ON SE	148,471	1,587,257
EAST JAPAN RAILWAY CO	16,900	1,533,013
EASTMAN CHEMICAL CO	101,229	8,023,411
EDENRED	26,048	1,347,912
EDITA FOOD INDUSTRIES SAE	123,747	115,497
EDWARDS LIFESCIENCES CORP	7,285	1,699,518
EF-ON INC	10,800	74,335
EISAI CO LTD	18,600	1,404,135
ELECTRONIC ARTS INC	5,870	631,084
ENERPLUS CORP	69,959	498,808
ENGIE SA	110,613	1,787,949
ENSTAR GROUP LTD	1,365	282,364
EPIROC AB	179,269	2,189,862
EQT AB	60,631	705,339
EQUIFAX INC	3,440	482,013
ERSTE GROUP BANK AG	21,037	792,487
ESSENT GROUP LTD	26,502	1,377,839
EVERBRIDGE INC	6,226	486,126
EVEREST RE GROUP LTD	13,325	3,688,893
EXACT SCIENCES CORP	36,537	3,378,942
EXLSERVICE HOLDINGS INC	45,421	3,154,943
EXPERIAN PLC	45,670	1,543,994
FABRINET	13,959	905,102
FACEBOOK INC	104,402	21,428,511
FANUC CORP	11,217	2,098,381
FASTIGHETS AB BALDER	27,129	1,255,445
FAURECIA SE	9,009	485,708
FERRARI NV	1,926	318,830
FERRO CORP	69,895	1,036,543
FIDELITY NATIONAL FINANCIAL IN	74,475	3,377,441
FIDELITY NATIONAL INFORMATION	96,614	13,438,041
FIRST BANCORP/PUERTO RICO	134,199	1,421,167
FIRST BANCSHARES INC/THE	35,602	1,264,583
FIRST INTERSTATE BANCSYSTEM IN	67,569	2,832,492
FIRST MIDWEST BANCORP INC/IL	47,129	1,086,795
FIRST REPUBLIC BANK/CA	41,390	4,861,256
FIRST SOLAR INC	30,771	1,721,945
FISERV INC	37,166	4,297,505
FIVE POINT HOLDINGS LLC	36,288	252,202
FLEETCOR TECHNOLOGIES INC	10,667	3,069,109
FLEX LTD	455,350	5,746,517
FOMENTO ECONOMICO MEXICANO SAB ADR	15,236	1,439,954
FORESCOUT TECHNOLOGIES INC	40,806	1,338,437
FORMFACTOR INC	107,138	2,782,374
FORTIVE CORP	37,593	2,871,729
FORTY SEVEN INC	38,729	1,524,761
FRESENIUS SE & CO KGAA	12,638	711,861

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
FRESHPET INC	21,870	1,292,298
FRONTDOOR INC	9,722	461,017
FUJI CORP/AICHI	10,900	201,701
FUJIFILM HOLDINGS CORP	15,554	748,538
G1 THERAPEUTICS INC	46,496	1,228,889
GALP ENERGIA SGPS SA	23,739	397,041
GARDNER DENVER HOLDINGS INC	51,614	1,893,202
GENERAL MOTORS CO	87,535	3,203,781
GENMAB A/S ADR	144,996	3,237,761
GENPACT LTD	83,075	3,503,273
GILEAD SCIENCES INC	21,339	1,386,608
GLOBAL BLOOD THERAPEUTICS INC	12,893	1,024,865
GLOBAL PAYMENTS INC	80,926	14,773,851
GLOBANT SA	7,533	798,875
GLOBUS MEDICAL INC	11,601	683,067
GLYCOMIMETICS INC	33,470	177,056
GMO PAYMENT GATEWAY INC	12,112	833,658
GODREJ CONSUMER PRODUCTS LTD	59,557	571,180
*GOLDMAN SACHS GROUP INC/THE	545,779	125,490,965
GRANITE CONSTRUCTION INC	19,791	547,617
GREEN PLAINS INC	72,419	1,117,425
GREENBRIER COS INC/THE	29,722	963,884
GREENTOWN SERVICE GROUP CO LTD HK/02869	166,000	181,301
GROUPON INC	118,314	282,770
GRUBHUB INC	6,934	337,270
GRUMA SAB DE CV	94,900	973,876
GRUPO FINANCIERO BANORTE SAB D	23,757	132,800
GRUPO FINANCIERO INBURSA SAB D	179,254	220,223
GS RETAIL CO LTD	10,158	344,763
GUARANTY TRUST BANK PLC GDR	82,307	336,784
GUIDEWIRE SOFTWARE INC	42,828	4,701,230
HAEMONETICS CORP	13,467	1,547,358
HAKUHODO DY HOLDINGS INC	25,600	416,478
HAMILTON LANE INC	19,334	1,152,306
HANESBRANDS INC	156,805	2,328,554
HANNON ARMSTRONG SUSTAINABLE I	17,508	563,407
HANNOVER RUECK SE	3,244	627,412
HANON SYSTEMS	51,949	500,870
HARTFORD FINANCIAL SERVICES GR	55,853	3,394,187
HASBRO INC	86,101	9,093,127
HBT FINANCIAL INC	13,100	248,769
HCA HEALTHCARE INC	8,104	1,197,852
HDFC BANK LTD	54,020	962,743
HDFC BANK LTD ADR	34,836	2,207,557
HEINEKEN HOLDING NV	5,738	556,494
HEINEKEN NV	38,537	4,106,029
HELIX ENERGY SOLUTIONS GROUP I	49,675	478,370
HEWLETT PACKARD ENTERPRISE CO	266,475	4,226,294
HIKMA PHARMACEUTICALS PLC	26,635	702,519
HILTON WORLDWIDE HOLDINGS INC	12,818	1,421,644
HINO MOTORS LTD	87,600	936,657
HITACHI LTD	27,029	1,150,551

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
HMS HOLDINGS CORP	46,878	1,387,589
HOMOLOGY MEDICINES INC	6,660	137,862
HONDA MOTOR CO LTD	12,600	359,304
HONEYWELL INTERNATIONAL INC	19,801	3,504,777
HORIZON BANCORP INC/IN	48,146	914,774
HORMEL FOODS CORP	67,100	3,026,881
HOSTESS BRANDS INC	92,936	1,351,289
HOUGHTON MIFFLIN HARCOURT CO	177,270	1,107,938
HOULIHAN LOKEY INC	4,323	211,265
HOUSING DEVELOPMENT FINANCE CO	42,566	1,438,712
HOYA CORP	11,420	1,098,127
HSBC HOLDINGS PLC	192,016	1,505,635
HUBBELL INC	22,800	3,370,296
HUBSPOT INC	16,880	2,675,480
HUMANA INC	13,138	4,815,340
HURON CONSULTING GROUP INC	37,500	2,577,000
HYATT HOTELS CORP	3,875	347,626
HYVE GROUP PLC	98,218	132,717
IAC/INTERACTIVECORP	6,604	1,645,122
IBERDROLA SA	230,402	2,376,749
IBERIABANK CORP	19,033	1,424,239
ICICI BANK LTD ADR	176,317	2,660,624
IDEMITSU KOSAN CO LTD	18,300	510,228
IHS MARKIT LTD	77,345	5,827,946
ILLUMINA INC	16,068	5,330,398
IMCD NV	12,300	1,074,165
INDOCEMENT TUNGGAL PRAKARSA TB	168,500	230,917
INFINEON TECHNOLOGIES AG	199,578	4,549,974
INFOSYS LTD	16,821	172,303
INFOSYS LTD ADR	53,064	547,620
ING GROEP NV	109,265	1,310,883
INGERSOLL-RAND PLC	17,675	2,349,361
INGEVITY CORP	13,627	1,190,727
INPHI CORP	11,086	820,586
INSTALLED BUILDING PRODUCTS IN	38,559	2,655,558
INTACT FINANCIAL CORP	19,631	2,125,764
INTEL CORP	11,409	682,829
INTER PARFUMS INC	22,147	1,610,308
INTERCONTINENTAL EXCHANGE INC	16,408	1,518,560
INTERMEDIATE CAPITAL GROUP PLC	16,638	354,863
INTERPUBLIC GROUP OF COS INC/T	171,775	3,968,003
INTERSECT ENT INC	21,112	525,689
INTESA SANPAOLO SPA	194,794	513,514
INTUIT INC	18,772	4,916,950
INTUITIVE SURGICAL INC	6,638	3,924,054
IOVANCE BIOTHERAPEUTICS INC	18,780	519,830
IQVIA HOLDINGS INC	58,201	8,992,637
IRHYTHM TECHNOLOGIES INC	14,040	955,984
IRISH CONTINENTAL GROUP PLC	28,970	159,342
ISUZU MOTORS LTD	99,200	1,185,745
ITAU UNIBANCO HOLDING SA ADR	188,571	1,725,425
ITOCHU CORP	29,644	691,352

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ITRON INC	29,458	2,472,999
JACK IN THE BOX INC	15,656	1,221,638
JAGGED PEAK ENERGY INC	62,830	533,427
JAMES RIVER GROUP HOLDINGS LTD	31,406	1,294,241
JAPAN LIFELINE CO LTD	19,457	267,304
JB HUNT TRANSPORT SERVICES INC	31,775	3,710,685
JCDECAUX SA	25,619	790,251
JELD-WEN HOLDING INC	116,103	2,717,971
JERONIMO MARTINS SGPS SA	22,006	362,251
JGC HOLDINGS CORP	24,800	400,497
JPMORGAN CHASE & CO	21,941	3,058,575
JSR CORP	20,640	382,127
JXTG HOLDINGS INC	143,295	656,513
KAISER ALUMINUM CORP	3,949	437,905
KANGWON LAND INC	33,866	866,819
KANSAS CITY SOUTHERN	1,964	300,806
KARYOPHARM THERAPEUTICS INC	14,639	280,630
KDDI CORP	68,600	2,053,423
KENNAMETAL INC	38,700	1,427,643
KENNEDY-WILSON HOLDINGS INC	72,822	1,623,931
KEYENCE CORP	10,996	3,894,511
KIMBERLY-CLARK CORP	65,497	9,009,112
KIMBERLY-CLARK DE MEXICO SAB D	364,410	726,157
KKR & CO INC	364,118	10,621,322
KLA CORP	17,129	3,051,874
KODIAK SCIENCES INC	20,832	1,498,862
KOMATSU LTD	56,900	1,383,297
KONINKLIJKE KPN NV	214,300	632,892
KONINKLIJKE PHILIPS NV	20,954	1,023,628
KONTOOR BRANDS INC	22,738	954,769
KOSMOS ENERGY LTD	69,732	397,472
KOTAK MAHINDRA BANK LTD	39,028	920,966
KRATOS DEFENSE & SECURITY SOLU	27,304	491,745
KROGER CO/THE	244,600	7,090,954
KUBOTA CORP	151,590	2,407,585
L3HARRIS TECHNOLOGIES INC	29,020	5,742,187
LABORATORIOS FARMACEUTICOS ROV	3,486	95,478
LAKELAND BANCORP INC	97,072	1,687,111
LAM RESEARCH CORP	2,455	717,842
LANDSTAR SYSTEM INC	52,500	5,978,175
LATTICE SEMICONDUCTOR CORP	118,049	2,259,458
LEGAL & GENERAL GROUP PLC	68,436	274,702
LEIDOS HOLDINGS INC	62,375	6,105,889
LEVEL ONE BANCORP INC	42,879	1,078,836
LGI HOMES INC	2,799	197,749
LIBERTY LATIN AMERICA LTD	62,790	1,218,780
LIBERTY MEDIA CORP-LIBERTY BRA	37,464	1,106,687
LINDE PLC	32,606	6,960,584
LINX SA	41,700	367,170
LIVENT CORP	68,672	587,146
LOEWS CORP	37,108	1,947,799
LOMA NEGRA CIA INDUSTRIAL ARGE ADR	10,816	84,581

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
LONDON STOCK EXCHANGE GROUP PL	12,092	1,241,463
LONGTOP FINANCIAL TECHNOLOGIES ADR	38,622	–
LONZA GROUP AG	7,822	2,853,029
L’OREAL SA	25,122	7,444,653
LOUISIANA-PACIFIC CORP	68,975	2,046,488
LOWE’S COS INC	12,755	1,527,539
LUKOIL PJSC ADR	27,609	2,725,284
LULULEMON ATHLETICA INC	12,781	2,960,974
LUMENTUM HOLDINGS INC	17,336	1,374,745
LUNDIN PETROLEUM AB	13,273	451,316
LVMH MOET HENNESSY LOUIS VUITT	7,173	3,335,011
MADRIGAL PHARMACEUTICALS INC	4,406	401,431
MAGNA INTL INC	11,173	613,470
MAGNIT PJSC	7,108	392,727
MAGNOLIA OIL & GAS CORP	48,291	607,501
MALAYSIA AIRPORTS HOLDINGS BHD	179,200	332,947
MANPOWERGROUP INC	52,200	5,068,620
MARCUS CORP/THE	22,959	729,407
MARRIOTT INTERNATIONAL INC/MD	7,452	1,128,456
MARSH & MCLENNAN COS INC	28,843	3,213,399
MARVELL TECHNOLOGY GROUP LTD	42,684	1,133,687
MASCO CORP	34,594	1,660,166
MASTERCARD INC	51,106	15,259,741
MATCH GROUP INC	5,430	445,857
MAXIM INTEGRATED PRODUCTS INC	4,675	287,559
MAXIMUS INC	69,850	5,196,142
MAXLINEAR INC	28,513	605,046
MAYVILLE ENGINEERING CO INC	21,832	204,784
MBIA INC	41,464	385,615
MEDICINES CO/THE	25,333	2,151,785
MEDICLINIC INTERNATIONAL PLC	213,063	1,161,762
MEDTRONIC PLC	52,287	5,931,960
MEGACABLE HOLDINGS SAB DE CV	134,574	551,865
MERCURY SYSTEMS INC	15,032	1,038,862
MESA LABORATORIES INC	1,675	417,745
METHANEX CORP	17,823	689,280
METLIFE INC	118,500	6,039,945
MICROCHIP TECHNOLOGY INC	1,525	159,698
MICROSOFT CORP	226,332	35,692,556
MIMECAST LTD	15,400	668,052
MINEBEA MITSUMI INC	5,100	106,857
MIRATI THERAPEUTICS INC	4,026	518,790
MITSUBISHI CORP	29,447	785,795
MITSUBISHI ELECTRIC CORP	35,981	496,136
MITSUBISHI HEAVY INDUSTRIES LT	10,600	414,344
MITSUI FUDOSAN CO LTD	60,901	1,497,377
MLP SAGLIK HIZMETLERI AS	33,026	88,794
MOBILE WORLD INVESTMENT CORP	36,479	179,465
MOLINA HEALTHCARE INC	16,825	2,282,984
MOMO INC ADR	14,282	478,447
MONARCH CASINO & RESORT INC	19,161	930,267
MONCLER SPA	19,404	872,764

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
MONSTER BEVERAGE CORP	54,593	3,469,385
MOOG INC	11,759	1,003,395
MORGAN STANLEY	76,696	3,920,700
MOSCOW EXCHANGE MICEX-RTS PJSC	87,900	152,788
MOTOROLA SOLUTIONS INC	48,795	7,862,826
MSCI INC	4,836	1,248,558
MTN GROUP LTD	27,729	163,576
MUSASHI SEIMITSU INDUSTRY CO L	17,200	238,513
MYOKARDIA INC	16,316	1,189,192
NASPERS LTD	8,375	1,372,000
NATIONAL GRID PLC	17,036	213,114
NAVER CORP	8,299	1,338,374
NAVIGATOR HOLDINGS LTD	14,676	197,832
NAVISTAR INTERNATIONAL CORP	4,946	143,137
NEKTAR THERAPEUTICS	33,163	715,823
NESTLE NIGERIA PLC	73,067	295,936
NESTLE SA	83,517	9,036,930
NESTLE SA ADR	53,070	5,745,358
NETEASE INC ADR	2,847	873,004
NETFLIX INC	34,905	11,294,211
NEW JERSEY RESOURCES CORP	30,716	1,369,012
NEW ORIENTAL EDUCATION & TECHN ADR	12,867	1,560,124
NEW YORK TIMES CO/THE	74,347	2,391,743
NEW ZEALAND REFINING CO LTD/TH	437,787	555,264
NEWCREST MINING LTD	11,514	244,836
NEXON CO LTD	67,753	903,997
NEXTCURE INC	5,873	330,826
NEXTERA ENERGY INC	69	16,709
NGK SPARK PLUG CO LTD	17,300	339,712
NIGERIAN BREWERIES PLC	1,218,600	198,108
NIKE INC	15,128	1,532,618
NIPPON EXPRESS CO LTD	9,800	578,937
NIPPON SEIKI CO LTD	13,800	227,175
NIPPON TELEVISION HOLDINGS INC	19,900	267,714
NITORI HOLDINGS CO LTD	900	142,650
NMI HOLDINGS INC	38,406	1,274,311
NORFOLK SOUTHERN CORP	2,245	435,822
NORSK HYDRO ASA	29,832	110,810
NORTHROP GRUMMAN CORP	3,868	1,330,476
NOS SGPS SA	311,613	1,678,971
NOVAGOLD RESOURCES INC	33,151	297,033
NOVARTIS AG	47,230	4,482,302
NOVOZYMES A/S	27,427	1,343,128
NUANCE COMMUNICATIONS INC	358,325	6,388,935
NUVASIVE INC	12,973	1,003,332
NVIDIA CORP	7,411	1,743,808
NVR INC	1,209	4,604,368
OCEANEERING INTERNATIONAL INC	8,371	124,812
ODONATE THERAPEUTICS INC	16,425	532,991
ODONTOPREV SA	94,400	395,885
OFG BANCORP	53,637	1,266,370
OKUMA CORP	5,575	297,539

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
OLD REPUBLIC INTERNATIONAL COR	151,450	3,387,937
OLLIE’S BARGAIN OUTLET HOLDING	23,558	1,538,573
OMNICELL INC	21,761	1,778,309
OMNOVA SOLUTIONS INC	72,161	729,548
ONO PHARMACEUTICAL CO LTD	71,000	1,634,617
OPAP SA	70,644	919,063
OPERA LTD ADR	22,779	210,706
ORASURE TECHNOLOGIES INC	86,205	692,226
ORBCOMM INC	61,583	259,264
ORCHARD THERAPEUTICS PLC ADR	13,512	185,790
O’REILLY AUTOMOTIVE INC	6,262	2,744,384
ORIENTAL LAND CO LTD/JAPAN	6,300	862,609
ORORA LTD	161,900	361,908
OTP BANK NYRT	26,944	1,411,130
OWENS CORNING	66,375	4,322,340
PACIFIC BASIN SHIPPING LTD HK/02343	1,310,000	275,726
PACKAGING CORP OF AMERICA	27,125	3,037,729
PAGSEGURO DIGITAL LTD	56,379	1,925,907
PARKER-HANNIFIN CORP	44,773	9,215,179
PARSLEY ENERGY INC	203,425	3,846,767
PARTNERS GROUP HOLDING AG	295	270,339
PATRICK INDUSTRIES INC	33,218	1,741,620
PATTERN ENERGY GROUP INC	4,578	122,484
PAYCOM SOFTWARE INC	2,473	654,751
PAYPAL HOLDINGS INC	93,673	10,132,608
PDC ENERGY INC	10,960	286,823
PEOPLE’S UTAH BANCORP	22,851	688,272
PEPSICO INC	32,499	4,441,638
PERFORMANCE FOOD GROUP CO	84,500	4,350,060
PERNOD RICARD SA	9,608	1,719,126
PERSPECTA INC	55,779	1,474,797
PFIZER INC	112,711	4,416,017
PGT INNOVATIONS INC	31,009	462,344
PHASEBIO PHARMACEUTICALS INC	6,000	36,660
PHILIP MORRIS INTERNATIONAL IN	68,483	5,827,218
PING AN INSURANCE GROUP CO OF HK/02318	247,000	2,919,569
PIONEER NATURAL RESOURCES CO	3,331	504,213
POLYONE CORP	27,238	1,002,086
PORTOLA PHARMACEUTICALS INC	18,018	430,270
PRA GROUP INC	40,018	1,452,653
PRICESMART INC	1,400	99,428
PRINCIPIA BIOPHARMA INC	12,459	682,504
PRIORITY TECHNOLOGY HOLDINGS I	11,571	28,349
PROCTER & GAMBLE CO/THE	38,208	4,772,179
PROGRESSIVE CORP/THE	13,332	965,103
PROMOTORA Y OPERADORA DE INFRA	1,700	17,421
PROQR THERAPEUTICS NV	52,360	518,888
PROS HOLDINGS INC	24,651	1,477,088
PROSIGHT GLOBAL INC	22,600	364,538
PROSPERITY BANCSHARES INC	82,825	5,954,289
PROSUS NV	3,342	249,580
PRUDENTIAL PLC	75,737	1,453,819

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
PUREGOLD PRICE CLUB INC	531,700	417,318
Q2 HOLDINGS INC	7,339	595,046
QEP RESOURCES INC	135,175	608,288
QIAGEN NV	37,475	1,266,655
QUALCOMM INC	6,386	563,437
QUEST DIAGNOSTICS INC	84,300	9,002,397
QUIDEL CORP	11,585	869,223
RADIUS HEALTH INC	22,369	450,959
RAMBUS INC	45,611	628,292
RANGE RESOURCES CORP	56,872	275,829
RAPID7 INC	34,519	1,933,754
REATA PHARMACEUTICALS INC	2,675	546,850
RED RIVER BANCSHARES INC	9,500	532,570
RED ROCK RESORTS INC	38,616	924,853
REDFIN CORP	26,097	551,691
REGENXBIO INC	4,221	172,934
RELIANCE STEEL & ALUMINUM CO	43,000	5,149,680
REPLIGEN CORP	15,267	1,412,198
REPUBLIC SERVICES INC	40,775	3,654,663
RESONA HOLDINGS INC	205,900	907,533
RESTAURANT BRANDS INTERNATIONA	7,083	451,683
REXNORD CORP	10,569	344,761
RHYTHM PHARMACEUTICALS INC	20,967	481,402
RIGEL PHARMACEUTICALS INC	56,900	121,766
RIO TINTO PLC	44,961	2,682,081
ROCHE HOLDING AG	18,877	6,121,111
ROCKET PHARMACEUTICALS INC	13,720	312,267
ROGERS CORP	11,581	1,444,498
ROPER TECHNOLOGIES INC	14,718	5,213,557
ROSS STORES INC	20,578	2,395,691
ROYAL CARIBBEAN CRUISES LTD	4,597	613,745
ROYAL DUTCH SHELL PLC A SHS	55,216	1,634,844
ROYAL DUTCH SHELL PLC B SHS	73,367	2,176,636
RUSH ENTERPRISES INC	33,710	1,567,515
S&P GLOBAL INC	5,623	1,535,360
SAFRAN SA	9,596	1,482,698
SAGE THERAPEUTICS INC	7,075	510,744
SAIA INC	3,755	349,666
SALESFORCE.COM INC	30,686	4,990,771
SAMSUNG ELECTRONICS CO LTD	19,023	917,881
SAMSUNG ELECTRONICS CO LTD GDR	4,551	4,921,410
SAMSUNG FIRE & MARINE INSURANC	2,157	454,174
SANDVIK AB	45,749	892,641
SANGAMO THERAPEUTICS INC	8,052	67,395
SANNE GROUP PLC	48,771	437,406
SAP SE ADR	35,221	4,719,262
SAREPTA THERAPEUTICS INC	7,507	968,703
SASOL LTD	38,791	841,870
SBERBANK OF RUSSIA PJSC	775,479	3,186,888
SCHLUMBERGER LTD	53,610	2,155,122
SCHNEIDER ELECTRIC SE	40,507	4,160,423
SCHWEITZER-MAUDUIT INTERNATION	19,669	825,901

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
SCIENCE APPLICATIONS INTERNATI	20,103	1,749,363
SCIPLAY CORP	34,002	417,885
SEACOAST BANKING CORP OF FLORI	30,149	921,655
SEATTLE GENETICS INC	1,200	137,112
SEMEN INDONESIA PERSERO TBK PT	1,310,000	1,132,359
SEMPRA ENERGY	4,520	684,690
SENSEONICS HOLDINGS INC	350,563	321,116
SERVICENOW INC	30,610	8,641,815
SGS SA	584	1,598,786
SHERWIN-WILLIAMS CO/THE	1,160	676,906
SHIN-ETSU CHEMICAL CO LTD	3,002	333,141
SHINSEI BANK LTD	39,600	610,352
SHIONOGI & CO LTD	6,700	417,197
SHOCKWAVE MEDICAL INC	10,800	474,336
SHOPIFY INC	2,168	861,953
SILICON LABORATORIES INC	5,706	661,782
SINA CORP/CHINA	8,730	348,589
SK HYNIX INC	6,208	505,143
SKYLINE CHAMPION CORP	75,536	2,394,491
SKYWORKS SOLUTIONS INC	55,212	6,674,027
SMC CORP/JAPAN	999	462,293
SMITH & NEPHEW PLC	30,452	739,254
SMURFIT KAPPA GROUP PLC	34,765	1,336,952
SOK MARKETLER TICARET AS	118,600	214,441
SOLAR CAPITAL LTD	31,642	652,458
SONOS INC	17,180	268,352
SONOVA HOLDING AG	9,282	2,123,161
SONY CORP	27,141	1,848,360
SONY FINANCIAL HOLDINGS INC	17,894	432,716
SOUTHWESTERN ENERGY CO	69,524	168,248
SPLUNK INC	13,885	2,079,556
SPOTIFY TECHNOLOGY SA	15,401	2,303,220
SRC ENERGY INC	23,659	97,475
STANDARD CHARTERED PLC	337,833	3,188,305
STATE STREET CORP	4,708	372,403
STEEL DYNAMICS INC	79,800	2,716,392
STEVEN MADDEN LTD	26,887	1,156,410
STOKE THERAPEUTICS INC	5,434	153,891
STONECO LTD	43,407	1,731,505
STRYKER CORP	22,607	4,746,114
STURM RUGER & CO INC	13,958	656,445
SUMITOMO MITSUI FINANCIAL GROU	58,100	2,158,802
SUN PHARMACEUTICAL INDUSTRIES	115,800	701,745
SUNNY OPTICAL TECHNOLOGY GROUP HK/02382	28,700	496,885
SUNRUN INC	34,912	482,135
SVMK INC	86,447	1,544,808
SYMRISE AG	21,562	2,270,274
SYNAPTICS INC	5,925	389,687
SYNDAX PHARMACEUTICALS INC	34,839	305,886
SYNEOS HEALTH INC	32,446	1,929,726
SYNOPSYS INC	14,036	1,953,811
SYSCO CORP	64,400	5,508,776
SYSMEX CORP	27,400	1,878,101

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
TAIHEIYO CEMENT CORP	10,232	302,700
TAIWAN SEMICONDUCTOR MANUFACTU	234,596	2,590,362
TAIWAN SEMICONDUCTOR MANUFACTU ADR	110,539	6,422,316
TAKEDA PHARMACEUTICAL CO LTD	54,809	2,184,795
TAKEDA PHARMACEUTICAL CO LTD ADR	7,627	150,481
TAKE-TWO INTERACTIVE SOFTWARE	51,795	6,341,262
TANDEM DIABETES CARE INC	11,606	691,834
TATA CONSULTANCY SERVICES LTD	20,225	612,518
TC ENERGY CORP	13,083	697,760
TCF FINANCIAL CORP	74,200	3,472,560
TD AMERITRADE HOLDING CORP	30,653	1,523,454
TECAN GROUP AG	1,539	432,290
TELADOC HEALTH INC	18,999	1,590,596
TELEFLEX INC	220	82,817
TELESITES SAB DE CV	116,576	86,426
TEMENOS AG	2,589	409,599
TENCENT HOLDINGS LTD ADR	151,346	7,270,897
TENCENT HOLDINGS LTD HK/00700	119,242	5,748,004
TEXAS INSTRUMENTS INC	29,673	3,806,749
TEXAS ROADHOUSE INC	17,713	997,596
TEXTRON INC	136,225	6,075,635
THAI BEVERAGE PCL	939,709	621,977
THERMO FISHER SCIENTIFIC INC	22,599	7,341,737
THIRD POINT REINSURANCE LTD	81,294	855,213
THK CO LTD	7,100	193,907
THOR INDUSTRIES INC	20,695	1,537,432
TJX COS INC/THE	106,346	6,493,487
T-MOBILE US INC	26,678	2,092,089
TOKIO MARINE HOLDINGS INC	27,720	1,560,788
TOKYO ELECTRON LTD	6,559	1,443,976
TOKYO OHKA KOGYO CO LTD	10,080	396,985
TOPBUILD CORP	31,947	3,293,097
TOTAL SA	73,644	4,067,137
TOTVS SA	12,467	200,051
TOYOTA MOTOR CORP	8,200	582,055
TRADE DESK INC/THE	3,972	1,031,846
TRADEWEB MARKETS INC	13,366	619,514
TRAINLINE PLC	47,856	321,424
TRANSUNION	32,509	2,783,095
TRATON SE	15,107	405,541
TRELLEBORG AB	19,306	347,613
TRI POINTE GROUP INC	91,913	1,432,005
TRICIDA INC	18,938	714,720
TRIMBLE INC	53,556	2,232,750
TRINET GROUP INC	54,594	3,090,566
TRIP.COM GROUP LTD ADR	43,735	1,466,872
TRITON INTERNATIONAL LTD/BERMU	69,706	2,802,181
TRIUMPH BANCORP INC	43,761	1,663,793
TRUIST FINANCIAL CORP	1	28
TRUPANION INC	93,545	3,504,196
UCB SA	13,354	1,062,781
ULKER BISKUVI SANAYI AS	55,139	207,177

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ULTRAGENYX PHARMACEUTICAL INC	7,611	325,066
UNICAJA BANCO SA	478,929	520,395
UNICHARM CORP	91,000	3,098,229
UNICREDIT SPA	55,673	813,658
UNILEVER PLC	41,949	2,417,657
UNION PACIFIC CORP	4,464	807,047
UNITED AIRLINES HOLDINGS INC	48,447	4,267,696
UNITED COMMUNITY BANKS INC/GA	62,376	1,926,171
UNITED OVERSEAS BANK LTD	29,600	581,368
UNITED PARCEL SERVICE INC	400	46,824
UNITED TECHNOLOGIES CORP	36,884	5,523,748
UNITEDHEALTH GROUP INC	42,101	12,376,852
UNIVERSAL ROBINA CORP	207,950	595,375
VALERO ENERGY CORP	39,250	3,675,763
VAPOTHERM INC	28,497	346,524
VEEVA SYSTEMS INC	35,777	5,032,393
VERACYTE INC	22,350	624,012
VERISK ANALYTICS INC	4,233	632,156
VERTEX PHARMACEUTICALS INC	20,262	4,436,365
VF CORP	3,946	393,258
VIACOMCBS INC	92,700	3,890,619
VIAVI SOLUTIONS INC	20,909	313,635
VIETNAM DAIRY PRODUCTS JSC	242,598	1,219,675
VINCI SA	16,343	1,816,157
VISA INC	84,621	15,900,286
VMWARE INC	8,300	1,259,857
WALT DISNEY CO/THE	40,226	5,817,886
WARRIOR MET COAL INC	54,537	1,152,367
WARTSILA OYJ ABP	18,332	202,690
WAVE LIFE SCIENCES LTD	17,537	140,559
WAYFAIR INC	9,365	846,315
WELLCARE HEALTH PLANS INC	7,009	2,314,442
WEST PHARMACEUTICAL SERVICES I	17,504	2,631,376
WESTERN DIGITAL CORP	7,484	475,009
WESTLAKE CHEMICAL CORP	95,624	6,707,924
WH GROUP LTD HK/00288	951,500	983,030
WILLIS TOWERS WATSON PLC	12,384	2,500,825
WINGSTOP INC	11,701	1,008,977
WIX.COM LTD	4,458	545,570
WOLTERS KLUWER NV	15,434	1,126,450
WOLVERINE WORLD WIDE INC	34,071	1,149,556
WORKDAY INC	16,140	2,654,223
WORLDLINE SA/FRANCE	11,815	837,517
WORTHINGTON INDUSTRIES INC	16,199	683,274
WR BERKLEY CORP	46,962	3,245,074
WRIGHT MEDICAL GROUP NV	6,060	184,709
WYNN RESORTS LTD	5,223	725,318
XCEL ENERGY INC	58,325	3,702,942
XILINX INC	145	14,177
XP INC	17,377	669,362
XYLEM INC/NY	23,575	1,857,474
YAMAHA MOTOR CO LTD	70,200	1,423,056

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
YAMATO HOLDINGS CO LTD	13,000	223,336
YANDEX NV	74,069	3,221,261
YETI HOLDINGS INC	23,681	823,625
YUM! BRANDS INC	37,450	3,772,339
ZALANDO SE	6,956	352,770
ZEALAND PHARMA A/S	2,655	93,884
ZEALAND PHARMA A/S ADR	2,846	94,487
ZIONS BANCORP NA	107,250	5,568,420
ZOETIS INC	3,023	400,094
ZOOM VIDEO COMMUNICATIONS INC	35,586	2,421,271
ZSCALER INC	32,998	1,534,407
ZYNGA INC	563,136	3,446,392
Total Common Stock		$1,907,619,614
Preferred Stock
AMOREPACIFIC GROUP	241	$11,378
FUCHS PETROLUB SE	18,451	914,609
ITAUSA - INVESTIMENTOS ITAU SA	126,856	444,329
SAMSUNG ELECTRONICS CO LTD	38,121	1,496,556
SAMSUNG FIRE & MARINE INSURANC	165	23,685
VOLKSWAGEN AG	10,579	2,092,837
Total Preferred Stock		$4,983,394
Mutual Funds
DREYFUS INS RSRV PR MONEY 6546	40,207,178	$40,207,179
ISHARES CORE MSCI EAFE ETF	18,600	1,213,464
ISHARES RUSSELL 2000 ETF	31,032	5,141,071
PIMCO FDS SHORT TERM FLTG NAV PORT II	686,418	6,871,045
Total Mutual Funds		$53,432,759
Real Estate Investment Trusts
AGREE REALTY CORP	20,253	$1,421,153
ALEXANDER & BALDWIN INC	55,041	1,153,659
AMERICAN HOMES 4 RENT	155,920	4,086,663
AMERICAN TOWER CORP 2.800% 06/01/2020 DD 05/07/15	250,000	250,720
AMERICOLD REALTY TRUST	87,140	3,055,128
APARTMENT INVESTMENT & MANAGEM	79,460	4,104,109
AVALONBAY COMMUNITIES INC	24,920	5,225,724
BOSTON PROPERTIES INC	29,460	4,061,356
BRANDYWINE REALTY TRUST	120,480	1,897,560
BRIXMOR PROPERTY GROUP INC	101,460	2,192,551
CARETRUST REIT INC	167,550	3,456,557
COLUMBIA PROPERTY TRUST INC	152,630	3,191,493
COUSINS PROPERTIES INC	56,180	2,314,616
CROWN CASTLE INTERNATIONAL COR	20,340	2,891,331
CROWN CASTLE INTERNATIONAL COR 3.400% 02/15/2021 DD 02/08/16	449,000	455,110
CYRUSONE INC	51,680	3,381,422
DIAMONDROCK HOSPITALITY CO	146,510	1,623,331
DIGITAL REALTY TRUST INC	41,750	4,999,145

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
EMPIRE STATE REALTY TRUST INC	187,790	2,621,548
EQUINIX INC	23,820	13,903,734
EQUITY RESIDENTIAL	112,330	9,089,744
ESSENTIAL PROPERTIES REALTY TR	150,265	3,728,075
EXTRA SPACE STORAGE INC	43,970	4,644,111
HEALTHCARE TRUST OF AMERICA IN	283,885	8,596,038
HEALTHPEAK PROPERTIES INC	278,400	9,596,448
HIGHWOODS PROPERTIES INC	122,124	5,973,085
HOST HOTELS & RESORTS INC	367,020	6,808,221
HUDSON PACIFIC PROPERTIES INC	62,840	2,365,926
INDUSTRIAL LOGISTICS PROPERTIE	64,400	1,443,848
INNOVATIVE INDUSTRIAL PROPERTI	7,163	543,457
INVITATION HOMES INC	195,340	5,854,340
IRON MOUNTAIN INC	136,970	4,365,234
JBG SMITH PROPERTIES	145,090	5,787,640
KILROY REALTY CORP	60,650	5,088,535
LAMAR ADVERTISING CO	75,900	6,774,834
LIBERTY PROPERTY TRUST	59,360	3,564,568
LIFE STORAGE INC	22,254	2,409,663
LINK REIT HK/00823	146,141	1,547,349
MEDICAL PROPERTIES TRUST INC	154,450	3,260,440
MFA FINANCIAL INC	175,204	1,340,311
MID-AMERICA APARTMENT COMMUNIT	34,501	4,549,302
NATIONAL RETAIL PROPERTIES INC	132,178	7,087,384
NATIONAL STORAGE AFFILIATES TR	89,590	3,012,016
NEXPOINT RESIDENTIAL TRUST INC	49,776	2,239,920
NIPPON ACCOMMODATIONS FUND INC	147	927,923
OUTFRONT MEDIA INC	33,405	895,922
PARK HOTELS & RESORTS INC	128,690	3,329,210
PENNYMAC MORTGAGE INVESTMENT T	39,443	879,184
POTLATCHDELTIC CORP	9,054	391,767
PROLOGIS INC	180,150	16,058,570
PS BUSINESS PARKS INC	21,816	3,596,804
PUBLIC STORAGE	45,677	9,727,374
REALTY INCOME CORP	118,780	8,745,771
REDWOOD TRUST INC	93,511	1,546,672
REGENCY CENTERS CORP	50,960	3,215,066
RETAIL OPPORTUNITY INVESTMENTS	155,800	2,751,428
RETAIL PROPERTIES OF AMERICA I	227,092	3,043,033
REXFORD INDUSTRIAL REALTY INC	124,827	5,700,849
SBA COMMUNICATIONS CORP	12,840	3,094,312
SENIOR HOUSING PROPERTIES TRUS	157,230	1,327,021
SIMON PROPERTY GROUP INC	49,010	7,300,530
STORE CAPITAL CORP	71,040	2,645,530
SUN COMMUNITIES INC	46,060	6,913,606
TAUBMAN CENTERS INC	54,248	1,686,570
UDR INC	144,326	6,740,024
VENTAS INC	137,360	7,931,166
VEREIT INC	499,380	4,614,271
VICI PROPERTIES INC	138,200	3,531,010
XENIA HOTELS & RESORTS INC	118,001	2,550,002
Total Real Estate Investment Trusts		$285,101,014

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Derivative Assets
90DAY EURO$ FUT (CME) JUN 22 CALL JUN 22 099.750 ED 06/13/2	7	$788
90DAY EURO$ FUTURE (CME) EXP DEC 20	737,853	–
90DAY EURO$ FUTURE (CME) EXP JUN 20	1,720,432	–
90DAY EURO$ FUTURE (CME) EXP JUN 21	738,303	–
90DAY EURO$ FUTURE (CME) EXP MAR 20	982,654	–
90DAY EURO$ FUTURE MAR 22 CALL MAR 22 099.750 ED 031422	3	281
ATARA BIOTHERAPEUTICS INC TRS	9,456	6,591
AUSTRALIAN 10YR BOND FUT (SFE) EXP MAR 20	3,014,803	–
B&M EUROPEAN VALUE RETAIL SA TRS	204,790	38,655
B&M_EUROPEAN VALUE RETAIL SA TRS	413,872	170,531
BENDIGO AND ADELAIDE BANK LTD TRS	59,870	20,466
BRENT CRUDE FUTURE (ICE) EXP DEC 20	1,530,525	–
BRENT CRUDE FUTURE (ICE) EXP DEC 21	2,266,329	–
BRENT CRUDE FUTURE (ICE) EXP DEC 22	737,893	–
BRENT CRUDE FUTURE (ICE) EXP DEC 23	1,076,559	–
BRENT CRUDE FUTURE (ICE) EXP JUL 20	761,532	–
BRENT CRUDE FUTURE (ICE) EXP JUN 20	640,810	–
BRENT CRUDE FUTURE (ICE) EXP JUN 21	297,055	–
BRENT CRUDE FUTURE (ICE) EXP JUN 22	344,046	–
BRENT CRUDE FUTURE (ICE) EXP MAR 20	990,015	–
BRENT CRUDE FUTURE (ICE) EXP MAY 20	194,043	–
BRENT CRUDE FUTURE (ICE) EXP OCT 20	372,186	–
BRENT CRUDE OIL (ICE) EXP APR 20	391,746	–
BRENT-DUBAI ICE FUTURE (NYM) EXP APR 20	2,942	–
BRENT-DUBAI ICE FUTURE (NYM) EXP AUG 20	3,782	–
BRENT-DUBAI ICE FUTURE (NYM) EXP DEC 20	4,364	–
BRENT-DUBAI ICE FUTURE (NYM) EXP FEB 20	2,160	–
BRENT-DUBAI ICE FUTURE (NYM) EXP JAN 20	1,838	–
BRENT-DUBAI ICE FUTURE (NYM) EXP JUL 20	3,602	–
BRENT-DUBAI ICE FUTURE (NYM) EXP JUN 20	3,302	–
BRENT-DUBAI ICE FUTURE (NYM) EXP MAR 20	2,566	–
BRENT-DUBAI ICE FUTURE (NYM) EXP MAY 20	3,132	–
BRENT-DUBAI ICE FUTURE (NYM) EXP NOV 20	4,250	–
BRENT-DUBAI ICE FUTURE (NYM) EXP OCT 20	4,110	–
BRENT-DUBAI ICE FUTURE (NYM) EXP SEP 20	4,006	–
BRITISH AMERICAN TOBACCO PLC TRS	38,416	75,440
BRITISH_AMERICAN TOBACCO PLC TRS	115,770	335,535
BRT/DUBAI 1ST LN FUT (ICE) EXP APR 20	1,342	–
BRT/DUBAI 1ST LN FUT (ICE) EXP FEB 20	920	–
BRT/DUBAI 1ST LN FUT (ICE) EXP MAR 20	1,144	–
CANADA 10YR BOND FUTURE (MSE) EXP MAR 20	1,590,298	–
CANON TRS	45,834	5,129
CCP IRS P US0003M INDEX (OTC) PUT AUG 20 001.7785 ED 081920	400,000	33,750
CCP IRS P US0003M INDEX (OTC) PUT AUG 21 001.752 ED 08/23/21	300,000	34,041
CCP IRS P US0003M INDEX 083151 PUT AUG 21 001.7325 ED 082621	400,000	46,466
CCP IRS P US0003M INDEX PUT SEP 21 002.175 ED 091521	300,000	18,028
CCP IRS R 1.984% P US0003M LCH PUT JUN 20 001.984 ED 060920	200,000	9,939
CCP IRS R 2.005% P US0003M CME PUT JUN 20 002.005 ED 060820	300,000	14,014
CCP IRS R US0003M P US0001M 2022 APR 26	5,500,000	1,119
CCP IRS R USD-LIBOR-BBA 3M P US0001M+8.5 2022 JUN 19	6,000,000	4,433
CCP IRS RUS0003M P US0001M CME 23 MAY 2029	3,600,000	798

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_CDS._BP UL RAI CME PAY 100BPS 2020 DEC 21	300,000	–
CCP_CDS._BP UL UNITED UTILITIE PAY 100BPS 2020 DEC 20	100,000	–
CCP_CDX. BP UL ITRAXX EUROPE S PAY 100BPS 2029 JUN 20	4,600,000	–
CCP_CDX. SP UL ITRAXX EUROPE C REC 500BPS 2024 DEC 20	200,000	30,591
CCP_CDX._BP UL CDX.NA.IG.32_V1 PAY 100BPS 2029 JUN 20	2,500,000	–
CCP_CDX._BP UL CDX-NAIGS33V1-5 PAY 100BPS 2024 DEC 20	300,000	–
CCP_CDX._BP UL ITRAXX_EUROPE_3 PAY 100BPS 2024 JUN 20	200,000	–
CCP_CDX._SP UL ITRAXX EUROPE C REC 500BPS 2024 DEC 20	200,000	–
CCP_CDX_BP CDX IG33 10Y ICE P 1% 2029 DEC 20	8,000,000	–
CCP_IRS P US0003M R 1.249% 2024 AUG 31	1,400,000	–
CCP_IRS R US0003M P US0001M 2023 APR 27	2,900,000	549
CCP_IRS R USD-LIBOR-BBA 3M P US0001M+8.5 2022 JUN 19	6,000,000	–
CCP_IRS RUS0003M P US0001M CME 23 MAY2029	3,600,000	–
CCP_IRS. P CAD-BA-CDOR 3M CME REC 2.5% 2029 JUN 19	900,000	20,874
CCP_IRS. P CAD-BA-CDOR 3M CME REC 2.56% 2049 MAR 07	300,000	15,167
CCP_IRS. P CAD-BA-CDOR 3M CME REC 2.75% 2048 DEC 18	800,000	65,162
CCP_IRS. P EUR-EURIBOR-REUTERS REC 1.31% 2029 JUN 19	700,000	33,107
CCP_IRS. P GBP-LIBOR-BBA 6M CM REC 1.0% 2025 JUN 17	4,900,000	31,393
CCP_IRS. P JPY-LIBOR-BBA 6M CM REC 0.5% 2049 JUN 19	70,000,000	9,709
CCP_IRS. P SEK-STIBOR-SIDE 3M REC 1.0% 2029 JUN 19	800,000	2,711
CCP_IRS. P USD-LIBOR-BBA 1M CM R USD-LIBOR-BBA 3M 2022 MAR 18	15,200,000	1,771
CCP_IRS. P USD-LIBOR-BBA 3M CM REC 1.75% 2023 DEC 21	1,400,000	3,223
CCP_IRS. P USD-LIBOR-BBA 3M CM REC 2.75% 2020 DEC 19	2,900,000	27,578
CCP_IRS. P ZAR-JIBAR-SAFEX 3M REC 7.25% 2023 JUN 20	2,500,000	2,873
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 0.25% 2050 MAR 18	1,300,000	163,018
CCP_IRS. R EUR-EURIBOR-REUTERS PAY -0.3% 2022 JUN 17	2,200,000	2,210
CCP_IRS. R EUR-EURIBOR-REUTERS PAY -0.5% 2022 MAR 18	3,900,000	19,694
CCP_IRS. R GBP-LIBOR-BBA 6M CM PAY 1.0% 2029 DEC 18	750,000	1,543
CCP_IRS. R GBP-LIBOR-BBA 6M CM PAY 1.0% 2030 JUN 17	750,000	3,412
CCP_IRS. R GBP-LIBOR-BBA 6M CM PAY 0.75% 2022 MAR 18	4,500,000	5,542
CCP_IRS. R GBP-LIBOR-BBA 6M CM PAY 0.75% 2030 MAR 18	1,350,000	47,555
CCP_IRS. R JPY-LIBOR-BBA 6M CM PAY 0.0% 2021 DEC 03	710,000,000	797
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.3% 2024 AUG 25	1,050,000	12,974
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.5% 2021 DEC 18	1,600,000	5,622
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.5% 2024 DEC 18	1,200,000	12,686
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.5% 2029 DEC 18	1,300,000	47,047
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.0% 2050 MAR 20	200,000	4,339
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.25% 2030 JUN 17	400,000	24,267
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.31% 2023 AUG 21	1,300,000	13,233
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.36% 2024 SEP 17	700,000	7,327
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.54% 2021 DEC 19	1,500,000	4,119
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.63% 2030 JAN 06	4,100,000	102,757
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.75% 2020 JUN 20	7,100,000	2,849
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.9% 2029 DEC 18	2,100,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 2.5% 2029 JUN 19	900,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.71% 2029 OCT 02	500,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 2.56% 2049 MAR 07	300,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 2.75% 2048 DEC 18	800,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.25% 2050 MAR 18	50,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC -0.5% 2025 MAR 18	2,300,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 1.31% 2029 JUN 19	700,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC -0.15% 2030 MAR 18	2,850,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_IRS._P GBP-LIBOR-BBA 6M CM REC 1.0% 2025 JUN 17	4,900,000	–
CCP_IRS._P GBP-LIBOR-BBA 6M CM REC 0.75% 2025 MAR 18	1,100,000	–
CCP_IRS._P GBP-LIBOR-BBA 6M CM REC 0.75% 2050 MAR 18	600,000	–
CCP_IRS._P JPY-LIBOR-BBA 6M CM REC 0.5% 2049 JUN 19	70,000,000	–
CCP_IRS._P JPY-LIBOR-BBA 6M CM REC 0.04% 2029 NOV 29	80,000,000	–
CCP_IRS._P SEK-STIBOR-SIDE 3M REC 1.0% 2029 JUN 19	800,000	–
CCP_IRS._P USD-LIBOR-BBA 1M CM R USD-LIBOR-BBA 3M 2022 MAR 18	15,200,000	–
CCP_IRS._P USD-LIBOR-BBA 3M CM REC 1.75% 2023 DEC 21	1,400,000	–
CCP_IRS._P USD-LIBOR-BBA 3M CM REC 2.75% 2020 DEC 19	2,900,000	–
CCP_IRS._P ZAR-JIBAR-SAFEX 3M REC 7.25% 2023 JUN 20	2,500,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 0.25% 2050 MAR 18	1,300,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY -0.3% 2022 JUN 17	2,200,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY -0.5% 2022 MAR 18	3,900,000	–
CCP_IRS._R GBP-LIBOR-BBA 6M CM PAY 1.0% 2029 DEC 18	750,000	–
CCP_IRS._R GBP-LIBOR-BBA 6M CM PAY 1.0% 2030 JUN 17	750,000	–
CCP_IRS._R GBP-LIBOR-BBA 6M CM PAY 0.75% 2022 MAR 18	4,500,000	–
CCP_IRS._R GBP-LIBOR-BBA 6M CM PAY 0.75% 2030 MAR 18	1,350,000	–
CCP_IRS._R JPY-LIBOR-BBA 6M CM PAY 0.0% 2021 DEC 03	710,000,000	–
CCP_IRS._R JPY-LIBOR-BBA 6M CM PAY 0.4% 2039 JUN 19	120,000,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.3% 2024 AUG 25	1,050,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.5% 2021 DEC 18	1,600,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.5% 2024 DEC 18	1,200,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.5% 2029 DEC 18	1,300,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.0% 2030 JAN 15	1,600,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.0% 2050 MAR 20	200,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.5% 2021 DEC 18	4,500,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.5% 2024 DEC 18	4,800,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 3.0% 2024 JUN 19	1,400,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.25% 2030 JUN 17	400,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.31% 2023 AUG 21	1,300,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.36% 2024 SEP 17	700,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.54% 2021 DEC 19	1,500,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.63% 2030 JAN 06	4,100,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.75% 2020 JUN 20	7,100,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.25% 2028 JUN 20	200,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.25% 2050 MAR 12	300,000	–
CCP_IRS_R US0003M P US0001M 2022 APR 26	5,500,000	–
CCP_IRS_R US0003M P US0001M 2023 APR 27	2,900,000	–
CCP_OIS. R USD FEDL01 1D CME PAY 0.01% 2021 SEP 15	10,300,000	23,531
CCP_OIS._R USD FEDL01 1D CME PAY 0.01% 2021 SEP 15	10,300,000	–
CCP_OIS._R USD FEDL01 1D CME PAY 0.03% 2025 APR 30	800,000	–
CCP_ZCS. P BRL-CDI 1D CME REC 8.88% 2021 JAN 04	100,000	952
CCP_ZCS._P BRL-CDI 1D CME REC 8.88% 2021 JAN 04	100,000	–
CCS AUD R US3ML/AUD3MBBSW+42.2 P 2029 AUG 27	700,000	493,204
CCS EUR R US3ML-EUR3ML MYC 2030 MAR 18	300,000	336,802
CCS EUR R US3ML-EUR3ML-17.2 2030 JAN 23	900,000	1,009,146
CCS R US3ML-AUD3MBBSW+42 2029 JUL 31	800,000	563,673
CDS FWD EURMARG3 1Q20 7.48 2020 MAR 31	1,200	398
CDS_BP CMZB P 1% 2022 JUN 20	200,000	–
CDS_BP UL JAPAN P 100BPS 2022 JUN 20	1,300,000	–
CDS_BP UL PEOPLE’S REPUBLIC O P 100BPS 2023 JUN 20	400,000	–
CDS_BP UL REPUBLIC OF KOREA P 100BPS 2023 JUN 20	1,000,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CDS_SP UL REPUBLIC OF SOUTH A R 100BPS 2023 DEC 20	100,000	–
CDS_SP UL REPUBLIC OF SOUTH A R 100BPS 2023 JUN 20	100,000	–
CELLTRION INC TRS	772	9,551
CELLTRION_INC TRS	13,402	–
CHICAGO ETHANOL S FUTURE (NYM) EXP FEB 20	703,092	–
CHICAGO ETHANOL S FUTURE (NYM) EXP JAN 20	171,363	–
CHICAGO ETHANOL S FUTURE (NYM) EXP MAR 20	355,326	–
CMS FWD EBOBFUEL 12-20MAC 2020 DEC 31	2,400	10,872
CNH/USD SPOT OPTION 2020 PUT MAR 20 006.900 ED 03/06/20	2,956,000	8,150
COCOA FUTURE (NYB) EXP MAR 20	25,401	–
COFFEE ‘C’ FUTURE (NYB) EXP MAR 20	48,639	–
COM FWD COCL CAL19 -5.38 MAC 2019 DEC 31	1,600	312
COM FWD EBOBFUEL 12-20JPM 2020 DEC 31	2,400	11,050
COM FWD EBOBFUEL CAL20 21.50 2020 DEC 31	480	2,317
COM FWD EURMARG 2H19 6.97 MYC 2019 DEC 31	200	–
COM FWD EURMARG 2H19 MYC 2019 DEC 31	200	–
COM FWD EURMARG 4Q 19 6.08 2019 DEC 31	700	–
COM FWD EURMARG 4Q19 6.00 2019 DEC 31	400	–
COM FWD EURMARG 4Q19 6.06 MYC 2019 DEC 31	400	–
COM FWD EURMARG 4Q19 7.24 23/AUG/2019	1,000	3,312
COM FWD EURMARG CAL19 JPM 2019 DEC 31	700	–
COM FWD EURMARG3 INDEX P US003M+0BPS 2020 DEC 31	1,200	–
COM FWD EURMARG3 CAL 19 MYC 2019 DEC 31	400	–
COM FWD EURMARG3 CAL 20 8.75 2020 DEC 31	1,200	–
COM FWD EURMARG3 CAL 20 JPM 2020 DEC 31	2,400	–
COM FWD EURMARG3 CAL20 8.05 2020 DEC 31	19,800	2,889
COM FWD EURMARG3 CAL20 8.10 2020 DEC 31	1,200	145
COM FWD EURMARG3 CAL20 8.5 2020 DEC 31	4,800	–
COM FWD EURMARG3 CAL20 8.52 2020 DEC 31	3,600	–
COM FWD EURMARG3 CAL20 8.58 2020 DEC 31	1,200	–
COM FWD EURMARG3 CAL20 8.95 2020 DEC 31	1,200	–
COM FWD EUROBOBCO CAL20 6.80 2020 DEC 31	24,000	7,935
COM FWD EUROBOBCO CAL21 4.95 2021 DEC 21	3,600	2,571
COM FWD EUROBOBCO CAL21 4.97 2021 DEC 31	2,400	1,262
COM FWD EUROBOBCO CAL21 MYC 2021 DEC 31	4,800	1,052
COM FWD FUELCO 4Q19 -16.15 2019 DEC 31	103	–
COM FWD FUELCO 4Q19 BPS 2019 DEC 31	1,400	12,038
COM FWD FUELCO 4Q19 JPM 2019 DEC 31	400	3,539
COM FWD KWH0 429 2020 FEB 21	40,000	10,269
COM FWD KWH0 429 JPM 21 FEB 2020	20,000	5,135
COM FWD KWH0 430.5 CBK 2020 FEB 21	40,000	9,970
COM FWD KWH0 433.75 JPM 2020 FEB 21	20,000	4,661
COM FWD KWH0 442 JPM 2020 FEB 21	30,000	5,758
COM FWD KWHO 427.25 JPM 2020 FEB 21	20,000	5,309
COM FWD LLSDUB CAL20 -0.20 2020 DEC 31	4,800	1,199
COM FWD MEHDUB 1H20 0.90 2020 JUN 30	1,200	805
COM FWD MEHDUB 1H20 1.18 2020 JUNE 30	7,200	5,835
COM FWD MEHDUB 1H20 1.21 2020 JUNE 30	2,400	1,981
COM FWD MEHMIDCAL20-21 CBK 2021 DEC 31	9,200	–
COM FWD PLATGOLD F0-598.75 2020 JAN 08	200	4,193
COM FWD S HO 962.625 JPM 2020 FEB 21	70,000	3,533
COM FWD W H0 510.7565 JPM 2020 FEB 21	10,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
COM FWD W H0 512.5 JPM 21 FEB 2020	45,000	–
COM FWD W H0 512.75 JPM 21 FEB 2020	10,000	–
COM FWD W N0 532.75 JPM 2020 JUN 26	110,000	–
COM FWD WURMARG CAL 19 6.25 2019 DEC 31	100	–
COM UL COM FWD EURMARG 2H19 6. 2019 DEC 31	100	–
COM UL COM FWD EURMARG 2Q4Q19 2019 DEC 31	100	–
COM UL COM FWD EURMARG 4Q19 5. 2019 DEC 31	400	–
COM UL COM FWD EURMARG CAL19 6 2019 DEC 31	600	–
COM UL COM FWD EURMARG3 CAL19 2019 DEC 31	100	–
COM UL COM FWD EURMARG3 CAL20 2020 DEC 31	2,700	–
COM UL COM FWD JETBRENT 4Q19 - 2019 DEC 31	289	–
COM UL COM FWD MEHCO CAL20 -3. 2020 DEC 31	24,000	15,593
COM UL FWD LLSDUB CAL20 -0.30 2020 DEC 31	4,800	1,436
COM_FWD JETBRENT CAL19 0 BPS 2019 DEC 31	578	397
COM_UL EUROBOBCO INDEX P 0% 31 BPS 2021 DEC 31	2,400	–
COMM SWAP R SPGCESP(RRE) CME 2020 MAR 31	1,824	–
COMMIT TO PUR FNMA SF MTG 2.500% 01/01/2050 DD 01/01/20	500,000	5,605
COMMIT TO PUR FNMA SF MTG 3.000% 02/01/2050 DD 02/01/20	2,100,000	27,867
COMMIT TO PUR FNMA SF MTG 3.500% 01/01/2050 DD 01/01/20	11,500,000	330,176
COMMIT TO PUR FNMA SF MTG 4.000% 01/01/2050 DD 01/01/20	2,000,000	80,156
COMMIT TO PUR FNMA SF MTG 4.000% 02/01/2050 DD 02/01/20	17,800,000	721,039
COMMONWEALTH BANK OF AUSTRAL TRS	24,302	–
COMMSCOPE HOLDING CO INC TRS	123,028	176,338
COMMSCOPE_HOLDING CO INC TRS	34,900	55,496
COPPER FUTURE (CMX) EXP MAR 20	978,964	–
COPPER FUTURE (LME) EXP MAR 20	771,880	–
CORN FUTURE (CBT) EXP DEC 20	281,764	–
CORN FUTURE (CBT) EXP JUL 20	501,275	–
CORN FUTURE (CBT) EXP MAR 20	620,432	–
CORN FUTURE (CBT) EXP MAY 20	532,940	–
COTTON NO 2 FUTURE (NYB) EXP MAR 20	103,578	–
CRUDE OIL FUTURE (NYM) EXP JUL 21	379,057	–
CSL LTD TRS	8,196	–
DAIFUKU CO LTD TRS	11,486	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP APR 20	1,022	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP AUG 20	1,011	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP DEC 20	991	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP FEB 20	282	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP JUL 20	1,011	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP JUN 20	1,181	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP MAR 20	41	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP MAY 20	1,231	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP NOV 20	991	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP OCT 20	991	–
DTD BRT/BRT 1ST LN FUT (ICE) EXP SEP 20	1,011	–
ESSILORLUXOTTICA TRS	809	–
ESSILORLUXOTTICA_ TRS	1,386	–
EURO BUXL 30Y BND FUTURE (EUX) EXP MAR 20	1,113,413	–
EURO-BOBL FUTURE (EUX) EXP MAR 20	3,600,016	–
EURO-BTP FUTURE (EUX) EXP MAR 20	5,916,757	–
EURO-BUND FUTURE (EUX) EXP MAR 20	8,037,793	–
EURO-OAT FUTURE (EUX) EXP MAR 20	548,131	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
EURO-SCHATZ FUTURE (EUX) EXP MAR 20	15,073,724	–
FORTESCUE METALS GROUP LTD TRS	321,261	–
GASOLINE RBOB FUTURE (NYM) EXP MAR 20	286,108	–
GLOBEX NATURL GAS FUTURE (NYM) EXP MAR 20	21,581	–
GOLD 100 OZ FUTURE (CMX) EXP APR 20	152,931	–
GOLD 100 OZ FUTURE (CMX) EXP FEB 20	1,218,488	–
HAMMERSON PLC TRS	28,390	–
HAMMERSON_PLC TRS	179,733	–
HARMONIC DRIVE SYSTEMS INC TRS	4,703	–
HARMONIC_DRIVE SYSTEMS INC TRS	17,283	–
HSBC HOLDINGS PLC TRS	35,224	–
HSBC HOLDINGS TRS	59,927	1,270
IMPERIAL BRANDS PLC TRS	143,172	159,787
INDORAMA VENTURES PCL-NVDR TRS	644,858	903
IRS P CNY-7D FIXING REPO RATE R 3.01% 2024 JUN 19	7,400,000	4,313
IRS P CNY-7D FIXING REPO RATE R 3.03% 2024 JUN 19	8,100,000	5,701
IRS P ILS-TELBOR01-REUTERS 3M R 1.76% 2029 APR 29	400,000	9,824
IRS P ILS-TELBOR01-REUTERS 3M R 1.78% 2029 APR 25	400,000	10,032
IRS P ILS-TELBOR-REFERENCE BA R 1.78% 2029 MAY 01	500,000	12,436
IRS P ILS-TELBOR-REFERENCE BA R 1.79% 2029 APR 25	700,000	17,499
IRS R US0003M P US0001M+11.7 BPS 2020 MAR 02	2,100,000	197
IRS_P CNY-7D FIXING REPO RATE R 2.79% 2024 JUL 05	6,900,000	–
IRS_P CNY-7D FIXING REPO RATE R 2.84% 2024 JUL 25	8,100,000	–
IRS_P CNY-7D FIXING REPO RATE R 3.01% 2024 JUN 19	7,400,000	–
IRS_P CNY-7D FIXING REPO RATE R 3.03% 2024 JUN 19	8,100,000	–
IRS_P ILS-TELBOR01-REUTERS 3M R 1.76% 2029 APR 29	400,000	–
IRS_P ILS-TELBOR01-REUTERS 3M R 1.78% 2029 APR 25	400,000	–
IRS_P ILS-TELBOR-REFERENCE BA R 1.78% 2029 MAY 01	500,000	–
IRS_P ILS-TELBOR-REFERENCE BA R 1.79% 2029 APR 25	700,000	–
IRS_R US0003M P US0001M+11.7 BPS 2020 MAR 02	2,100,000	–
JANUS HENDERSON GROUP TRS	8,966	5,747
JAPAN POST BANK CO LTD TRS	108,480	64,504
KC HRW WHEAT FUTURE (CBT) EXP JUL 20	25,064	–
KC HRW WHEAT FUTURE (CBT) EXP MAR 20	631,826	–
KC HRW WHEAT FUTURE (CBT) EXP MAY 20	321,276	–
LIVE CATTLE FUTURE (CME) EXP FEB 20	302,226	–
LLS ARGUS V WTI S FUTURE (NYM) EXP APR 20	3,351	–
LLS ARGUS V WTI S FUTURE (NYM) EXP AUG 20	3,181	–
LLS ARGUS V WTI S FUTURE (NYM) EXP DEC 20	2,921	–
LLS ARGUS V WTI S FUTURE (NYM) EXP FEB 20	3,421	–
LLS ARGUS V WTI S FUTURE (NYM) EXP JAN 20	3,781	–
LLS ARGUS V WTI S FUTURE (NYM) EXP JUL 20	3,221	–
LLS ARGUS V WTI S FUTURE (NYM) EXP JUN 20	3,251	–
LLS ARGUS V WTI S FUTURE (NYM) EXP MAR 20	3,361	–
LLS ARGUS V WTI S FUTURE (NYM) EXP MAY 20	3,321	–
LLS ARGUS V WTI S FUTURE (NYM) EXP NOV 20	3,081	–
LLS ARGUS V WTI S FUTURE (NYM) EXP OCT 20	3,101	–
LLS ARGUS V WTI S FUTURE (NYM) EXP SEP 20	3,131	–
LONDON STOCK EXCHANGE GROUP ORD TRS	7,648	48,338
LONG GILT FUTURE (ICF) EXP MAR 20	174,047	–
LOW SU GASOIL G FUTURE (ICE) EXP MAR 20	489,008	–
NAT GAS EUR FUTUREMAR 20 CALL MAR 20 003.000 ED 022520	2	268

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
NATURAL GAS FUTURE (NYM) EXP APR 20	42,982	–
NATURAL GAS FUTURE (NYM) EXP APR 21	114,505	–
NATURAL GAS FUTURE (NYM) EXP FEB 20	21,891	–
NATURAL GAS FUTURE (NYM) EXP JAN 21	190,407	–
NATURAL GAS FUTURE (NYM) EXP MAR 20	64,743	–
NATURAL GAS FUTURE (NYM) EXP MAY 21	45,282	–
NATURAL GAS FUTURE (NYM) EXP OCT 20	23,461	–
NICKEL FUTURE (LME) EXP MAR 20	252,453	–
NIKON 50 TRS	83,602	11,074
NIPPON PAPER INDUSTRIES CO L TRS	36,932	36,004
NOK/EUR SPOT OPTION 2020 PUT JAN 20 009.900 ED 012020	450,000	3,800
NY HARB ULSD FUTURE (NYM) EXP MAR 20	84,694	–
PEPTIDREAM INC TRS	10,178	–
PEPTIDREAM_INC TRS	20,538	–
PLATINUM FUTURE (NYM) EXP APR 20	684,474	–
ROLLS-ROYCE HOLDINGS PLC PFD TRS	8,583,508	5,685
ROLLS-ROYCE HOLDINGS PLC TRS	130,001	–
ROLLS-ROYCE_HOLDINGS PLC TRS	336,716	–
SAMSUNG BIOLOGICS CO LTD TRS	1,492	–
SHORT EURO-BTP FUTURE (EUX) EXP MAR 20	4,795,740	–
SILVER FUTURE (CMX) EXP MAR 20	89,606	–
SOYBEAN FUTURE (CBT) EXP MAR 20	477,760	–
SOYBEAN FUTURE (CBT) EXP MAY 20	193,754	–
SUGAR #11 WORLD FUTURE (NYB) EXP MAR 20	375,785	–
SUGAR #11 WORLD FUTURE (NYB) EXP MAY 20	90,995	–
TAKEDA PHARMACEUTICAL CO LTD TRS	7,047	–
TAKEDA_PHARMACEUTICAL CO LTD TRS	11,443	–
TRS COMM SWAP R SPGCESP (RRE) CME 2020 MAR 31	178	–
TRS COMM TBL-BCOMF1TC+15BPS 2020 FEB 14	53,520	108,003
TRS EL SPGCESTR INDEX P TBILDI3M 16 BPS 2020 FEB 14	340,426	431,309
TRS EL SPGCESTR INDEX P TBILDI3M 17 BPS 2020 FEB 14	50,053	456,413
TRS EL UL BCOMTR INDEX P TBILL3M + 13BPS 2020 JAN 15	36,068	–
TRS EL UL CIBZC17F INDEX 2020 FEB 14 CIB	746,318	–
TRS EL UL JMABDEWE INDEX P 30BPS 2020 FEB 14 JPM	1,920,178	38,976
TRS EL UL MQCP235E INDEX 2020 FEB 14	7,125	10,971
TRS FL JPMABFNJ2 P 0% 2020 DEC 31	3,667,948	–
TRS FL UL CVICXMB2 INDEX P 17 BPS 2020 FEB 14	1,032,456	–
TRS FL UL JMABCT3E INDEX P 15BPS 2020 FEB 14	7,338,702	–
TRS FL_UL CIBZC17F INDEX 2020 FEB 14 CIB	7,130	10,991
TRS FL_UL MQCP235E INDEX 2020 FEB 14	745,676	–
TRS_3ML-IBOXIG INDX 2020 MAR 20	1,200,000	–
TRS_COMM TBL-BCOMF1TC+15BPS 2020 FEB 14	53,520	–
TRS_EL BCOM INDEX P TBILL 2020 FEB 14	10,012	36
TRS_EL COMM SWAP JMABFNJ2 P 0+0 BPS 2019 DEC 31	38,610	–
TRS_FL BCOM INDEX P TBILL 2020 FEB 14	10,012	–
TRS_FL BCOMF1TN INDEX P 0% 12 BPS 2020 FEB 14	1,187,160	–
TRS_FL JPMABFNJ2 P 0% 2020 DEC 31	38,610	–
TRS_FL SPGCESTR INDEX P TBILDI3M 16 BPS 2020 FEB 14	21,104,911	–
TRS_FL SPGCESTR INDEX P TBILDI3M 17 BPS 2020 FEB 14	21,802,445	–
US 10YR NOTE FUTURE (CBT) EXP MAR 20	9,374,870	–
US 10YR ULTRA FUTURE (CBT) EXP MAR 20	3,236,195	–
US 2YR NOTE FUTURE (CBT) EXP MAR 20	42,884,699	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
US 5YR NOTE FUTURE (CBT) EXP MAR 20	23,959,296	–
US TREAS BD FUTURE (CBT) EXP MAR 20	4,365,403	–
US ULTRA BOND (CBT) EXP MAR 20	3,269,831	–
VARS GOLDLNPM 0.01782225 SOG 2020 JUN 08	599,240	1,479
VARS GOLDLNPM 0.0196 MYC 2020 MAY 12	714,280	2,518
VARS SLVRLND 0.045796 MYC 2020 MAY 12	233,640	–
VOLS EURCHF 0.0441 SOG 2020 JUN 08	190,480	–
WEIR GROUP PLC/THE TRS	32,964	16,592
WEIR_GROUP PLC/THE TRS	235,180	101,560
WESFARMERS LTD TRS	41,678	–
WHEAT FUTURE (CBT) EXP JUL 20	648,048	–
WHEAT FUTURE (CBT) EXP MAR 20	754,340	–
WHEAT FUTURE (CBT) EXP MAY 20	926,921	–
WHITE SUGAR FUTURE (ICE) EXP MAR 20	233,493	–
WHITE SUGAR FUTURE (ICE) EXP MAY 20	127,617	–
WTI CRUDE FUT (NYM) FEB 20 PUT FEB 20 055.000 ED 01/15/20	2	320
WTI CRUDE FUTURE (ICE) EXP DEC 20	395,087	–
WTI CRUDE FUTURE (ICE) EXP DEC 21	212,284	–
WTI CRUDE FUTURE (ICE) EXP JUN 20	59,441	–
WTI CRUDE FUTURE (ICE) EXP JUN 21	762,174	–
WTI CRUDE FUTURE (ICE) EXP MAR 20	486,168	–
WTI CRUDE FUTURE (NYM) EXP DEC 20	1,411,025	–
WTI CRUDE FUTURE (NYM) EXP DEC 21	2,759,692	–
WTI CRUDE FUTURE (NYM) EXP DEC 22	1,083,201	–
WTI CRUDE FUTURE (NYM) EXP DEC 23	359,177	–
WTI CRUDE FUTURE (NYM) EXP FEB 20	366,366	–
WTI CRUDE FUTURE (NYM) EXP JUN 20	3,863,665	–
WTI CRUDE FUTURE (NYM) EXP JUN 21	4,191,957	–
WTI CRUDE FUTURE (NYM) EXP JUN 22	1,146,222	–
WTI CRUDE FUTURE (NYM) EXP MAR 20	2,977,779	–
WTI CRUDE FUTURE (NYM) EXP MAR 21	3,208,618	–
WTI CRUDE FUTURE (NYM) EXP MAY 21	382,907	–
WTI CRUDE FUTURE (NYM) EXP SEP 20	751,023	–
WTI CRUDE FUTURE (NYM) JUN 20 CALL JUN 20 059.500 ED 051420	25	92,750
WTI CRUDE FUTURE (NYM) JUN 20 PUT JUN 20 059.500 ED 05/14/20	25	94,250
WTI CRUDE FUTURE JUN 20 CALL JUN 20 065.000 ED 051420	10	14,000
WTI-BRENT ICE SW FUTURE (NYM) EXP APR 20	9,541	–
WTI-BRENT ICE SW FUTURE (NYM) EXP AUG 20	9,391	–
WTI-BRENT ICE SW FUTURE (NYM) EXP DEC 20	9,141	–
WTI-BRENT ICE SW FUTURE (NYM) EXP FEB 20	9,171	–
WTI-BRENT ICE SW FUTURE (NYM) EXP JAN 20	8,751	–
WTI-BRENT ICE SW FUTURE (NYM) EXP JUL 20	9,421	–
WTI-BRENT ICE SW FUTURE (NYM) EXP JUN 20	9,601	–
WTI-BRENT ICE SW FUTURE (NYM) EXP MAR 20	9,411	–
WTI-BRENT ICE SW FUTURE (NYM) EXP MAY 20	9,601	–
WTI-BRENT ICE SW FUTURE (NYM) EXP NOV 20	9,231	–
WTI-BRENT ICE SW FUTURE (NYM) EXP OCT 20	9,251	–
WTI-BRENT ICE SW FUTURE (NYM) EXP SEP 20	9,331	–
ZINC FUTURE (LME) EXP MAR 20	170,609	–
Total Derivative Assets		$7,296,705
Total Investment Assets (at fair value)		$8,361,336,324

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Separately Managed Accounts
Common Stock Liabilities
ALTICE USA INC	(66,735)	$(1,824,535)
AT&T INC	(20,839)	(814,388)
CANON INC ADR	(5,414)	(148,073)
CENTURYLINK INC	(107,028)	(1,413,840)
CH ROBINSON WORLDWIDE INC	(9,061)	(708,570)
CHARTER COMMUNICATIONS INC	(4,361)	(2,115,534)
CHILDREN’S PLACE INC/THE	(9,626)	(601,818)
CHUBB LTD	(4,458)	(693,932)
CIENA CORP	(15,973)	(681,887)
CIRRUS LOGIC INC	(4,849)	(399,606)
CREE INC	(15,672)	(723,263)
DISCOVERY INC	(20,902)	(684,331)
DISH NETWORK CORP	(37,222)	(1,320,364)
GAMESTOP CORP	(102,912)	(625,705)
GENTEX CORP	(22,221)	(643,965)
GOPRO INC	(88,759)	(385,214)
HCA HEALTHCARE INC	(2,330)	(344,397)
HENNES & MAURITZ AB	(148,296)	(3,017,648)
HENRY SCHEIN INC	(14,489)	(966,706)
HSBC HOLDINGS PLC ADR	(3,496)	(136,659)
HUB GROUP INC	(9,843)	(504,847)
IROBOT CORP	(26,287)	(1,330,911)
JANUS HENDERSON GROUP PLC	(15,906)	(388,902)
JB HUNT TRANSPORT SERVICES INC	(23,736)	(2,771,890)
JC PENNEY CO INC	(232,081)	(259,931)
JM SMUCKER CO/THE	(6,385)	(664,870)
LOGITECH INTERNATIONAL SA	(22,798)	(1,078,767)
MACY’S INC	(17,718)	(301,206)
MANHATTAN ASSOCIATES INC	(7,975)	(636,006)
MATTEL INC	(124,711)	(1,689,834)
MEREDITH CORP	(37,983)	(1,233,308)
MOWI ASA	(76,455)	(1,985,483)
NEW YORK TIMES CO/THE	(47,970)	(1,543,195)
OMNICOM GROUP INC	(8,188)	(663,392)
SHOPIFY INC	(2,843)	(1,130,320)
SINCLAIR BROADCAST GROUP INC	(17,347)	(578,349)
SNAP INC	(33,997)	(555,171)
SONOS INC	(35,593)	(555,963)
SONOVA HOLDING AG	(1,274)	(291,414)
SWISSCOM AG	(3,855)	(2,040,660)
TRAVELERS COS INC/THE	(2,503)	(342,786)
UBIQUITI INC	(3,833)	(724,360)
ULTA BEAUTY INC	(2,735)	(692,338)
WADDELL & REED FINANCIAL INC	(41,823)	(699,281)
WESTERN UNION CO/THE	(40,514)	(1,084,965)
WIRECARD AG	(9,520)	(1,148,767)
ZEBRA TECHNOLOGIES CORP	(3,956)	(1,010,521)
ZSCALER INC	(26,957)	(1,253,501)
Total Common Stock Liabilities		$(45,411,373)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Fixed Income Security Liabilities
GOVERNMENT OF CANADA 2.000% 01-JUN-2028 SER H235	(200,000)	$(157,580)
Total Fixed Income Security Liabilities		$(157,580)
Mutual Funds Liabilities
SPDR S&P BIOTECH ETF	(18,329)	$(1,743,371)
Total Mutual Funds Liabilities		$(1,743,371)
Real Estate Investment Trusts Liabilities
UNIBAIL-RODAMCO-WESTFIELD	(2,594)	$(409,540)
Total Real Estate Investment Trusts Liabilities		$(409,540)
Derivative Liabilities
BRENT CRUDE FUT (ICE) JUN 20 CALL JUN 20 066.000 ED 042720	25	$(71,250)
BRENT CRUDE FUT (ICE) JUN 20 PUT JUN 20 066.000 ED 04/27/20	25	(119,250)
BRENT CRUDE FUT (ICE) MAR 20 CALL MAR 20 067.000 ED 012820	12	(15,600)
CANON TRS	34,490	(5,920)
CCP CDX_BP CDX IG33 10Y ICE P 1% 2029 DEC 20	8,000,000	(69,048)
CCP IRS P US0003M INDEX (OTC) PUT AUG 20 001.456 ED 08/19/20	3,300,000	(28,655)
CCP IRS P US0003M INDEX (OTC) PUT AUG 21 001.448 ED 08/23/21	2,500,000	(34,960)
CCP IRS P US0003M INDEX 083124 PUT AUG 21 001.399 ED 082621	3,300,000	(49,113)
CCP IRS P US0003M INDEX PUT SEP 21 001.880 ED 091521	2,500,000	(18,728)
CCP IRS P US0003M R 1.249% 2024 AUG 31	1,400,000	(17,299)
CCP IRS P US0006M INDEX PUT JUN 20 00.0465 ED 06/29/20	165,000,000	(2,363)
CCP IRS R 1.6% P US0003M LCH PUT JUN 20 001.600 ED 060820	7,200,000	(10,930)
CCP IRS R 1.6% P US0003M LCH PUT JUN 20 001.600 ED 060920	4,800,000	(7,366)
CCP_CDS. BP UL RAI CME PAY 100BPS 2020 DEC 21	300,000	(2,762)
CCP_CDS. BP UL UNITED UTILITIE PAY 100BPS 2020 DEC 20	100,000	(1,016)
CCP_CDX. BP UL CDX.NA.IG.32_V1 PAY 100BPS 2029 JUN 20	2,500,000	(28,223)
CCP_CDX. BP UL CDX-NAIGS33V1-5 PAY 100BPS 2024 DEC 20	300,000	(7,778)
CCP_CDX. BP UL ITRAXX EUROPE S PAY 100BPS 2029 JUN 20	4,600,000	(88,631)
CCP_CDX. BP UL ITRAXX_EUROPE_3 PAY 100BPS 2024 JUN 20	200,000	(6,252)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.9% 2029 DEC 18	2,100,000	(39,236)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.71% 2029 OCT 02	500,000	(15,456)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.25% 2050 MAR 18	50,000	(6,270)
CCP_IRS. P EUR-EURIBOR-REUTERS REC -0.5% 2025 MAR 18	2,300,000	(53,956)
CCP_IRS. P EUR-EURIBOR-REUTERS REC -0.15% 2030 MAR 18	2,850,000	(124,238)
CCP_IRS. P GBP-LIBOR-BBA 6M CM REC 0.75% 2025 MAR 18	1,100,000	(10,232)
CCP_IRS. P GBP-LIBOR-BBA 6M CM REC 0.75% 2050 MAR 18	600,000	(76,447)
CCP_IRS. P JPY-LIBOR-BBA 6M CM REC 0.04% 2029 NOV 29	80,000,000	(7,099)
CCP_IRS. R JPY-LIBOR-BBA 6M CM PAY 0.4% 2039 JUN 19	120,000,000	(12,213)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.0% 2030 JAN 15	1,600,000	(15,276)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.5% 2021 DEC 18	4,500,000	(71,231)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.5% 2024 DEC 18	4,800,000	(178,172)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 3.0% 2024 JUN 19	1,400,000	(77,881)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.25% 2028 JUN 20	200,000	(6,543)
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.25% 2050 MAR 12	300,000	(10,725)
CCP_OIS. R USD FEDL01 1D CME PAY 0.03% 2025 APR 30	800,000	(48,874)
CCS USD P US3ML-AUD3MBBSW+42 2029 JUL 31	552,000	(552,000)
CCS USD P US3ML-EUR3ML-16.2 VAR RT 03/18/2030 DD 03/18/20	335,400	(335,400)
CCS USD P US3ML-EUR3ML-17.2 2030 JAN 23	1,008,000	(1,008,095)
CDS BP CMZB P 1% 2022 JUN 20	200,000	(1,921)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CDS BP UL JAPAN P 100BPS 2022 JUN 20	1,300,000	(29,072)
CDS BP UL PEOPLE’S REPUBLIC O P 100BPS 2023 JUN 20	400,000	(11,028)
CDS BP UL REPUBLIC OF KOREA P 100BPS 2023 JUN 20	1,000,000	(29,196)
CDS SP UL REPUBLIC OF SOUTH A R 100BPS 2023 DEC 20	100,000	(1,343)
CDS SP UL REPUBLIC OF SOUTH A R 100BPS 2023 JUN 20	100,000	(765)
CDX ITRX.EUR.32.1 5YR SP CALL FEB 20 000.425 ED 021920	200,000	(157)
CDX ITRX.EUR.32.1 5YR SP CALL FEB 20 000.450 ED 021920	300,000	(455)
CDX ITRX.EUR.32.1 5YR SP CALL FEB 20 000.475 ED 021920	300,000	(735)
CDX ITRX.EUR.32.1 5YR SP CALL FEB 20 047.500 ED 021920	200,000	(490)
CDX ITRX.EUR.32.1 5YR SP CALL JAN 20 000.475 ED 011520	300,000	(583)
CDX ITRX.EUR.32.1 5YR SP CALL MAR 20 000.425 ED 031820	1,200,000	(1,164)
CDX ITRX.EUR.32.1 5YR SP CALL MAR 20 000.450 ED 031820	600,000	(1,009)
CDX ITRX.EUR.32.1 5YR SP PUT FEB 20 000.700 ED 021920	200,000	(28)
CDX ITRX.EUR.32.1 5YR SP PUT FEB 20 000.800 ED 021920	100,000	(10)
CDX ITRX.EUR.32.1 5YR SP PUT FEB 20 000.850 ED 021920	200,000	(17)
CDX ITRX.EUR.32.1 5YR SP PUT FEB 20 000.900 ED 021920	200,000	(15)
CDX ITRX.EUR.32.1 5YR SP PUT FEB 20 080.000 ED 021920	400,000	(39)
CDX ITRX.EUR.32.1 5YR SP PUT JAN 20 000.800 ED 011520	300,000	(8)
CDX ITRX.EUR.32.1 5YR SP PUT MAR 20 000.700 ED 031820	1,200,000	(336)
CDX ITRX.EUR.32.1 5YR SP PUT MAR 20 000.800 ED 031820	600,000	(110)
CDX.NA.IG.33.1 5YR SP CALL FEB 20 000.475 ED 021920	400,000	(696)
CDX.NA.IG.33.1 5YR SP PUT FEB 20 000.725 ED 021920	200,000	(28)
CDX.NA.IG.33.1 5YR SP PUT FEB 20 000.800 ED 021920	200,000	(25)
CDX.NA.IG.33.1 5YR SP PUT JAN 20 000.900 ED 011520	200,000	(2)
CDX.NA.IG.33.1 5YR SP PUT JAN 20 001.000 ED 011520	300,000	(1)
CDX.NA.IG.33.1 5YR SP PUT JAN 20 090.000 ED 011520	400,000	(5)
CELLTRION_INC TRS	13,402	(99,896)
CENTENE CORP CALL JAN 20 065.000 ED 011720	25	(1,688)
CNH/USD SPOT OPTION 2020 CALL JAN 20 007.080 ED 011520	467,000	(274)
CNH/USD SPOT OPTION 2020 CALL MAR 20 007.140 ED 030620	1,478,000	(3,423)
CNH/USD SPOT OPTION 2020 PUT JAN 20 006.950 ED 011520	467,000	(896)
COM FWD EURMARG 2H19 6.97 MYC 2019 DEC 31	200	(1,271)
COM FWD EURMARG 2H19 MYC 2019 DEC 31	200	(1,307)
COM FWD EURMARG 4Q 19 6.08 2019 DEC 31	700	(3,824)
COM FWD EURMARG 4Q19 6.00 2019 DEC 31	400	(2,153)
COM FWD EURMARG 4Q19 6.06 MYC 2019 DEC 31	400	(2,177)
COM FWD EURMARG CAL19 JPM 2019 DEC 31	700	(4,293)
COM FWD EURMARG3 INDEX P US003M+0BPS 2020 DEC 31	1,200	(1,931)
COM FWD EURMARG3 CAL 19 MYC 2019 DEC 31	400	(2,332)
COM FWD EURMARG3 CAL 20 8.75 2020 DEC 31	1,200	(482)
COM FWD EURMARG3 CAL 20 JPM 2020 DEC 31	2,400	(3,696)
COM FWD EURMARG3 CAL20 8.5 2020 DEC 31	4,800	(738)
COM FWD EURMARG3 CAL20 8.52 2020 DEC 31	3,600	(625)
COM FWD EURMARG3 CAL20 8.58 2020 DEC 31	1,200	(280)
COM FWD EURMARG3 CAL20 8.95 2020 DEC 31	1,200	(719)
COM FWD EUROBOBCO CAL21 7.70 2021 DEC 31	1,200	(1,929)
COM FWD FUELCO 4Q19 -16.15 2019 DEC 31	103	(1,100)
COM FWD FUELCO CAL 20-13 BPS CALL DEC 20 000.130 ED 123120	2	(259)
COM FWD MEHMIDCAL20-21 CBK 2021 DEC 31	9,200	(2,177)
COM FWD QSCOCAL20 @18.1 JPM CALL DEC 20 018.100 ED 123120	2	(2,975)
COM FWD W H0 510.7565 JPM 2020 FEB 21	10,000	(4,511)
COM FWD W H0 512.5 JPM 21 FEB 2020	45,000	(19,517)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
COM FWD W H0 512.75 JPM 21 FEB 2020	10,000	(4,312)
COM FWD W N0 532.75 JPM 2020 JUN 26	110,000	(30,793)
COM FWD WURMARG CAL 19 6.25 2019 DEC 31	100	(563)
COM UL COM FWD EURMARG 2H19 6. 2019 DEC 31	100	(634)
COM UL COM FWD EURMARG 2Q4Q19 2019 DEC 31	100	(596)
COM UL COM FWD EURMARG 4Q19 5. 2019 DEC 31	400	(1,893)
COM UL COM FWD EURMARG CAL19 6 2019 DEC 31	600	(3,656)
COM UL COM FWD EURMARG3 CAL19 2019 DEC 31	100	(541)
COM UL COM FWD EURMARG3 CAL20 2020 DEC 31	2,700	(1,413)
COM UL COM FWD JETBRENT 4Q19 - 2019 DEC 31	289	(259)
COMMIT TO PUR FNMA SF MTG 3.000% 02/01/2050 DD 02/01/20	5,400,000	(71,657)
COMMIT TO PUR FNMA SF MTG 3.500% 01/01/2035 DD 01/01/20	100,000	(3,652)
COMMONWEALTH BANK OF AUSTRAL TRS	24,302	(83,162)
CROWN HOLDINGS INC PUT JAN 20 070.000 ED 01/17/20	24	(1,500)
CSL LTD TRS	8,196	(430,248)
DAIFUKU CO LTD TRS	11,486	(124,476)
ESSILORLUXOTTICA TRS	809	(2,903)
ESSILORLUXOTTICA_ TRS	1,386	(26,095)
FLEETCOR TECHNOLOGIES INC PUT JAN 20 290.000 ED 01/17/20	12	(7,140)
FORTESCUE METALS GROUP LTD TRS	321,261	(519,568)
HAMMERSON PLC TRS	28,390	(8,031)
HAMMERSON_PLC TRS	179,733	(62,345)
HARMONIC DRIVE SYSTEMS INC TRS	4,703	(73,366)
HARMONIC_DRIVE SYSTEMS INC TRS	17,283	(183,625)
HSBC HOLDINGS PLC TRS	35,224	(5,479)
HSBC HOLDINGS TRS	10,859	(2,608)
INDORAMA VENTURES PCL-NVDR TRS	515,256	(51,399)
INF FLR US @10-08-21-1Y PUT OCT 22 000.000 ED 100822	750,000	(376)
INT FLR US @ 0 10 07 21 PUT OCT 22 000.000 ED 100722	1,750,000	(867)
IRS P CNY-7D FIXING REPO RATE R 2.79% 2024 JUL 05	6,900,000	(5,267)
IRS P CNY-7D FIXING REPO RATE R 2.84% 2024 JUL 25	8,100,000	(3,799)
IRS USD R 1.57% CME CALL FEB 20 001.570 ED 022520	5,000,000	(4,052)
IRS USD R 1.57% CME PUT FEB 20 001.570 ED 022520	5,000,000	(11,914)
IRS_P US3ML/AUD3MBBSW+42.2 2029 AUG 27	473,620	(473,620)
NAT GAS EUR FUTURE FEB 20 PUT FEB 20 002.150 ED 01/28/20	2	(1,692)
NAT GAS EUR FUTURE MAR 20 CALL MAR 20 002.450 ED 022520	12	(6,372)
NAT GAS EUR FUTURE MAR 20 CALL MAR 20 004.000 ED 022520	4	(176)
NAT GAS EUR FUTURE MAR 20 PUT MAR 20 001.950 ED 02/25/20	12	(5,760)
NATURAL GAS SPRD J0-V0 (OTC) PUT MAR 20 000.200 ED 03/26/20	4	(2,000)
PEPTIDREAM INC TRS	10,178	(31,263)
PEPTIDREAM_INC TRS	20,538	(42,418)
ROLLS-ROYCE HOLDINGS PLC TRS	130,001	(173,371)
ROLLS-ROYCE_HOLDINGS PLC TRS	336,716	(503,244)
SAMSUNG BIOLOGICS CO LTD TRS	1,492	(165,755)
TAKEDA PHARMACEUTICAL CO LTD TRS	7,047	(24,710)
TAKEDA_PHARMACEUTICAL CO LTD TRS	11,443	(9,478)
TRS 3ML-IBOXIG INDX 2020 MAR 20	1,200,000	(26,066)
TRS EL COMM SWAP JMABFNJ2 P 0+0 BPS 2019 DEC 31	3,685,832	(5,985)
TRS EL UL BCOMTR INDEX P TBILL3M + 13BPS 2020 JAN 15	6,212,904	(91,781)
TRS EL UL JMABCT3E INDEX P 15BPS 2020 FEB 14	63,898	(429)
US 10YR NOTE FUTURE MAR 20 CALL FEB 20 130.00 ED 01/24/20	6	(469)
US 10YR NOTE FUTURE MAR 20 CALL FEB 20 130.500 ED 012420	3	(141)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
US 10YR NOTE FUTURE MAR 20 PUT FEB 20 127.000 ED 01/24/20	6	(563)
US 10YR NOTE FUTURE MAR 20 PUT FEB 20 127.500 ED 01/24/20	3	(563)
VARS SLVRLND 0.045796 MYC 2020 MAY 12	233,640	(3,218)
VOLS EURCHF 0.0441 SOG 2020 JUN 08	190,480	(2,111)
WESFARMERS LTD TRS	41,678	(99,389)
WTI CRUDE FUT (NYM) FEB 20 CALL FEB 20 061.500 ED 011520	12	(11,640)
WTI CRUDE FUT (NYM) MAR 20 CALL MAR 20 063.500 ED 021420	12	(11,160)
WTI CRUDE FUTURE JUN 20 CALL JUN 20 065.000 ED 051420	10	(14,000)
Total Derivative Liabilities		$(6,913,762)
Total Investment Liabilities (at fair value)		$(54,635,626)
Total Investment Assets less Investment Liabilities		$8,306,700,698
*Notes Receivable from Participants with interest rates ranging from 3.25% to 6.50% with maturities up to 10 years		$26,258,963
Total Investments, net		$8,332,959,661

*	Denotes party-in-interest

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
Securities Purchased Under Agreements to Resell
BANK OF MONTREAL 0.000001% 06 Jun 2	500,000	$373,566
BANK OF MONTREAL 0.01% 19 Feb 2019	200,000	150,841
BANK OF NOVA SCOTIA 0.00001% 10 Jun 20	500,000	376,832
BANK OF NOVA SCOTIA 0.01% 14 Feb 2019	100,000	75,078
BANK OF NOVA SCOTIA 0.01% 15 Feb 2019	200,000	150,602
BANK OF NOVA SCOTIA 1% 06 Feb 2019	100,000	75,893
BANK OF NOVA SCOTIA 1% 08 Feb 2019	200,000	150,659
BARCLAYS CAPITAL REPO 2.2% 10 Sep 2019	11,200,000	11,200,000
BARCLAYS CAPITAL REPO 2.2% 11 Sep 2019	26,400,000	26,400,000
BARCLAYS CAPITAL REPO 2.47% 09 May 2019	3,500,000	3,500,000
CITIGROUP REPO 2.44% 11 Mar 2019	8,600,000	8,600,000
CITIGROUP REPO 2.45% 02 Jul 2019	1,500,000	1,500,000
CITIGROUP REPO 2.45% 08 Mar 2019	8,300,000	8,300,000
CITIGROUP REPO 2.45% 27 Mar 2019	8,100,000	8,100,000
CITIGROUP REPO 2.46% 10 May 2019	3,000,000	3,000,000
CITIGROUP REPO 2.46% 28 Mar 2019	8,500,000	8,500,000
CITIGROUP REPO 2.47% 07 May 2019	3,200,000	3,200,000
CITIGROUP REPO 2.49% 02 Apr 2019	7,200,000	7,200,000
CITIGROUP REPO 2.5% 08 May 2019	3,200,000	3,200,000
CITIGROUP REPO 2.51% 22 Mar 2019	7,400,000	7,400,000
CITIGROUP REPO 2.51% 29 Mar 2019	7,400,000	7,400,000
CITIGROUP REPO 2.71% 01 Mar 2019	6,400,000	6,400,000
CITIGROUP REPO 2.75% 01 Apr 2019	7,400,000	7,400,000
DEUTSCHE BANK REPO 1.60% 06 Nov 2019	1,300,000	1,300,000
DEUTSCHE BANK REPO 2.4% 07 Feb 2019	5,400,000	5,400,000
DEUTSCHE BANK REPO 2.41% 06 Mar 2019	8,200,000	8,200,000
DEUTSCHE BANK REPO 2.41% 07 Mar 2019	8,200,000	8,200,000
DEUTSCHE BANK REPO 2.41% 25 Mar 2019	7,400,000	7,400,000
DEUTSCHE BANK REPO 2.41% 26 Mar 2019	8,000,000	8,000,000
DEUTSCHE BANK REPO 2.41% 29 Jan 2019	4,700,000	4,700,000
DEUTSCHE BANK REPO 2.42% 05 Mar 2019	7,900,000	7,900,000
DEUTSCHE BANK REPO 2.42% 13 Feb 2019	5,300,000	5,300,000
DEUTSCHE BANK REPO 2.42% 14 Feb 2019	6,300,000	6,300,000
DEUTSCHE BANK REPO 2.42% 23 Jan 2019	4,700,000	4,700,000
DEUTSCHE BANK REPO 2.42% 28 Feb 2019	6,400,000	6,400,000
DEUTSCHE BANK REPO 2.43% 13 Mar 2019	8,500,000	8,500,000
DEUTSCHE BANK REPO 2.43% 15 Feb 2019	6,700,000	6,700,000
DEUTSCHE BANK REPO 2.43% 19 Mar 2019	8,200,000	8,200,000
DEUTSCHE BANK REPO 2.43% 21 Feb 2019	6,600,000	6,600,000
DEUTSCHE BANK REPO 2.43% 26 Feb 2019	6,800,000	6,800,000
DEUTSCHE BANK REPO 2.43% 27 Feb 2019	6,600,000	6,600,000
DEUTSCHE BANK REPO 2.43% 30 Jan 2019	4,500,000	4,500,000
DEUTSCHE BANK REPO 2.44% 14 Mar 2019	7,800,000	7,800,000
DEUTSCHE BANK REPO 2.44% 15 Mar 2019	8,000,000	8,000,000
DEUTSCHE BANK REPO 2.45% 12 Feb 2019	5,900,000	5,900,000
DEUTSCHE BANK REPO 2.45% 15 Apr 2019	5,400,000	5,400,000
DEUTSCHE BANK REPO 2.45% 25 Apr 2019	3,700,000	3,700,000
DEUTSCHE BANK REPO 2.46% 12 Apr 2019	5,600,000	5,600,000
DEUTSCHE BANK REPO 2.46% 16 Apr 2019	5,000,000	5,000,000
DEUTSCHE BANK REPO 2.46% 20 Mar 2019	8,100,000	8,100,000
DEUTSCHE BANK REPO 2.46% 26 Apr 2019	4,300,000	4,300,000
DEUTSCHE BANK REPO 2.47% 11 Apr 2019	5,700,000	5,700,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
DEUTSCHE BANK REPO 2.47% 23 Apr 2019	4,000,000	4,000,000
DEUTSCHE BANK REPO 2.47% 29 Apr 2019	4,300,000	4,300,000
DEUTSCHE BANK REPO 2.48% 09 Apr 2019	6,200,000	6,200,000
DEUTSCHE BANK REPO 2.48% 10 Apr 2019	5,900,000	5,900,000
DEUTSCHE BANK REPO 2.49% 08 Apr 2019	6,200,000	6,200,000
DEUTSCHE BANK REPO 2.49% 18 Mar 2019	8,200,000	8,200,000
DEUTSCHE BANK REPO 2.49% 24 Apr 2019	3,900,000	3,900,000
DEUTSCHE BANK REPO 2.5% 21 Mar 2019	8,200,000	8,200,000
DEUTSCHE BANK REPO 2.5% 30 Apr 2019	4,600,000	4,600,000
DEUTSCHE BANK REPO 2.52% 03 May 2019	3,300,000	3,300,000
DEUTSCHE BANK REPO 2.52% 22 Apr 2019	3,800,000	3,800,000
DEUTSCHE BANK REPO 2.55% 18 Apr 2019	3,900,000	3,900,000
DOW CHEMICAL COMPANY 2.73% 19 Jun 2019	800,000	800,000
HITACHI CAP AMER CP 2.7% 25 Apr 2019	600,000	600,000
HSBC BANK CANADA. 0.01% 06 Feb 2019	100,000	75,893
HSBC BANK CANADA. 0.01% 07 Feb 2019	300,000	226,210
HSBC BANK CANADA. 0.01% 08 Feb 2019	200,000	150,659
MERRILL LYNCH REPO 1.56% 20 Dec 2019	36,900,000	36,900,000
MERRILL LYNCH REPO 1.56% 26 Dec 2019	36,300,000	36,300,000
MERRILL LYNCH REPO 1.56% 27 Dec 2019	36,600,000	36,600,000
MERRILL LYNCH REPO 1.57% 30 Dec 2019	36,400,000	36,400,000
MERRILL LYNCH REPO 1.59% 31 Dec 2019	36,700,000	36,700,000
MERRILL LYNCH REPO 1.61% 07 Nov 2019	40,400,000	40,400,000
MERRILL LYNCH REPO 1.61% 08 Nov 2019	40,400,000	40,400,000
MERRILL LYNCH REPO 1.71% 08 Apr 2019	919,750	690,270
MERRILL LYNCH REPO 1.85% 01 Nov 2019	15,600,000	15,600,000
PARIBAS REPO 1.86% 23 Sep 2019	39,600,000	39,600,000
PARIBAS REPO 1.89% 24 Sep 2019	39,300,000	39,300,000
PARIBAS REPO 2.5% 17 Apr 2019	4,300,000	4,300,000
PARIBAS REPO 2.5% 19 Sep 2019	44,300,000	44,300,000
PARIBAS REPO 2.51% 04 Apr 2019	6,600,000	6,600,000
PARIBAS REPO 6.25% 18 Sep 2019	7,800,000	7,800,000
REPO BNP PARIBAS SECURITIES CO -0.6% 01 Mar 2019	100,630	114,592
REPO CREDIT SUISSE 1.52% 23 Dec 2019	36,900,000	36,900,000
REPO CREDIT SUISSE 1.54% 27 Nov 2019	41,500,000	41,500,000
REPO CREDIT SUISSE 1.54% 13 Dec 2019	35,300,000	35,300,000
REPO CREDIT SUISSE 1.55% 16 Dec 2019	35,200,000	35,200,000
REPO CREDIT SUISSE 1.55% 24 Dec 2019	36,600,000	36,600,000
REPO CREDIT SUISSE 1.56% 29 Nov 2019	41,700,000	41,700,000
REPO CREDIT SUISSE 1.56% 04 Dec 2019	39,800,000	39,800,000
REPO CREDIT SUISSE 1.56% 12 Dec 2019	41,000,000	41,000,000
REPO CREDIT SUISSE 1.56% 18 Dec 2019	36,100,000	36,100,000
REPO CREDIT SUISSE 1.56% 19 Dec 2019	37,200,000	37,200,000
REPO CREDIT SUISSE 1.57% 05 Dec 2019	39,800,000	39,800,000
REPO CREDIT SUISSE 1.57% 11 Dec 2019	40,900,000	40,900,000
REPO CREDIT SUISSE 1.58% 05 Nov 2019	39,300,000	39,300,000
REPO CREDIT SUISSE 1.58% 19 Nov 2019	40,900,000	40,900,000
REPO CREDIT SUISSE 1.58% 20 Nov 2019	42,000,000	42,000,000
REPO CREDIT SUISSE 1.58% 06 Dec 2019	40,000,000	40,000,000
REPO CREDIT SUISSE 1.58% 09 Dec 2019	40,700,000	40,700,000
REPO CREDIT SUISSE 1.58% 10 Dec 2019	40,800,000	40,800,000
REPO CREDIT SUISSE 1.59% 04 Nov 2019	39,200,000	39,200,000
REPO CREDIT SUISSE 1.59% 06 Nov 2019	40,200,000	40,200,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
REPO CREDIT SUISSE 1.60% 21 Nov 2019	40,000,000	40,000,000
REPO CREDIT SUISSE 1.60% 26 Nov 2019	41,400,000	41,400,000
REPO CREDIT SUISSE 1.61% 12 Nov 2019	40,600,000	40,600,000
REPO CREDIT SUISSE 1.61% 14 Nov 2019	40,700,000	40,700,000
REPO CREDIT SUISSE 1.61% 18 Nov 2019	40,800,000	40,800,000
REPO CREDIT SUISSE 1.61% 22 Nov 2019	40,300,000	40,300,000
REPO CREDIT SUISSE 1.61% 25 Nov 2019	40,900,000	40,900,000
REPO CREDIT SUISSE 1.62% 13 Nov 2019	40,700,000	40,700,000
REPO CREDIT SUISSE 1.62% 15 Nov 2019	40,900,000	40,900,000
REPO CREDIT SUISSE 1.65% 02 Dec 2019	41,600,000	41,600,000
REPO CREDIT SUISSE 1.65% 17 Dec 2019	35,300,000	35,300,000
REPO CREDIT SUISSE 1.67% 03 Dec 2019	40,000,000	40,000,000
REPO CREDIT SUISSE 1.82% 30 Oct 2019	40,100,000	40,100,000
REPO CREDIT SUISSE 1.84% 31 Oct 2019	40,100,000	40,100,000
REPO CREDIT SUISSE 1.85% 28 Oct 2019	40,600,000	40,600,000
REPO CREDIT SUISSE 1.85% 29 Oct 2019	41,000,000	41,000,000
REPO CREDIT SUISSE 1.86% 04 Oct 2019	38,500,000	38,500,000
REPO CREDIT SUISSE 1.86% 07 Oct 2019	38,500,000	38,500,000
REPO CREDIT SUISSE 1.87% 02 Oct 2019	39,200,000	39,200,000
REPO CREDIT SUISSE 1.87% 03 Oct 2019	39,000,000	39,000,000
REPO CREDIT SUISSE 1.87% 08 Oct 2019	38,600,000	38,600,000
REPO CREDIT SUISSE 1.88% 09 Oct 2019	38,600,000	38,600,000
REPO CREDIT SUISSE 1.88% 10 Oct 2019	38,500,000	38,500,000
REPO CREDIT SUISSE 1.88% 15 Oct 2019	39,000,000	39,000,000
REPO CREDIT SUISSE 1.89% 11 Oct 2019	38,700,000	38,700,000
REPO CREDIT SUISSE 1.89% 22 Oct 2019	39,700,000	39,700,000
REPO CREDIT SUISSE 1.90% 24 Oct 2019	39,800,000	39,800,000
REPO CREDIT SUISSE 1.90% 25 Oct 2019	40,200,000	40,200,000
REPO CREDIT SUISSE 1.92% 21 Oct 2019	36,400,000	36,400,000
REPO CREDIT SUISSE 1.92% 23 Oct 2019	39,600,000	39,600,000
REPO CREDIT SUISSE 2% 25 Sep 2019	39,500,000	39,500,000
REPO CREDIT SUISSE 2.00% 18 Oct 2019	36,400,000	36,400,000
REPO CREDIT SUISSE 2.04% 16 Oct 2019	39,500,000	39,500,000
REPO CREDIT SUISSE 2.11% 17 Oct 2019	39,400,000	39,400,000
REPO CREDIT SUISSE 2.13% 09 Aug 2019	36,100,000	36,100,000
REPO CREDIT SUISSE 2.14% 23 Aug 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.14% 27 Aug 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.15% 07 Aug 2019	38,600,000	38,600,000
REPO CREDIT SUISSE 2.15% 08 Aug 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.15% 22 Aug 2019	37,700,000	37,700,000
REPO CREDIT SUISSE 2.15% 26 Aug 2019	38,000,000	38,000,000
REPO CREDIT SUISSE 2.16% 12 Aug 2019	36,400,000	36,400,000
REPO CREDIT SUISSE 2.16% 20 Aug 2019	33,800,000	33,800,000
REPO CREDIT SUISSE 2.16% 30 Aug 2019	38,000,000	38,000,000
REPO CREDIT SUISSE 2.18% 06 Aug 2019	39,200,000	39,200,000
REPO CREDIT SUISSE 2.18% 10 Sep 2019	28,000,000	28,000,000
REPO CREDIT SUISSE 2.18% 13 Aug 2019	37,300,000	37,300,000
REPO CREDIT SUISSE 2.18% 19 Aug 2019	37,100,000	37,100,000
REPO CREDIT SUISSE 2.18% 21 Aug 2019	34,100,000	34,100,000
REPO CREDIT SUISSE 2.18% 29 Aug 2019	37,800,000	37,800,000
REPO CREDIT SUISSE 2.19% 11 Sep 2019	13,100,000	13,100,000
REPO CREDIT SUISSE 2.2% 09 Sep 2019	39,100,000	39,100,000
REPO CREDIT SUISSE 2.2% 15 Aug 2019	38,100,000	38,100,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
REPO CREDIT SUISSE 2.21% 03 Sep 2019	38,500,000	38,500,000
REPO CREDIT SUISSE 2.21% 04 Sep 2019	38,200,000	38,200,000
REPO CREDIT SUISSE 2.21% 12 Sep 2019	40,300,000	40,300,000
REPO CREDIT SUISSE 2.22% 28 Aug 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.24% 14 Aug 2019	37,700,000	37,700,000
REPO CREDIT SUISSE 2.25% 02 Aug 2019	41,700,000	41,700,000
REPO CREDIT SUISSE 2.25% 05 Aug 2019	38,900,000	38,900,000
REPO CREDIT SUISSE 2.25% 16 Sep 2019	39,500,000	39,500,000
REPO CREDIT SUISSE 2.26% 06 Sep 2019	38,300,000	38,300,000
REPO CREDIT SUISSE 2.26% 16 Aug 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.27% 13 Sep 2019	39,800,000	39,800,000
REPO CREDIT SUISSE 2.28% 05 Sep 2019	37,600,000	37,600,000
REPO CREDIT SUISSE 2.38% 17 Jun 2019	38,200,000	38,200,000
REPO CREDIT SUISSE 2.39% 21 Jun 2019	35,800,000	35,800,000
REPO CREDIT SUISSE 2.41% 15 Jul 2019	43,300,000	43,300,000
REPO CREDIT SUISSE 2.41% 20 Jun 2019	35,600,000	35,600,000
REPO CREDIT SUISSE 2.41% 24 May 2019	43,200,000	43,200,000
REPO CREDIT SUISSE 2.41% 28 May 2019	40,700,000	40,700,000
REPO CREDIT SUISSE 2.42% 07 Feb 2019	38,700,000	38,700,000
REPO CREDIT SUISSE 2.42% 14 Jun 2019	38,000,000	38,000,000
REPO CREDIT SUISSE 2.42% 23 May 2019	43,900,000	43,900,000
REPO CREDIT SUISSE 2.42% 24 Jun 2019	40,300,000	40,300,000
REPO CREDIT SUISSE 2.43% 05 Jun 2019	38,800,000	38,800,000
REPO CREDIT SUISSE 2.43% 06 Jun 2019	39,000,000	39,000,000
REPO CREDIT SUISSE 2.43% 07 Mar 2019	41,500,000	41,500,000
REPO CREDIT SUISSE 2.43% 11 Feb 2019	44,300,000	44,300,000
REPO CREDIT SUISSE 2.43% 13 Feb 2019	38,000,000	38,000,000
REPO CREDIT SUISSE 2.43% 13 Jun 2019	39,100,000	39,100,000
REPO CREDIT SUISSE 2.43% 14 May 2019	42,900,000	42,900,000
REPO CREDIT SUISSE 2.43% 15 May 2019	42,300,000	42,300,000
REPO CREDIT SUISSE 2.43% 19 Jun 2019	38,700,000	38,700,000
REPO CREDIT SUISSE 2.43% 21 May 2019	42,700,000	42,700,000
REPO CREDIT SUISSE 2.43% 22 May 2019	43,800,000	43,800,000
REPO CREDIT SUISSE 2.43% 26 Mar 2019	46,900,000	46,900,000
REPO CREDIT SUISSE 2.44% 04 Jun 2019	39,300,000	39,300,000
REPO CREDIT SUISSE 2.44% 04 Mar 2019	47,400,000	47,400,000
REPO CREDIT SUISSE 2.44% 05 Mar 2019	41,400,000	41,400,000
REPO CREDIT SUISSE 2.44% 06 Feb 2019	43,800,000	43,800,000
REPO CREDIT SUISSE 2.44% 06 Mar 2019	41,700,000	41,700,000
REPO CREDIT SUISSE 2.44% 08 Feb 2019	44,400,000	44,400,000
REPO CREDIT SUISSE 2.44% 10 Jun 2019	38,000,000	38,000,000
REPO CREDIT SUISSE 2.44% 11 Jun 2019	38,300,000	38,300,000
REPO CREDIT SUISSE 2.44% 11 Mar 2019	42,200,000	42,200,000
REPO CREDIT SUISSE 2.44% 12 Jun 2019	38,900,000	38,900,000
REPO CREDIT SUISSE 2.44% 12 Mar 2019	50,700,000	50,700,000
REPO CREDIT SUISSE 2.44% 13 May 2019	42,800,000	42,800,000
REPO CREDIT SUISSE 2.44% 14 Feb 2019	38,300,000	38,300,000
REPO CREDIT SUISSE 2.44% 15 Feb 2019	38,700,000	38,700,000
REPO CREDIT SUISSE 2.44% 25 Mar 2019	47,100,000	47,100,000
REPO CREDIT SUISSE 2.44% 31 Jan 2019	4,600,000	4,600,000
REPO CREDIT SUISSE 2.45% 07 Jun 2019	37,900,000	37,900,000
REPO CREDIT SUISSE 2.45% 08 Mar 2019	40,700,000	40,700,000
REPO CREDIT SUISSE 2.45% 10 May 2019	42,900,000	42,900,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
REPO CREDIT SUISSE 2.45% 13 Mar 2019	42,200,000	42,200,000
REPO CREDIT SUISSE 2.45% 17 Jan 2019	5,800,000	5,800,000
REPO CREDIT SUISSE 2.45% 17 Sep 2019	38,800,000	38,800,000
REPO CREDIT SUISSE 2.45% 18 Jan 2019	5,900,000	5,900,000
REPO CREDIT SUISSE 2.45% 20 Feb 2019	45,900,000	45,900,000
REPO CREDIT SUISSE 2.45% 22 Feb 2019	47,200,000	47,200,000
REPO CREDIT SUISSE 2.45% 22 Jan 2019	6,200,000	6,200,000
REPO CREDIT SUISSE 2.45% 23 Jul 2019	40,600,000	40,600,000
REPO CREDIT SUISSE 2.45% 24 Jul 2019	40,800,000	40,800,000
REPO CREDIT SUISSE 2.45% 25 Feb 2019	47,200,000	47,200,000
REPO CREDIT SUISSE 2.45% 25 Jun 2019	41,500,000	41,500,000
REPO CREDIT SUISSE 2.45% 26 Feb 2019	40,600,000	40,600,000
REPO CREDIT SUISSE 2.45% 27 Feb 2019	40,000,000	40,000,000
REPO CREDIT SUISSE 2.45% 27 Mar 2019	46,900,000	46,900,000
REPO CREDIT SUISSE 2.45% 28 Feb 2019	40,400,000	40,400,000
REPO CREDIT SUISSE 2.45% 29 May 2019	41,300,000	41,300,000
REPO CREDIT SUISSE 2.45% 31 Jul 2019	41,200,000	41,200,000
REPO CREDIT SUISSE 2.45% 31 May 2019	41,800,000	41,800,000
REPO CREDIT SUISSE 2.46% 05 Feb 2019	43,100,000	43,100,000
REPO CREDIT SUISSE 2.46% 15 Mar 2019	45,500,000	45,500,000
REPO CREDIT SUISSE 2.46% 18 Jun 2019	38,500,000	38,500,000
REPO CREDIT SUISSE 2.46% 20 May 2019	42,700,000	42,700,000
REPO CREDIT SUISSE 2.46% 21 Feb 2019	42,600,000	42,600,000
REPO CREDIT SUISSE 2.46% 22 Jul 2019	40,400,000	40,400,000
REPO CREDIT SUISSE 2.46% 24 Jan 2019	4,200,000	4,200,000
REPO CREDIT SUISSE 2.46% 26 Jun 2019	42,000,000	42,000,000
REPO CREDIT SUISSE 2.46% 28 Jan 2019	4,600,000	4,600,000
REPO CREDIT SUISSE 2.46% 28 Mar 2019	46,700,000	46,700,000
REPO CREDIT SUISSE 2.46% 29 Jul 2019	41,200,000	41,200,000
REPO CREDIT SUISSE 2.47% 07 May 2019	43,800,000	43,800,000
REPO CREDIT SUISSE 2.47% 09 May 2019	43,000,000	43,000,000
REPO CREDIT SUISSE 2.47% 14 Mar 2019	45,300,000	45,300,000
REPO CREDIT SUISSE 2.47% 17 May 2019	43,100,000	43,100,000
REPO CREDIT SUISSE 2.47% 19 Mar 2019	46,400,000	46,400,000
REPO CREDIT SUISSE 2.47% 30 Jul 2019	41,100,000	41,100,000
REPO CREDIT SUISSE 2.47% 30 May 2019	41,700,000	41,700,000
REPO CREDIT SUISSE 2.48% 02 Apr 2019	45,400,000	45,400,000
REPO CREDIT SUISSE 2.48% 06 May 2019	47,700,000	47,700,000
REPO CREDIT SUISSE 2.48% 12 Apr 2019	46,900,000	46,900,000
REPO CREDIT SUISSE 2.48% 12 Jul 2019	42,300,000	42,300,000
REPO CREDIT SUISSE 2.48% 15 Apr 2019	46,900,000	46,900,000
REPO CREDIT SUISSE 2.48% 20 Mar 2019	47,000,000	47,000,000
REPO CREDIT SUISSE 2.48% 25 Apr 2019	45,900,000	45,900,000
REPO CREDIT SUISSE 2.48% 25 Jan 2019	4,000,000	4,000,000
REPO CREDIT SUISSE 2.48% 25 Jul 2019	41,000,000	41,000,000
REPO CREDIT SUISSE 2.49% 08 May 2019	43,700,000	43,700,000
REPO CREDIT SUISSE 2.49% 12 Feb 2019	38,300,000	38,300,000
REPO CREDIT SUISSE 2.49% 19 Feb 2019	7,000,000	7,000,000
REPO CREDIT SUISSE 2.49% 26 Apr 2019	46,400,000	46,400,000
REPO CREDIT SUISSE 2.49% 26 Jul 2019	41,200,000	41,200,000
REPO CREDIT SUISSE 2.5% 10 Apr 2019	46,000,000	46,000,000
REPO CREDIT SUISSE 2.5% 11 Apr 2019	46,700,000	46,700,000
REPO CREDIT SUISSE 2.5% 19 Feb 2019	39,000,000	39,000,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
REPO CREDIT SUISSE 2.5% 19 Jul 2019	41,600,000	41,600,000
REPO CREDIT SUISSE 2.51% 03 Apr 2019	52,700,000	52,700,000
REPO CREDIT SUISSE 2.51% 04 Apr 2019	45,600,000	45,600,000
REPO CREDIT SUISSE 2.51% 05 Apr 2019	52,000,000	52,000,000
REPO CREDIT SUISSE 2.51% 08 Apr 2019	46,000,000	46,000,000
REPO CREDIT SUISSE 2.51% 09 Apr 2019	46,100,000	46,100,000
REPO CREDIT SUISSE 2.51% 16 Apr 2019	47,000,000	47,000,000
REPO CREDIT SUISSE 2.51% 17 Apr 2019	46,800,000	46,800,000
REPO CREDIT SUISSE 2.51% 17 Jul 2019	43,100,000	43,100,000
REPO CREDIT SUISSE 2.51% 22 Mar 2019	47,200,000	47,200,000
REPO CREDIT SUISSE 2.51% 23 Apr 2019	46,100,000	46,100,000
REPO CREDIT SUISSE 2.51% 27 Jun 2019	41,900,000	41,900,000
REPO CREDIT SUISSE 2.52% 04 Feb 2019	5,400,000	5,400,000
REPO CREDIT SUISSE 2.52% 09 Jul 2019	41,000,000	41,000,000
REPO CREDIT SUISSE 2.52% 16 Jul 2019	43,400,000	43,400,000
REPO CREDIT SUISSE 2.52% 18 Jul 2019	44,800,000	44,800,000
REPO CREDIT SUISSE 2.52% 29 Apr 2019	46,200,000	46,200,000
REPO CREDIT SUISSE 2.53% 03 Jun 2019	41,000,000	41,000,000
REPO CREDIT SUISSE 2.53% 10 Jan 2019	36,100,000	36,100,000
REPO CREDIT SUISSE 2.53% 10 Jul 2019	41,300,000	41,300,000
REPO CREDIT SUISSE 2.53% 11 Jul 2019	41,400,000	41,400,000
REPO CREDIT SUISSE 2.53% 18 Mar 2019	46,300,000	46,300,000
REPO CREDIT SUISSE 2.53% 24 Apr 2019	45,200,000	45,200,000
REPO CREDIT SUISSE 2.54% 03 Jul 2019	42,600,000	42,600,000
REPO CREDIT SUISSE 2.54% 03 May 2019	44,800,000	44,800,000
REPO CREDIT SUISSE 2.54% 16 May 2019	42,700,000	42,700,000
REPO CREDIT SUISSE 2.55% 18 Apr 2019	48,100,000	48,100,000
REPO CREDIT SUISSE 2.55% 21 Mar 2019	47,100,000	47,100,000
REPO CREDIT SUISSE 2.55% 22 Apr 2019	46,200,000	46,200,000
REPO CREDIT SUISSE 2.55% 30 Apr 2019	45,100,000	45,100,000
REPO CREDIT SUISSE 2.59% 02 May 2019	49,400,000	49,400,000
REPO CREDIT SUISSE 2.6% 01 Aug 2019	41,400,000	41,400,000
REPO CREDIT SUISSE 2.63% 01 Feb 2019	4,700,000	4,700,000
REPO CREDIT SUISSE 2.67% 05 Jul 2019	40,300,000	40,300,000
REPO CREDIT SUISSE 2.67% 08 Jul 2019	40,800,000	40,800,000
REPO CREDIT SUISSE 2.7% 01 Mar 2019	40,400,000	40,400,000
REPO CREDIT SUISSE 2.78% 01 May 2019	49,800,000	49,800,000
REPO SOCIETE GENERALE 2.77% 04 Jan 2019	33,800,000	33,800,000
REPO TORONTO DOMINION 2.08% 26 Sep 2019	100,000	100,000
REPO TORONTO DOMINION 2.45% 14 Jan 2019	38,100,000	38,100,000
REPO TORONTO DOMINION 2.5% 11 Jan 2019	37,200,000	37,200,000
ROYAL BANK OF CANADA 0.000001% 10 Jun 2	500,000	376,832
TORONTO DOMINION BANK 0.0000001% 10 Jun	500,000	376,832
TORONTO DOMINION BANK 0.01% 06 Feb 2019	200,000	151,785
TORONTO DOMINION BANK 1.82% 01 Nov 2019	24,400,000	24,400,000
Total Securities Purchased Under Agreements to Resell		$9,446,816,544
Fixed Income Securities
ALEXANDRIA REAL ESTATE E 4.6% 01 Apr 2022	127,000	$134,774
BUONI POLIENNALI DEL TES 3.35% 01 Mar 2035	800,000	928,967
CANADIAN GOVERNMENT 2% 01 Jun 2028	200,000	157,073
CANADIAN GOVERNMENT 2.75% 01 Dec 2048	10,100,000	9,115,527
FED HOME LN DISCOUNT NT 0.01% 01 Feb 2019	1,200,000	1,199,128

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
FED HOME LN DISCOUNT NT 0.01% 05 Jul 2019	1,100,000	1,096,751
FED HOME LN DISCOUNT NT 0.01% 12 Jul 2019	1,200,000	1,200,000
FED HOME LN DISCOUNT NT 0.01% 16 Aug 2019	2,000,000	1,997,014
FED HOME LN DISCOUNT NT 0.01% 16 Jan 2019	1,100,000	1,100,000
FED HOME LN DISCOUNT NT 0.01% 19 Jul 2019	1,500,000	1,500,000
FED HOME LN DISCOUNT NT 0.01% 30 Aug 2019	1,500,000	1,496,514
FNMA POOL BN6249 3.5% 01 Apr 2049	485,737	498,582
FNMA POOL FM1057 1% 01 Jun 2049	3,100,000	3,148,195
FNMA POOL FM1115 1% 01 Jul 2049	1,099,890	1,128,977
FNMA POOL MA3597 3.5% 01 Feb 2049	344,712	353,828
FNMA POOL MA3614 3.5% 01 Mar 2049	169,552	174,036
FNMA POOL MA3637 3.5% 01 Apr 2049	999,900	1,026,343
FNMA TBA 30 YR 3 3% 10 Oct 2049	4,200,000	4,259,678
FNMA TBA 30 YR 3 3% 12 Sep 2049	3,100,000	3,150,979
FNMA TBA 30 YR 3 3% 13 Aug 2050	2,600,000	2,613,680
FNMA TBA 30 YR 3 3% 13 Nov 2049	2,100,000	2,124,158
FNMA TBA 30 YR 3.5 3.5% 10 Oct 2049	15,600,000	15,973,979
FNMA TBA 30 YR 3.5 3.5% 11 Jun 2050	10,800,000	10,926,809
FNMA TBA 30 YR 3.5 3.5% 12 Mar 2050	16,900,000	16,918,588
FNMA TBA 30 YR 3.5 3.5% 12 Sep 2049	9,400,000	9,645,281
FNMA TBA 30 YR 3.5 3.5% 13 Aug 2050	21,900,000	22,490,484
FNMA TBA 30 YR 3.5 3.5% 13 May 2050	11,600,000	11,727,012
FNMA TBA 30 YR 3.5 3.5% 14 Jul 2050	21,900,000	22,326,594
FNMA TBA 30 YR 3.5 3.5% 15 Apr 2050	8,900,000	8,939,324
FNMA TBA 30 YR 3.5 3.5% 15 Feb 2050	21,800,000	21,767,473
FNMA TBA 30 YR 4 4% 10 Oct 2049	31,300,000	32,447,805
FNMA TBA 30 YR 4 4% 11 Jun 2050	19,100,000	19,633,313
FNMA TBA 30 YR 4 4% 12 Mar 2050	17,300,000	17,643,600
FNMA TBA 30 YR 4 4% 12 Sep 2049	16,600,000	17,196,990
FNMA TBA 30 YR 4 4% 13 Aug 2050	18,500,000	19,158,707
FNMA TBA 30 YR 4 4% 13 May 2050	22,400,000	22,971,006
FNMA TBA 30 YR 4 4% 14 Jul 2050	12,100,000	12,475,836
FNMA TBA 30 YR 4 4% 15 Apr 2050	17,400,000	17,881,207
JAPAN (40 YEAR ISSUE) 0.8% 20 Mar 2058	74,000,000	727,718
JAPAN TREASURY DISC BILL 0.00% 16 Dec 2019	410,000,000	3,767,961
JAPAN TREASURY DISC BILL 0.01% 08 Apr 2019	160,000,000	1,435,943
JAPAN TREASURY DISC BILL 0.01% 16 Jul 2019	160,000,000	1,477,787
JAPAN TREASURY DISC BILL 0.01% 17 Jun 2019	410,000,000	3,772,717
JAPAN TREASURY DISC BILL 0.01% 17 Sep 2019	410,000,000	3,789,104
JAPAN TREASURY DISC BILL 0.01% 19 Aug 2019	40,000,000	375,604
JAPAN TREASURY DISC BILL 0.01% 20 May 2019	40,000,000	363,736
JAPAN TREASURY DISC BILL 0.01% 22 Jul 2019	231,000,000	2,141,963
JYSKE REALKREDIT A/S 1.5% 01 Oct 2050	1,691	257
LETRA TESOURO NACIONAL 0.01% 01 Jul 2019	3,900,000	1,006,644
MICROCHIP TECHNOLOGY INC 3.922% 01 Jun 2021	200,000	202,880
NORDEA KREDIT REALKREDIT 1.5% 01 Oct 2050	2,169	329
NYKREDIT REALKREDIT AS 1.5% 01 Oct 2050	18,295	2,776
QUALCOMM INC 1% 30 Jan 2023	200,000	200,432
RUSSIA GOVT BOND OFZ 7.25% 10 May 2034	17,300,000	261,846
RUSSIA GOVT BOND OFZ 7.95% 07 Oct 2026	28,500,000	456,646
US TREASURY N/B 2.625% 15 Feb 2029	715,000	775,496
US TREASURY N/B 2.625% 31 Aug 2020	8,280,000	8,352,746
US TREASURY N/B 2.625% 31 Jul 2020	3,330,000	3,355,281

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
VERIZON COMMUNICATIONS 1% 16 Mar 2022	600,000	609,084
VERIZON COMMUNICATIONS 4.016% 03 Dec 2029	711,000	713,560
Total Fixed Income Securities		$372,318,722
Common Stock
AAR CORP COMMON STOCK USD1.0	7,154	$240,047
ADAPTIVE BIOTECHNOLOGIES COMMON STOCK	5,957	234,202
ADVANCED DISPOSAL SERVICES I COMMON STOCK USD.01	22,867	743,021
AKZO NOBEL N.V.	5,385	485,956
ALCOA CORP COMMON STOCK USD.01	5,980	123,047
ALECTOR INC	720	13,109
ALIMENTATION COUCHE TARD B COMMON STOCK	1,800	111,053
AMADEUS IT GROUP SA COMMON STOCK EUR.01	980	78,094
AMOREPACIFIC CORP COMMON STOCK KRW500.	158	32,001
ANALOG DEVICES INC COMMON STOCK USD.167	1,000	107,309
APERGY CORP COMMON STOCK USD.01	3,682	119,337
ARMSTRONG WORLD INDUSTRIES	10,275	971,280
ASML HOLDING NV	3,530	681,527
AU OPTRONICS CORP-SPON ADR	10,698	27,945
BARRICK GOLD CORP COMMON STOCK	41,596	589,105
BRAVURA SOLUTIONS LTD COMMON STOCK	15,359	61,983
CELLNEX TELECOM SA COMMON STOCK	11,617	235,927
CENTENNIAL RESOURCE DEVELO A COMMON STOCK USD.000	9,459	83,887
CHEWY INC - CLASS A	210	7,512
CNX RESOURCES CORP COMMON STOCK USD.01	9,791	105,221
CONAGRA BRANDS INC	23,629	707,525
CORTEVA INC	48,240	1,394,011
COTY INC-CL A	71,423	888,658
DANONE SA	6,105	502,218
DP WORLD PLC COMMON STOCK USD2.0	432	6,296
DR.CELLNEX TELECOM RTS EXP 20MAR19	40,151	47
EBARA CORP COMMON STOCK	3,000	71,244
ELANCO ANIMAL HEALTH INC COMMON STOCK	10,529	319,792
ENDAVA PLC SPON ADR ADR GBP.0002	4,000	162,291
ENPHASE ENERGY INC	34,650	338,112
ESTERLINE TECHNOLOGIES CORP COMMON STOCK USD.2	8,146	997,885
FASTLY INC CLASS A COMMON STOCK USD.000	12,923	236,612
FASTLY INC - CLASS A	50	1,149
FIRST DATA CORP- CLASS A	8,630	216,907
GOLDCORP INC COMMON STOCK	30,535	342,623
GTT COMMUNICATIONS INC	17,780	465,860
H&R BLOCK INC	45,433	1,222,808
HERSHEY CO/THE	15,434	2,195,819
HONG KONG EXCHANGES + CLEAR COMMON STOCK	6,800	196,166
HUGO BOSS AG ORD COMMON STOCK	8,729	486,444
I3 VERTICALS INC CLASS A COMMON STOCK USD.000	5,795	115,285
IAA INC	20,430	919,251
IBERDROLA SA COMMON STOCK	8,176	79,328
IBERDROLA SA INTERIM COMMON STOCK	8,328	64,755
IBERDROLA SA RIGHT	726,386	144,085
INFINEON TECHNOLOGIES AG	96,277	1,804,812
INVESCO LTD	15,720	309,414
J2 GLOBAL INC	9,732	834,956

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
KAR AUCTION SERVICES INC	88,979	2,094,248
KB HOME COMMON STOCK USD1.0	3,800	119,456
KEMPER CORP COMMON STOCK USD.1	4,000	302,665
KERING COMMON STOCK EUR4.0	2,516	1,231,964
KONE OYJ B COMMON STOCK	4,883	282,279
LIVONGO HEALTH INC	10,734	331,583
LUCKIN COFFEE INC - ADR	210	5,193
LUMENTUM HOLDINGS INC	4,277	252,043
LYFT INC-A	100	8,564
M&G PLC	123,458	382,730
MEDALLIA INC	1,050	37,021
MEDICLINIC INTERNATIONAL PLC COMMON STOCK GBP.1	6,721	27,440
MELLANOX TECHNOLOGIES LTD	4,960	570,444
MITSUBISHI MOTORS CORP COMMON STOCK	81,000	372,544
MULTICHOICE GROUP LTD COMMON STOCK	53,787	456,250
NEWMONT CORP COMMON STOCK USD1.6	10,015	323,974
NIKE INC -CL B	15,029	1,277,798
NINE ENERGY SERVICE INC COMMON STOCK	11,009	151,200
NINTENDO CO LTD-UNSPONS ADR	240	8,214
NUTANIX INC - A	12,650	326,583
OLYMPUS CORP	377	15,650
PAGERDUTY INC	70	2,670
PALOMAR HOLDINGS INC COMMON STOCK USD.000	4,700	87,630
PHREESIA INC	78	2,030
PING AN INSURANCE GROUP CO H COMMON STOCK CNY1.0	15,500	182,717
PINTEREST INC CLASS A COMMON STOCK	3,855	100,241
PROSUS NV COMMON STOCK EUR.05	16,077	1,344,671
REALREAL INC/THE	210	6,039
REGENERON PHARMACEUTICALS COMMON STOCK USD.001	773	250,815
REVOLVE GROUP INC	110	3,215
SGS SA REG COMMON STOCK CHF1.0	43	108,252
SHISEIDO CO LTD	3,972	286,567
SILK ROAD MEDICAL INC	10	331
SK HYNIX INC COMMON STOCK KRW5000	277	16,639
SM ENERGY CO COMMON STOCK USD.01	6,851	74,479
SMILEDIRECTCLUB INC	1,042	20,958
SOK MARKETLER TICARET AS COMMON STOCK	14,518	27,858
SS&C TECHNOLOGIES HOLDINGS	21,540	1,299,829
ST JAMES S PLACE PLC COMMON STOCK GBP.15	19,469	220,677
STERIS PLC COMMON STOCK USD75.0	19,500	2,847,240
STOKE THERAPEUTICS INC	100	2,783
SUNNY OPTICAL TECH COMMON STOCK HKD.1	9,100	104,675
SUNPOWER CORP COMMON STOCK USD.001	20,504	251,623
TENCENT HOLDINGS LTD COMMON STOCK HKD.000	3,400	149,369
TRANE TECHNOLOGIES PLC COMMON STOCK USD1.0	13,575	1,565,696
TREX COMPANY INC	4,350	290,050
URBAN OUTFITTERS INC COMMON STOCK USD.000	15,317	327,285
VONOVIA SE COMMON STOCK	21,390	1,059,329
WAITR HOLDINGS INC COMMON STOCK USD.000	46,740	164,484
Total Common Stock		$39,451,911

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
Real Estate Investment Trusts
CORESITE REALTY CORP REIT USD.01	23,524	$2,523,238
DIVERSIFIED HEALTHCARE TRUST REIT USD.01	38,000	478,026
KITE REALTY GROUP TRUST REIT USD.01	31,440	480,391
MGM GROWTH PROPERTIES LLC A REIT	14,232	439,608
OMEGA HEALTHCARE INVESTORS REIT USD.1	2,700	110,860
QTS REALTY TRUST INC CL A REIT USD.01	16,873	769,057
SABRA HEALTH CARE REIT INC REIT USD.01	124,460	2,652,992
SL GREEN REALTY CORP REIT USD.01	12,180	940,485
VORNADO REALTY TRUST REIT USD.04	29,410	1,966,132
WELLTOWER INC REIT USD1.0	3,250	270,245
Total Real Estate Investment Trusts		$10,631,034
Derivatives
31750EF84 USD PUT CNH CALL MAR19 6.68 PUT	500,000	$2,143
31750EFH4 USD PUT INR CALL OCT19 72 PUT	400,000	7,670
31750EG75 USD PUT INR CALL OCT19 72 PUT	100,000	1,893
31750EI57 OTC EPUT AUD VS USD	400,000	1,244
31750EJF4 OTC ECAL USD VS CNH	489,000	1,325
31750EJO5 OTC EPUT USD VS CNH	489,000	1,325
31750EKU9 OTC EPUT EUR VS GBP	490,000	891
31750EKY1 OTC ECAL EUR VS TRY	230,000	3,823
31750EL53 OTC EPUT EUR VS GBP	384,000	698
31750EL87 OTC ECAL EUR VS TRY	215,000	6,026
31750ELB0 OTC EPUT EUR VS SEK	860,000	577
31750EM45 OTC ECAL USD VS CNH	500,000	1,273
31750EM52 OTC EPUT USD VS CNH	500,000	1,273
31750ENI3 OTC EPUT USD VS MXN	260,000	1,323
31750EO92 OTC EPUT USD VS CNH	500,000	1,283
31750EOA9 OTC ECAL USD VS CNH	500,000	1,188
31750EPT7 OTC EPUT USD VS ZAR	253,000	1,190
31750EQL3 USD CALL BRL PUT MAY2019 4.075 CALL	289,000	2,036
31750ERR9 OTC ECAL USD VS CNH	500,000	2,300
31750ERS7 OTC EPUT USD VS CNH	500,000	2,300
31750ET30 OTC ECAL USD VS CNH	200,000	1,151
31750ET48 OTC EPUT USD VS CNH	200,000	1,133
31750ETH9 USD CALL CNH PUT JUN19 6.7993 CALL	300,000	1,917
31750ETJ5 USD PUT CNH CALL JUN19 6.7993 PUT	300,000	1,917
31750EU12 USD PUT CNH CALL JUN19 6.866 PUT	200,000	1,676
31750EU20 USD CALL CNH PUT JUN19 6.866 CALL	200,000	1,676
31750EYD2 OTC ECAL AUD VS CAD	700,000	–
31750EYE0 OTC EPUT AUD VS CAD	700,000	2,117
31750EZP4 USDZAR 14.2 EO JUL19 14.2 PUT	240,000	1,435
31750F0A2 OTC EPUT USD VS CNH	500,000	1,318
31750F0B0 OTC ECAL USD VS CNH	500,000	918
31750F160 OTC PUT USD CALL COP AUG19 3165 PUT	330,000	3,185
31750F1E3 OTC EPUT USD VS CNH	465,000	1,214
31750F1F0 OTC ECAL USD VS CNH	465,000	1,214
31750F3V3 OTC ECAL EUR VS USD	594,000	3,459
31750F3Y7 OTC EPUT EUR VS USD	594,000	5,485
31750F5O7 OTC EPUT USD VS CNH	370,000	1,499
31750F5P4 OTC ECAL USD VS CNH	370,000	1,499
31750F5Q2 OTC ECAL USD VS CNH	140,000	650

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
31750F5R0 OTC EPUT USD VS CNH	140,000	578
31750F6W8 USD PUT JPY CALL SEP19 104.75 PUT	515,000	3,899
31750FCH4 OTC PUT USD CALL BRL DEC19 3.88 PUT	502,000	3,539
31750FCI2 OTC CALL USD PUT BRL DEC19 4.28 CALL	502,000	5,748
31750FEI0 OTC EPUT USD VS CNH	500,000	1,663
31750FEK5 OTC ECAL USD VS CNH	500,000	1,663
3175419K8 ITRAXX.O P 0.70 EU31 DEC19 0.70 PUT	200,000	210
3175519C5 ITRAXX.O C 0.475 EU3 JAN20 0.475 CALL	300,000	164
3175669G4 ITRAXX.O P 0.80 EU3 JAN20 0.8 PUT	300,000	444
317584852 CDX.O P 1.00 IG31 5Y APR19 1.00 PUT	200,000	210
317586766 CDX.O P 0.95 IG32 5Y JUN19 0.95 PUT	1,300,000	1,178
317587020 CDXO P IG32 AUG19 0.9 PUT	400,000	400
3175889Y9 ITRAXX.O C 0.40 EU31 DEC19 0.40 CALL	200,000	100
3175AZ728 CDX SWAPTION AUG19 0.9 PUT	400,000	480
3175JC829 CDX.O P 0.95 IG32 5Y JUN19 0.95 PUT	200,000	198
3175JC886 CDX.O P 1.05 IG32 5Y SEP19 1.05 PUT	300,000	330
3175K1003 CDX.O P 1.10 IG31 5Y MAY19 1.1 PUT	300,000	294
3175RT799 CDX.O P 1.05 IG31 5Y APR19 1.05 PUT	400,000	380
3175SC878 CDX.O P 1.2 IG31 5Y MAY19 1.2 PUT	500,000	500
3175SD223 OTC ECAL WTI BRENT B APR19 7 CALL	3	1,110
3175SD231 OTC EPUT WTI BRENT B APR19 10 PUT	3	1,110
3175SD884 OTC ECAL SWOP QSCOCA DEC20 18.1 CALL	2	6,240
3175SE015 CDX.O P 0.95 IG32 5Y SEP19 0.95 PUT	500,000	550
3175SE049 OTC NCAL SWOP FUELCO DEC20 13 CALL	2	4,200
3175Z9505 OTC ECAL WTI BRENT B FEB19 6 CALL	3	480
3175Z9513 OTC EPUT WTI BRENT B FEB19 10 PUT	3	960
317U001U5 IRO EUR 30Y C 0.000 DEC19 0.0000001 CALL	250,000	5,628
317U015U9 IRO EUR 30Y C 0.000 DEC19 0.0000001 CALL	50,000	1,408
317U040S3 IRO USD 5Y P 2.76000 APR19 2.76 PUT	800,000	1,232
317U041S2 IRO USD 5Y C 2.46000 APR19 2.46 CALL	800,000	1,392
317U053S7 IRO USD 5Y P 2.76000 APR19 2.76 PUT	200,000	315
317U054S6 IRO USD 5Y C 2.46000 APR19 2.46 CALL	200,000	315
317U072T2 IRO JPY 2Y P 0.0465 JUN20 0.04650 PUT	165,000,000	544
317U134T8 IRO EUR 10Y C 0.1000 JUL20 0.1 CALL	975,000	10,104
317U135T7 IRO EUR 30Y C 0.4668 JUL20 0.4668 CALL	350,000	47,899
317U143T7 IRO EUR 30Y C 0.4600 JUL20 0.46 CALL	300,000	38,737
317U144T6 IRO EUR 10Y C 0.1000 JUL20 0.1 CALL	1,450,000	11,754
317U158T9 IRO EUR 30Y C 0.4500 JUL20 0.45 CALL	200,000	28,605
317U276T6 IRO EUR 10Y C 0.1000 JUL20 0.1 CALL	425,000	5,255
317U277T5 IRO EUR 30Y C 0.4900 JUL20 0.49 CALL	150,000	21,409
317U570T9 IRO USD 3Y P 1.45600 AUG20 1.456 PUT	3,300,000	20,823
317U607T6 IRO USD 3Y P 1.44800 AUG21 1.448 PUT	2,500,000	22,267
317U642T3 IRO USD 3Y P 1.39900 AUG21 1.399 PUT	3,300,000	29,310
317U792T1 IRO EUR 30Y C 0.05 DEC19 0.05 CALL	200,000	5,146
90DAY EUR FUTR JUN19 XCME 20190617	127	30,935,963
90DAY EUR FUTR JUN20 XCME 20200615	22	5,396,416
90DAY EUR FUTR JUN21 XCME 20210614	12	2,958,929
90DAY EUR FUTR MAR21 XCME 20210315	10	2,750
90DAY STERLING FU MAR20 IFLL 20200318	54	8,483,070
90DAY STERLING FU MAR21 IFLL 20210317	54	8,481,986
ADBE 021519 C255	10	4,720
ADBE 021519 C257.5 OTC	7	1,799
ADBE 051719 C280	12	5,303

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
ALIBABA GROUP HOLDING LTD CALL NOV 19 185.000 ED 111519	342	56,772
ALIBABA GROUP HOLDING LTD CALL NOV 19 200.000 ED 111519	342	(3,762)
ALIBABA GROUP HOLDING LTD OTC CALL DEC 19 192.500 ED 120619	127	79,836
ALUMINUM HG FUTURE (LME) EXP JAN 20	3	(18)
ANTM 031519 P290	6	1,752
ANTM 041819 P270	6	1,722
ANTM 041819 P280	6	1,650
ANTM 062119 C280	6	1,784
AU OPTRONICS CORP ADR	51,111	(136,466)
AUST 10Y BOND FUT DEC19 XSFE 20191216	3	299,321
AUST 10Y BOND FUT JUN19 XSFE 20190617	25	2,445,614
AUST 10Y BOND FUT SEP19 XSFE 20190916	33	3,299,104
AUST 3YR BOND FUT JUN19 XSFE 20190617	32	2,582,175
BABA 092019 P155	11	2,274
BABA 102519 P155	12	2,245
BABA 111519 C185 OTC	342	56,772
BABA 111519 C200 OTC	342	8,379
BABA 120619 C192.5 OTC	127	79,836
BKNG 062119 P1700	1	2,597
BKNG 092019 C2030	1	2,754
BRENT CRUDE FUTR APR19 IFEU 20190228	57	3,517,109
BRENT CRUDE FUTR DEC23 IFEU 20231031	20	1,154,088
BRENT CRUDE FUTR DEC24 IFEU 20241031	1	58,952
BRENT CRUDE FUTR FEB20 IFEU 20191230	12	758,717
BRENT CRUDE FUTR JAN20 IFEU 20191129	3	172,656
BRENT CRUDE FUTR JUL19 IFEU 20190531	100	6,763,774
BRENT CRUDE FUTR JUN22 IFEU 20220429	17	1,013,739
BRENT CRUDE FUTR MAY19 IFEU 20190329	41	2,683,061
BRENT CRUDE FUTR SEP20 IFEU 20200731	6	347,528
BRENT CRUDE FUTR OPTN AUG19 78 CALL FSO	12	13,680
BRENT CRUDE FUTR OPTN DEC19 64 CALL FSO	12	11,760
BRENT CRUDE FUTR OPTN JAN20 67 CALL FSO	12	15,000
BRENT CRUDE FUTR OPTN JAN20 69 CALL FSO	12	15,614
BRENT CRUDE FUTR OPTN JUL19 72 CALL FSO	12	11,280
BRENT CRUDE FUTR OPTN JUL19 72.5 CALL FSO	12	12,480
BRENT CRUDE FUTR OPTN JUN19 73 CALL FSO	12	12,720
BRENT CRUDE FUTR OPTN JUN20 66 CALL FSO	25	168,750
BRENT CRUDE FUTR OPTN JUN20 66 PUT FSO	25	168,750
BRENT CRUDE FUTR OPTN MAY19 68 CALL FSO	12	12,960
BRENT CRUDE FUTR OPTN NOV19 58 PUT FSO	2	3,156
BRENT CRUDE FUTR OPTN NOV19 68 CALL FSO	2	3,007
BRENT CRUDE FUTR OPTN NOV19 68.5 CALL FSO	12	14,280
BRENT CRUDE FUTR OPTN OCT19 68 CALL FSO	12	18,600
BRENT CRUDE FUTR OPTN SEP19 56 PUT FSO	1	–
BRENT CRUDE FUTR OPTN SEP19 65 CALL FSO	1	1,546
BRENT CRUDE FUTR OPTN SEP19 72 CALL FSO	12	13,743
BRENT CRUDE FUTURE (ICE) EXP FEB 20	73	(277,463)
BRENT CRUDE FUTURE (ICE) EXP SEP 20	22	(92,568)
BTI 122019 P32.5F	51	2,242
BUD 050319 C85	20	2,021
BUD 061419 P79	21	1,679
BUD 062119 P78	20	1,721
BUD 101819 P91	19	1,696

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BUD US 0919 C105.00	11	1,562
BURL 051719 C165 OTC	10	1,880
BURL 051719 C170 OTC	10	1,750
BWPC0HCN7 CDS USD P F 1.00000 1% 20 Dec 2023	11,200,000	11,200,000
BWPC0HCN7 CDS USD R V 03MEVENT 1% 20 Dec 2023	11,200,000	10,963,103
BWPC0HYD5 CDS USD P F 1.00000 1% 20 Jun 2029	9,400,000	9,400,000
BWPC0HYJ2 CDS EUR P F 1.00000 1% 20 Jun 2024	1,000,000	1,104,350
BWPC0HYJ2 CDS EUR R V 03MEVENT 1% 20 Jun 2024	1,000,000	1,072,430
BWPC0HYR4 CDS EUR P F 1.00000 1% 20 Jun 2029	5,600,000	6,217,912
BWPC0HYR4 CDS EUR R V 03MEVENT 1% 20 Jun 2029	1,000,000	1,121,937
BWPC0IJC2 CDS USD P F 1.00000 1% 20 Dec 2029	1,300,000	1,300,000
BWU00NYH3 IRS JPY P F .38000 0.38% 18 Jun 2028	235,000,000	2,144,138
BWU00NYH3 IRS JPY R V 06MLIBOR 1% 18 Jun 2028	235,000,000	2,049,206
BWU00RU47 IRS GBP P F 1.25000 1.25% 19 Jun 2021	15,000,000	19,924,499
BWU00RU47 IRS GBP R V 06MLIBOR 1% 19 Jun 2021	15,000,000	19,859,201
BWU00RZR1 IRS USD P F 3.00000 3% 19 Jun 2024	300,000	300,000
BWU00RZS9 IRS USD P F 3.00000 3% 19 Jun 2024	1,100,000	1,100,000
BWU00RZV2 IRS USD P F 3.00000 3% 19 Jun 2026	1,200,000	1,200,000
BWU00RZV2 IRS USD R V 03MLIBOR 1% 19 Jun 2026	1,200,000	1,072,947
BWU00RZY6 IRS USD P F 3.00000 3% 19 Jun 2029	300,000	300,000
BWU00RZY6 IRS USD R V 03MLIBOR 1% 19 Jun 2029	300,000	290,484
BWU00SDN2 IRS JPY P F .20000 0.2% 19 Jun 2029	380,000,000	3,459,735
BWU00SDN2 IRS JPY R V 06MLIBOR 1% 19 Jun 2029	130,000,000	1,180,859
BWU00SV36 IRS BRL P F 6.45000 6.45% 02 Jan 2020	31,200,000	8,125,000
BWU00SV36 IRS BRL R V 00MBRCDI 1% 02 Jan 2020	31,200,000	7,849,015
BWU00SZR9 IRS EUR P F .00000 0% 18 Sep 2021	12,600,000	14,166,588
BWU00SZR9 IRS EUR R V 06MEURIB 1% 18 Sep 2021	12,600,000	13,967,191
BWU00SZT5 IRS EUR P F .75000 0.75% 18 Sep 2029	3,300,000	3,704,880
BWU00SZT5 IRS EUR R V 06MEURIB 1% 18 Sep 2029	3,300,000	3,362,498
BWU00SZU2 IRS EUR P F 1.25000 1.25% 18 Sep 2049	700,000	791,315
BWU00SZU2 IRS EUR R V 06MEURIB 1% 18 Sep 2049	700,000	668,054
BWU00T004 IRS GBP P F 1.00000 1% 18 Sep 2021	8,000,000	10,581,605
BWU00T004 IRS GBP R V 06MLIBOR 1% 18 Sep 2021	8,000,000	10,221,320
BWU00T012 IRS GBP P F 1.50000 1.5% 18 Sep 2029	600,000	781,940
BWU00T012 IRS GBP R V 06MLIBOR 1% 18 Sep 2029	600,000	746,482
BWU00T236 IRS GBP P F 1.24000 1.24% 18 Sep 2021	18,000,000	23,871,290
BWU00T236 IRS GBP R V 06MLIBOR 1% 18 Sep 2021	13,500,000	16,966,947
BWU00T483 IRS BRL P F 6.37000 6.37% 02 Jan 2020	12,000,000	3,134,632
BWU00T483 IRS BRL R V 00MBRCDI 1% 02 Jan 2020	12,000,000	3,085,766
BWU00T8K2 IRS USD P F 2.42000 2.42% 19 Sep 2021	12,500,000	12,500,000
BWU00T8K2 IRS USD R V 03MLIBOR 1% 19 Sep 2021	12,500,000	12,278,758
BWU00TI47 IRS USD P F 2.46000 2.46% 09 Apr 2024	1,000,000	1,000,000
BWU00TI47 IRS USD R V 03MLIBOR 1% 09 Apr 2024	1,000,000	999,345
BWU00TO99 IRS JPY P F .01450 0.014% 24 Apr 2021	60,000,000	536,265
BWU00TO99 IRS JPY R V 06MLIBOR 1% 24 Apr 2021	60,000,000	547,657
BWU00U6T2 IRS JPY P F .40000 0.4% 19 Jun 2039	120,000,000	1,097,444
BWU00U738 IRS JPY P F .00000 0% 19 Jun 2021	940,000,000	8,779,856
BWU00U738 IRS JPY R V 06MLIBOR 1% 19 Jun 2021	220,000,000	2,024,192
BWU00UDT4 IRS EUR P F .00000 0% 18 Dec 2021	5,800,000	6,548,781
BWU00UDZ0 IRS GBP P F 1.00000 1% 18 Dec 2029	1,400,000	1,717,530
BWU00UDZ0 IRS GBP R V 06MLIBOR 1% 18 Dec 2029	200,000	237,799
BWU00UE97 IRS USD P F 2.50000 2.5% 18 Dec 2024	4,800,000	4,800,000
BWU00UED8 IRS USD P F 2.50000 2.5% 18 Dec 2021	4,500,000	4,500,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BWU00UZH6 IRS EUR P F .25300 0.253% 13 Jul 2030	300,000	336,195
BWU00UZH6 IRS EUR R V 06MEURIB 1% 13 Jul 2030	300,000	336,195
BWU00V1G3 IRS EUR P F .75600 0.756% 15 Jul 2050	50,000	56,265
BWU00V1G3 IRS EUR R V 06MEURIB 1% 15 Jul 2050	50,000	56,265
BWU00V5U8 IRS USD P F 2.25000 2.25% 11 Dec 2049	700,000	700,000
BWU00V5U8 IRS USD R V 03MLIBOR 1% 11 Dec 2049	400,000	352,624
BWU00V603 IRS USD P F 2.25000 2.25% 12 Mar 2050	300,000	300,000
BWU00VD05 IRS USD P F 2.00000 2% 15 Jan 2030	2,000,000	2,000,000
BWU00VD05 IRS USD R V 03MLIBOR 1% 15 Jan 2030	400,000	385,885
BWU00VIS9 IRS USD P F 1.54000 1.54% 19 Dec 2021	12,500,000	12,500,000
BWU00VIS9 IRS USD R V 03MLIBOR 1% 19 Dec 2021	6,000,000	6,000,684
BWU00VKI8 IRS USD P F 1.62500 1.625% 06 Jan 2030	4,300,000	4,300,000
BWU00VKI8 IRS USD R V 03MLIBOR 1% 06 Jan 2030	200,000	197,679
BWU00VPI3 IRS USD P F 1.62500 1.625% 16 Jan 2050	100,000	100,000
BWU00VS17 IRS USD P F 1.30500 1.305% 21 Aug 2023	1,300,000	1,300,000
BWU00VSI0 IRS EUR P F .00000 1% 14 Jul 2030	400,000	443,560
BWU00VSI0 IRS EUR R V 06MEURIB 1% 14 Jul 2030	400,000	443,560
BWU00VSX7 IRS USD P F 1.62500 1.625% 03 Feb 2050	300,000	300,000
BWU00VTD0 IRS EUR P F .00000 0% 13 Jul 2030	400,000	443,740
BWU00VTD0 IRS EUR R V 06MEURIB 1% 13 Jul 2030	400,000	443,740
BWU00VUF3 IRS USD P F 1.29800 1.298% 25 Aug 2024	1,050,000	1,050,000
BWU00VVV7 IRS USD P F 1.50000 1.5% 18 Dec 2029	200,000	200,000
BWU00VXO1 IRS USD P F 1.24900 1.249% 31 Aug 2024	1,400,000	1,400,000
BWU00VY28 IRS EUR P F .17400 0.174% 27 Jul 2050	100,000	111,010
BWU00VY28 IRS EUR R V 06MEURIB 1% 27 Jul 2050	100,000	111,010
BWU00W8N9 IRS EUR P F .00000 1% 18 Mar 2022	3,900,000	4,289,023
BWU00W8P4 IRS EUR P F .00000 1% 18 Mar 2030	3,350,000	3,713,142
BWU00W8V1 IRS GBP P F .75000 0.75% 18 Mar 2022	4,500,000	5,617,578
BWU00W8Y5 IRS GBP P F .75000 0.75% 18 Mar 2030	100,000	124,195
BX 062119 C41 OTC	81	3,974
BYJ9C J9 NYM ECAL WTI BRENT SP FEB19 6 CALL	4	586
BYJ9P J9 NYM EPUT WTI BRENT SP FEB19 10 PUT	4	1,266
BYK9C K9 NYM ECAL WTI BRENT SP MAR19 6 CALL	6	2,079
BYK9P K9 NYM EPUT WTI BRENT SP MAR19 10 PUT	6	3,179
BYM9C M9 NYM ECAL WTI BRENT SP APR19 7 CALL	6	1,486
BYM9P M9 NYM EPUT WTI BRENT SP APR19 10 PUT	4	1,586
BYV9C V9 NYM ECAL WTI BRENT SP AUG19 5 CALL	2	1,243
BYV9P V9 NYM EPUT WTI BRENT SP AUG19 9 PUT	2	543
BYX9C X9 NYM ECAL WTI BRENT SP SEP19 5 CALL	2	1,243
BYX9P X9 NYM EPUT WTI BRENT SEP19 9 PUT	2	543
BYZ9C Z9 NYM ECAL WTI BRENT OCT19 5 CALL	2	1,243
BYZ9P Z9 NYM EPUT WTI BRENT SP OCT19 9 PUT	2	543
CAN 10YR BOND FUT DEC19 XMOD 20191218	19	2,049,726
CAN 10YR BOND FUT SEP19 XMOD 20190919	8	867,061
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.5% 2050 JUN 17	200,000	–
CCP_IRS. P USD-LIBOR-BBA 3M CM REC 1.71% 2051 SEP 17	100,000	–
CCP_IRS. P USD-LIBOR-BBA 3M CM REC 1.85% 2045 MAY 15	300,000	2,806
CCP_IRS. P USD-LIBOR-BBA 3M CM REC 1.86% 2045 MAY 15	500,000	3,187
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 0.0% 2021 DEC 18	5,800,000	–
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 0.5% 2029 DEC 18	200,000	–
CCP_IRS. R JPY-LIBOR-BBA 6M CM PAY 0.33% 2049 NOV 29	90,000,000	18,036
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.63% 2050 FEB 03	300,000	14,597
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 1.63% 2050 JAN 16	100,000	5,070

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CCP_IRS. R USD-LIBOR-BBA 3M CM PAY 2.25% 2049 DEC 11	300,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.5% 2050 JUN 17	200,000	(1,899)
CCP_IRS._P USD-LIBOR-BBA 3M CM REC 1.71% 2051 SEP 17	100,000	(1,506)
CCP_IRS._P USD-LIBOR-BBA 3M CM REC 1.85% 2045 MAY 15	300,000	–
CCP_IRS._P USD-LIBOR-BBA 3M CM REC 1.86% 2045 MAY 15	500,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 0.0% 2021 DEC 18	5,800,000	(55,882)
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 0.5% 2029 DEC 18	200,000	(9,006)
CCP_IRS._R JPY-LIBOR-BBA 6M CM PAY 0.33% 2049 NOV 29	90,000,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.63% 2050 FEB 03	300,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 1.63% 2050 JAN 16	100,000	–
CCP_IRS._R USD-LIBOR-BBA 3M CM PAY 2.25% 2049 DEC 11	300,000	(31,265)
CCS EUR R US3ML-EUR3ML-18.3MYC 2029 DEC 18	300,000	333,780
CCS USD P US3ML-EUR3ML-18.3MYC 2029 DEC 18	330,000	(330,000)
CCS USD P US3ML-EUR3ML-23.625 2029 OCT 23	990,000	(990,000)
CCS001520 CYS USD P V 03MLIBOR 1% 16 Oct 2029	336,795	336,795
CCS0015B0 CYS USD P V 03MLIBOR 1% 23 Oct 2029	990,000	990,000
CCS0079R8 CYS USD P V 03MLIBOR 1% 27 Aug 2029	473,620	473,620
CCS0847G3 CYS EUR R V 03MEURIB 1% 18 Sep 2029	400,000	441,900
CCS0847G3 CYS USD P V 03MLIBOR 1% 18 Sep 2029	449,179	449,179
CCS220633 CYS USD P V 03MLIBOR 1% 31 Jul 2029	552,000	552,000
CENTENE CORP TRS	10,951	(187,028)
CHICAGO ETHANOL S APR19 XNYM 20190430	13	728,448
CHICAGO ETHANOL S AUG19 XNYM 20190830	12	742,770
CHICAGO ETHANOL S DEC19 XNYM 20191231	3	172,655
CHICAGO ETHANOL S JUN19 XNYM 20190628	9	520,905
CHICAGO ETHANOL S MAR19 XNYM 20190329	24	1,333,256
CHICAGO ETHANOL S MAY19 XNYM 20190531	12	694,651
CHICAGO ETHANOL S NOV19 XNYM 20191129	3	172,655
CHICAGO ETHANOL S OCT19 XNYM 20191031	5	288,785
CNC 031519 P60	27	3,128
CNC 041819 C70	94	7,476
CNC 041819 P52.5	32	2,452
CNC 041819 P55	30	3,085
CNC 041819 P60	28	2,421
CNC 062119 P50 OTC	31	1,829
CNC 092019 P42.5	82	5,277
COCOA FUTURE DEC19 IFUS 20191213	3	66,704
COCOA FUTURE JUL19 IFUS 20190716	11	253,288
COCOA FUTURE MAY19 IFUS 20190515	12	271,298
COCOA FUTURE SEP19 IFUS 20190913	3	73,828
COFFEE ‘C’ FUTURE DEC19 IFUS 20191218	3	123,927
COFFEE ‘C’ FUTURE JUL19 IFUS 20190719	7	245,200
COFFEE ‘C’ FUTURE MAY19 IFUS 20190520	2	80,888
COFFEE ‘C’ FUTURE SEP19 IFUS 20190918	7	253,975
COPPER FUTURE JUL19 XCEC 20190729	2	142,406
COPPER FUTURE MAR19 XCEC 20190327	2	141,875
CORN FUTURE DEC20 XCBT 20201214	12	245,626
CORN FUTURE JUL20 XCBT 20200714	14	314,442
CORN FUTURE MAR20 XCBT 20200313	17	327,384
CORN FUTURE MAY19 XCBT 20190514	37	702,222
COTTON NO.2 FUTR DEC19 IFUS 20191206	5	164,451
COTTON NO.2 FUTR JUL19 IFUS 20190709	3	110,820
COTTON NO.2 FUTR MAY19 IFUS 20190508	2	72,490

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CRUDE OIL FUT OPT APR19C 58 EXP 03/15/2019	12	14,117
CRUDE OIL FUT OPT APR19C 60 EXP 03/15/2019	12	13,728
CRUDE OIL FUT OPT AUG19C 68.5 EXP 07/17/2019	12	10,817
CRUDE OIL FUT OPT JUL19C 68 EXP 06/17/2019	12	10,389
CRUDE OIL FUT OPT JUL19C 68.5 EXP 06/17/2019	12	10,637
CRUDE OIL FUT OPT JUN19C 62.5 EXP 05/16/2019	12	12,019
CRUDE OIL FUT OPT JUN19C 63 EXP 05/16/2019	12	11,373
CRUDE OIL FUT OPT JUN20P 45 EXP 05/14/2020	10	18,964
CRUDE OIL FUT OPT MAY19C 59 EXP 04/16/2019	12	11,302
CRUDE OIL FUT OPT MAY19C 60.5 EXP 04/16/2019	12	10,893
CRUDE OIL FUT OPT NOV19C 62 EXP 10/17/2019	12	11,237
CRUDE OIL FUT OPT OCT19C 65 EXP 09/17/2019	12	11,427
CRUDE OIL FUT OPT SEP19C 60 EXP 08/15/2019	12	13,277
DD 090619 P63 OTC	54	5,508
DD 092019 P60	29	2,435
DD 101819 P67.5	26	1,799
DD 102519 P67.5	25	1,899
DD 122019 P62.5 LISTED	58	4,309
DIS 031519 C113 OTC	15	1,515
DISH NETWORK CORP-RTS	2,014	–
DTD BRT/BRT 1ST LNAPR20 IFEU 20200430	1	600
DTD BRT/BRT 1ST LNAUG20 IFEU 20200831	1	600
DTD BRT/BRT 1ST LNDEC20 IFEU 20201231	1	600
DTD BRT/BRT 1ST LNFEB20 IFEU 20200228	1	600
DTD BRT/BRT 1ST LNJAN20 IFEU 20200131	1	600
DTD BRT/BRT 1ST LNJUL20 IFEU 20200731	1	600
DTD BRT/BRT 1ST LNJUN20 IFEU 20200630	1	600
DTD BRT/BRT 1ST LNMAR20 IFEU 20200331	1	600
DTD BRT/BRT 1ST LNMAY20 IFEU 20200529	1	600
DTD BRT/BRT 1ST LNNOV20 IFEU 20201130	1	600
DTD BRT/BRT 1ST LNOCT20 IFEU 20201030	1	600
DTD BRT/BRT 1ST LNSEP20 IFEU 20200930	1	600
DUPONT DE NEMOURS INC PUT OCT 19 067.500 ED 10/25/19	25	(1,264)
DUZ9P112.2 DEC19 112.2 PUT FSO	24	2,274
DWDP 042619 P37 OTC	46	1,472
DXC 031519 P63.5 OTC	25	1,600
DXC 041819 P62.5	30	2,532
DXC 051719 P60	12	1,008
DXC 101819 P28	61	4,207
DXC 101819 P31	56	5,326
DXC 111519 C32	15	5,532
DXC 111519 C37	29	935
DXC TECHNOLOGY CO CALL NOV 19 032.000 ED 111519	15	5,532
EURO BOBL FUTURE DEC19 XEUR 20191206	11	1,638,249
EURO BTP FUTURE SEP19 XEUR 20190906	28	4,472,463
EURO BUND FUTURE SEP19 XEUR 20190906	23	4,510,673
EURO BUXL 30Y BND JUN19 XEUR 20190606	5	1,113,429
EURO BUXL 30Y BND SEP19 XEUR 20190906	5	1,248,014
EURO OAT FUTURE DEC 19 XEUX 20191206	3	(3,337)
EURO OAT FUTURE SEP19 XEUR 20190906	40	7,204,500
EURO-BOBL FUTURE JUN19 XEUR 20190606	27	4,034,547
EURO-BOBL FUTURE SEP19 XEUR 20190906	24	3,584,792
EURO-BTP FUTURE JUN19 XEUR 20190606	12	1,748,331

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
EURO-BUND FUTURE DEC19 XEUR 20191206	39	7,482,194
EURO-BUND FUTURE JUN19 XEUR 20190606	20	3,718,976
EURO-OAT FUTURE DEC19 XEUR 20191206	5	940,498
EURO-OAT FUTURE JUN19 XEUR 20190606	37	6,696,055
EURO-SCHATZ FUT DEC19 XEUR 20191206	107	13,344,073
EURO-SCHATZ FUT JUN19 XEUR 20190606	59	7,399,888
EURO-SCHATZ FUT SEP19 XEUR 20190906	70	8,751,615
FERGUSON PLC TRS	19,695	172,903
FISV 041819 C87.5 OTC	19	2,204
FISV 041819 P83 OTC	20	1,720
FISV 062119 C87.5 OTC	19	2,128
FISV 062119 C91 OTC	18	1,638
FISV 071919 C91 OTC	55	5,420
FISV 092019 C108 OTC	51	6,875
FISV 092019 C110	15	1,454
FISV 092019 C95 OTC	90	84,600
FISV 122019 C100 OTC	90	73,980
FLT 062119 C270	6	2,260
FLT 092019 C300	6	3,677
FLT 092019 C307.5 OTC	11	3,905
FLT 101819 P277.5 OTC	6	1,722
FLT 122019 C310 LISTED	4	1,269
GASOLINE RBOB FUT JUL19 XNYM 20190628	45	3,586,625
GASOLINE RBOB FUT MAY19 XNYM 20190430	48	3,666,439
GASOLINE RBOB FUT NOV19 XNYM 20191031	12	767,650
GASOLINE RBOB FUT SEP19 XNYM 20190830	12	925,626
GLOBEX NATURL GAS APR19 XNYM 20190326	10	271,343
GLOBEX NATURL GAS AUG19 XNYM 20190726	13	296,175
GLOBEX NATURL GAS DEC19 XNYM 20191125	3	80,100
GLOBEX NATURL GAS FEB19 XNYM 20190128	2	62,234
GLOBEX NATURL GAS JUL19 XNYM 20190625	11	261,602
GLOBEX NATURL GAS JUN19 XNYM 20190528	22	589,795
GLOBEX NATURL GAS MAY19 XNYM 20190425	25	644,864
GLOBEX NATURL GAS NOV19 XNYM 20191125	2	(3,180)
GLOBEX NATURL GAS OCT19 XNYM 20190925	3	67,950
GLOBEX NATURL GAS SEP19 XNYM 20190827	3	64,470
GOLD 100 OZ FUTR APR19 XCEC 20190426	14	1,805,966
GOLD 100 OZ FUTR AUG19 XCEC 20190828	9	1,167,700
GOLD 100 OZ FUTR DEC19 XCEC 20191227	11	1,603,513
GOLD 100 OZ FUTR JUN19 XCEC 20190626	9	1,170,047
GOOG 032919 P1065	2	2,298
HLT 122019 C103 OTC	18	1,656
HMB.SS 122019 P160 OTC	666	4,841
HUM 062119 P240	14	4,918
HUM 071919 C270	6	2,022
HUM 092019 C315	6	1,965
HUM 092019 P275 OTC	13	4,186
ICE NAT GAS FUTR JUL19 IFEU 20190627	5	52,154
ICE NAT GAS FUTR SEP19 IFEU 20190829	5	53,348
ICE NAT GAS OPT JUL19P 32 EXP 06/26/2019	5	2,631
ICE NAT GAS OPT SEP19P 32 EXP 08/27/2019	5	2,631
INTC 032919 C53	31	2,293
INTC 041219 C56	29	1,682

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
JPN 10Y BOND(OSE) DEC 19 XOSE 20191214	–	(9,208)
JPN 10Y BOND(OSE) JUN19 XOSE 20190613	1	1,389,940
JPN 10Y BOND(OSE) MAR 20 XOSE 20200315	1	966
JPN 10Y BOND(OSE) SEP19 XOSE 20190912	2	2,881,953
JPY/USD SPOT OPTION 2019 CALL NOV 19 109.500 ED 112619	748,000	692
KC HRW WHEAT FUT DEC19 XCBT 20191213	5	108,743
KC HRW WHEAT FUT JUL20 XCBT 20200714	2	46,344
KC HRW WHEAT FUT MAY19 XCBT 20190514	5	118,568
KC HRW WHEAT FUT SEP19 XCBT 20190913	30	645,037
KC WHEAT FUT OPT JUL19P 410 EXP 06/21/2019	1	317
KC WHEAT FUT OPT JUL19P 420 EXP 06/21/2019	3	1,343
KC WHEAT FUT OPT JUL19P 425 EXP 06/21/2019	1	547
KKR 042619 P22.5	74	1,773
KKR 062119 C25 OTC	65	2,535
KKR 062119 C25.5 OTC	75	1,575
KKR 090619 P23.5	72	2,445
KRW/USD SPOT OPTION 2020 CALL FEB 20 1195.000 ED 022020	400,000	3,480
KRW/USD SPOT OPTION 2020 CALL FEB 20 1197.000 ED 022420	400,000	3,340
KRW/USD SPOT OPTION 2020 PUT FEB 20 1150.600 ED 022020	400,000	(780)
KRW/USD SPOT OPTION 2020 PUT FEB 20 1156.350 ED 022420	400,000	(1,140)
LAND SECURITIES GROUP PLC TRS	34,334	(54,506)
LARGAN PRECISION CO LTD TRS	17,619	(296,581)
LEAN HOGS FUTURE APR 20 XCME 20200315	3	(1,392)
LEAN HOGS FUTURE AUG19 XCME 20190814	4	145,416
LEAN HOGS FUTURE FEB 20 XCME 20200215	3	3,643
LEAN HOGS FUTURE JUL19 XCME 20190715	4	157,180
LEAN HOGS FUTURE JUN19 XCME 20190614	2	76,750
LEAN HOGS FUTURE OCT19 XCME 20191014	5	153,647
LIVE CATTLE FUTR APR19 XCME 20190430	6	301,725
LIVE CATTLE FUTR AUG19 XCME 20190830	13	555,701
LIVE CATTLE FUTR DEC19 XCME 20191231	2	86,072
LIVE CATTLE FUTR JUN19 XCME 20190628	7	323,504
LIVE CATTLE FUTR OCT19 XCME 20191031	12	485,261
LME NICKEL FUTURE JUL19 XLME 20190717	2	149,904
LME NICKEL FUTURE MAY19 XLME 20190515	2	152,958
LME NICKEL FUTURE NOV19 XLME 20191118	4	363,414
LME NICKEL FUTURE SEP19 XLME 20190918	3	215,640
LME PRI ALUM FUTR JUL19 XLME 20190717	5	229,819
LME PRI ALUM FUTR MAY19 XLME 20190515	2	93,256
LME PRI ALUM FUTR NOV19 XLME 20191120	1	44,138
LME PRI ALUM FUTR SEP19 XLME 20190918	3	130,969
LME ZINC FUTURE JUL19 XLME 20190717	3	214,106
LME ZINC FUTURE MAY19 XLME 20190515	3	201,644
LME ZINC FUTURE SEP19 XLME 20190918	4	243,331
LONG GILT FUTURE DEC19 IFLL 20191227	7	1,149,422
LONG GILT FUTURE JUN19 IFLL 20190626	19	3,157,326
LONG GILT FUTURE SEP19 IFLL 20190926	29	4,760,765
LOW 021519 C100	16	1,552
LOW 021519 P87.5	18	1,768
LOW 021519 P89.5	36	3,400
LOW 041819 C105	15	1,508
LOW 041819 P97.5	16	1,847
LOW 051719 C112.5 OTC	30	3,750

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
LOW 071919 C102 OTC	17	2,040
LOW 081619 C108 OTC	17	1,649
LOW 101819 C112.5 OTC	46	8,234
LOW 101819 C115 OTC	28	5,116
LOW 111519 P102.5 OTC	17	2,295
LOW 122019 P114 LISTED	1	112
LOW SU GASOIL G FEB 20 IFEU 20200210	8	16,033
LOW SU GASOIL G JUL19 IFEU 20190711	5	285,858
LOW SU GASOIL G MAY19 IFEU 20190510	3	176,265
LOW SU GASOIL G NOV19 IFEU 20191112	4	235,622
LOW SU GASOIL G SEP19 IFEU 20190912	9	509,038
LVS 062119 C70	24	2,450
LVS 062119 P55 OTC	31	2,759
MA 011819 P177.5	9	1,896
MA 031519 C220	15	5,729
MARS ARG V WTI SW APR19 XNYM 20190430	2	10,170
MARS ARG V WTI SW JUN19 XNYM 20190628	2	9,820
MARS ARG V WTI SW MAR19 XNYM 20190329	2	11,800
MARS ARG V WTI SW MAY19 XNYM 20190531	2	10,910
MGM US 0919 C32.00	55	2,626
MNST 111519 C58	109	9,913
MNST 111519 C61	219	8,591
MNST 122019 P57 LISTED	31	1,828
MONSTER BEVERAGE CORP CALL NOV 19 058.000 ED 111519	109	9,912
MONSTER BEVERAGE CORP CALL NOV 19 061.000 ED 111519	219	(2,665)
MSFT 031519 P100	16	1,553
MSFT 041819 C117 OTC	14	1,582
MSFT 041819 C120	28	3,611
MSFT 062119 C135	25	3,499
MSFT 062119 P120	14	1,923
MSFT 091319 C143	12	1,832
MSFT 092019 C140	13	2,833
MSFT 092019 C143	24	3,775
MSFT 101819 C140	13	2,813
MSFT 122019 C150	11	1,643
NAT GAS EUR FUTURE FEB 20 PUT JAN 20 002.400 ED 12/26/19	2	(2,122)
NAT GAS EURO OPT APR19C 2.85 EXP 03/26/2019	2	1,420
NAT GAS EURO OPT APR19P 2.55 EXP 03/26/2019	2	965
NAT GAS EURO OPT APR19P 2.65 EXP 03/26/2019	24	11,631
NAT GAS EURO OPT AUG19P 2.45 EXP 07/26/2019	12	4,516
NAT GAS EURO OPT DEC19C 3.2 EXP 11/25/2019	10	6,064
NAT GAS EURO OPT DEC19C 3.35 EXP 11/25/2019	5	3,589
NAT GAS EURO OPT DEC19P 2.3 EXP 11/25/2019	10	5,964
NAT GAS EURO OPT DEC19P 2.35 EXP 11/25/2019	12	8,477
NAT GAS EURO OPT DEC19P 2.45 EXP 11/25/2019	5	5,239
NAT GAS EURO OPT JUL19P 2.4 EXP 06/25/2019	12	4,997
NAT GAS EURO OPT JUN19P 2.7 EXP 05/28/2019	12	4,217
NAT GAS EURO OPT JUN19P 2.75 EXP 05/28/2019	12	4,601
NAT GAS EURO OPT MAY19P 2.6 EXP 04/25/2019	12	5,986
NAT GAS EURO OPT MAY19P 2.65 EXP 04/25/2019	12	4,893
NAT GAS EURO OPT NOV19C 2.45 EXP 10/28/2019	12	7,517
NAT GAS EURO OPT NOV19P 2.05 EXP 10/28/2019	12	7,637
NAT GAS EURO OPT OCT19P 2.1 EXP 09/25/2019	12	7,877

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
NAT GAS EURO OPT OCT19P 2.15 EXP 09/25/2019	12	8,744
NAT GAS EURO OPT SEP19C 2.6 EXP 08/27/2019	12	4,041
NAT GAS EURO OPT SEP19P 2.1 EXP 08/27/2019	12	5,259
NAT GAS EURO OPT SEP19P 2.2 EXP 08/27/2019	2	2,082
NATURAL GAS FUTR APR20 XNYM 20200327	45	1,171,740
NATURAL GAS FUTR AUG19 XNYM 20190729	36	916,177
NATURAL GAS FUTR DEC19 XNYM 20191126	47	1,265,774
NATURAL GAS FUTR JUL19 XNYM 20190626	43	1,111,707
NATURAL GAS FUTR JUN19 XNYM 20190529	35	912,251
NATURAL GAS FUTR MAR 21 XNYM 20210329	4	(732)
NATURAL GAS FUTR MAY20 XNYM 20200428	40	969,250
NATURAL GAS FUTR NOV19 XNYM 20191029	22	517,776
NATURAL GAS FUTR SEP19 XNYM 20190828	42	979,499
NICKEL FUTURE(LME) EXP JAN 20	3	(18)
NKE 051719 C87.5	37	3,477
NKE 062119 C87.5	19	1,895
NOK/EUR SPOT OPTION 2020 PUT JAN 20 098.870 ED 01/23/20	450,000	3,338
NY HARB ULSD FUT AUG19 XNYM 20190731	1	89,400
NY HARB ULSD FUT DEC19 XNYM 20191129	3	251,954
NY HARB ULSD FUT JUL19 XNYM 20190628	6	495,182
NY HARB ULSD FUT MAY19 XNYM 20190430	1	84,189
NY HARB ULSD FUT NOV19 XNYM 20191031	6	463,929
NY HARB ULSD FUT SEP19 XNYM 20190830	10	845,654
NYM ECAL WTI BRENT SPRD FUT 07 MAY19 6 CALL	2	1,053
NYM ECAL WTI BRENT SPRD FUT MAY19 7 CALL	1	797
NYM EPUT WTI BRENT SPRD FUT 07 MAY19 10 PUT	1	57
NYM EPUT WTI BRENT SPRD FUT MAY19 9 PUT	2	553
OC 092019 P50	34	3,228
OC 101819 C62.5	28	2,071
OC US 0819 P55.00	31	1,673
OEX9C136.5 NOV19 136.5 CALL FSO	7	2,578
OEX9P136.5 NOV19 136.5 PUT FSO	7	3,331
OEZ9C136.5 DEC19 136.5 CALL FSO	7	3,876
OEZ9P136.5 DEC19 136.5 PUT FSO	7	3,732
PLATINUM FUTURE JAN20 XNYM 20200129	7	338,213
PLATINUM FUTURE JUL19 XNYM 20190729	15	622,683
PLATINUM FUTURE OCT19 XNYM 20191029	15	678,477
PRI ALUMINUM FUTURE (LME) EXP MAR 20	1	(6)
ROLLS-ROYCE HOLDINGS -C SHR TRS	6,719,440	8,793
ROLLS-ROYCE HOLDINGS-ENT TRS	9,471,400	3,478
RXK9C164 MAY19 164 CALL FSO	3	1,537
RXK9P160.5 MAY19 160.5 PUT FSO	3	1,059
RXM9C165 JUN19 165 CALL FSO	3	2,249
RXM9C165.5 JUN19 165.5 CALL FSO	3	1,989
RXM9P161.5 JUN19 161.5 PUT FSO	6	2,239
RXU9C174.5 SEP19 174.5 CALL FSO	3	1,580
RXU9P172 SEP19 172 PUT FSO	3	1,580
RXV9C175.5 OCT19 175.5 CALL FSO	6	6,657
RXV9P175.5 OCT19 175.5 PUT FSO	6	8,810
RXX9P170.5 NOV19 170.5 PUT FSO	22	6,870
RXX9P173 NOV19 173 PUT FSO	22	22,423
RXZ9C173 DEC19 173 CALL FSO	2	3,037
RXZ9C175 DEC19 175 CALL FSO	5	4,467

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
RXZ9C178.5 DEC19 178.5 CALL FSO	11	9,906
RXZ9P173 DEC19 173 PUT FSO	2	2,948
RXZ9P175 DEC19 175 PUT FSO	5	10,258
SCHW 031519 C50	97	6,293
SCHW 062119 C46	35	2,876
SCHW 062119 C48	12	708
SILVER FUTURE DEC19 XCEC 20191227	6	556,970
SILVER FUTURE JUL19 XCEC 20190729	12	914,649
SILVER FUTURE MAR19 XCEC 20190327	2	157,950
SILVER FUTURE MAY19 XCEC 20190529	10	756,598
SILVER FUTURE SEP19 XCEC 20190926	11	908,201
SOYBEAN FUTURE JAN20 XCBT 20200114	14	642,475
SOYBEAN FUTURE MAR20 XCBT 20200313	14	643,722
SOYBEAN FUTURE MAY19 XCBT 20190514	2	89,675
SOYBEAN FUTURE NOV20 XCBT 20201113	6	283,851
SOYBEAN MEAL FUTR DEC19 XCBT 20191213	4	123,604
SOYBEAN MEAL FUTR JAN20 XCBT 20200114	1	29,620
SOYBEAN MEAL FUTR JUL19 XCBT 20190712	4	122,465
SOYBEAN MEAL FUTR MAY19 XCBT 20190514	1	30,940
SOYBEAN MEAL FUTURE (CBT) EXP MAR 20	1	859
SOYBEAN OIL FUTR DEC19 XCBT 20191213	13	220,078
SOYBEAN OIL FUTR JAN20 XCBT 20200114	2	34,525
SOYBEAN OIL FUTR JUL19 XCBT 20190712	15	252,518
SOYBEAN OIL FUTR MAY19 XCBT 20190514	7	123,045
SOYBEAN OIL FUTURE (CBT) EXP MAR 20	1	2,861
STANDARD CHARTERED PLC TRS	56,169	59,185
STZ 031519 C175	9	2,268
STZ 031519 C182.5 OTC	5	860
SUGAR 11 (WORLD) JUL19 IFUS 20190628	28	398,578
SUGAR 11 (WORLD) MAR20 IFUS 20200228	36	517,630
SUGAR 11 (WORLD) OCT19 IFUS 20190930	37	502,309
SWPC0HY45 CDS EUR P V 03MEVENT 1% 20 Jun 2024	200,000	224,310
SWPC0HY52 CDS USD P V 03MEVENT 1% 20 Jun 2024	2,700,000	2,700,000
SWPC0HY52 CDS USD R F 1.00000 1% 20 Jun 2024	2,700,000	2,756,999
SWPC0HY94 CDS USD P V 03MEVENT 1% 20 Jun 2024	200,000	200,000
SWPC0HY94 CDS USD R F 1.00000 1% 20 Jun 2024	200,000	191,180
SWPC0I5Z6 CDS EUR P V 03MEVENT 1% 20 Dec 2019	100,000	112,020
SWU00RU54 IRS GBP P V 06MLIBOR 1% 19 Jun 2024	4,900,000	6,348,195
SWU00RU54 IRS GBP R F 1.50000 1.5% 19 Jun 2024	4,900,000	6,329,310
SWU00RU62 IRS GBP P V 06MLIBOR 1% 19 Jun 2029	300,000	390,285
SWU00RU62 IRS GBP R F 1.50000 1.5% 19 Jun 2029	300,000	396,237
SWU00RZR1 IRS USD P F .00000 1% 19 Jun 2024	1,200,000	1,200,000
SWU00RZR1 IRS USD R F .00000 1% 19 Jun 2024	1,200,000	1,237,440
SWU00RZS9 IRS USD P V 03MLIBOR 1% 19 Jun 2024	1,400,000	1,400,000
SWU00RZS9 IRS USD R F 3.00000 3% 19 Jun 2024	1,400,000	1,437,258
SWU00RZY6 IRS USD P V 03MLIBOR 1% 19 Jun 2029	900,000	900,000
SWU00RZY6 IRS USD R F 3.00000 3% 19 Jun 2029	900,000	948,092
SWU00S6N0 IRS CAD P V 03MCDOR 1% 19 Jun 2029	2,600,000	1,946,646
SWU00S6N0 IRS CAD R F 2.50000 2.5% 19 Jun 2029	1,700,000	1,358,970
SWU00SCU7 IRS JPY P V 06MLIBOR 1% 24 Jan 2049	7,000,000	63,962
SWU00SCU7 IRS JPY R F .72380 0.723% 24 Jan 2049	7,000,000	67,364
SWU00SI72 IRS EUR P V 06MEURIB 1% 19 Jun 2029	4,200,000	4,717,861
SWU00SI72 IRS EUR R F 1.31000 1.31% 19 Jun 2029	400,000	474,452

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
SWU00SMX0 IRS SEK P V 03MSTIBO 1% 19 Jun 2029	800,000	85,237
SWU00SZS7 IRS EUR P V 06MEURIB 1% 18 Sep 2024	6,000,000	6,807,900
SWU00SZS7 IRS EUR R F .25000 0.25% 18 Sep 2024	6,000,000	6,855,668
SWU00SZT5 IRS EUR P V 06MEURIB 1% 18 Sep 2029	4,000,000	4,527,701
SWU00SZT5 IRS EUR R F .75000 0.75% 18 Sep 2029	4,000,000	4,390,269
SWU00SZU2 IRS EUR P V 06MEURIB 1% 18 Sep 2049	300,000	335,215
SWU00SZU2 IRS EUR R F 1.25000 1.25% 18 Sep 2049	300,000	412,968
SWU00SZZ1 IRS GBP P V 06MLIBOR 1% 18 Sep 2024	1,400,000	1,846,391
SWU00SZZ1 IRS GBP R F 1.25000 1.25% 18 Sep 2024	1,400,000	1,786,990
SWU00T012 IRS GBP P V 06MLIBOR 1% 18 Sep 2029	200,000	244,890
SWU00T012 IRS GBP R F 1.50000 1.5% 18 Sep 2029	200,000	265,214
SWU00T020 IRS GBP P V 06MLIBOR 1% 18 Sep 2049	600,000	796,980
SWU00T020 IRS GBP R F 1.50000 1.5% 18 Sep 2049	600,000	890,509
SWU00T0V6 IRS EUR P V 06MEURIB 1% 08 Mar 2029	1,900,000	2,147,856
SWU00T0V6 IRS EUR R F 1.00000 1% 08 Mar 2029	1,900,000	2,217,413
SWU00T160 IRS CAD P V 03MCDOR 1% 07 Mar 2049	300,000	223,314
SWU00TOR9 IRS ILS P V 03MTELBO 1% 25 Apr 2029	700,000	194,070
SWU00TOY4 IRS ILS P V 03MTELBO 1% 25 Apr 2029	400,000	110,538
SWU00TPH0 IRS ILS P V 03MTELBO 1% 29 Apr 2029	400,000	110,538
SWU00TRZ8 IRS ILS P V 03MTELBO 1% 01 May 2029	500,000	138,313
SWU00U746 IRS JPY P V 06MLIBOR 1% 19 Jun 2049	160,000,000	1,462,997
SWU00UAE0 IRS CNY P V 00MCNRR 1% 19 Jun 2024	8,100,000	1,172,163
SWU00UAZ3 IRS CNY P V 00MCNRR 1% 19 Jun 2024	7,400,000	1,071,082
SWU00UDU1 IRS EUR P V 06MEURIB 1% 18 Dec 2024	1,200,000	1,347,120
SWU00UDV9 IRS EUR P V 06MEURIB 1% 18 Dec 2029	4,200,000	4,736,053
SWU00UDV9 IRS EUR R F .50000 0.5% 18 Dec 2029	4,200,000	4,846,801
SWU00UDW7 IRS EUR P V 06MEURIB 1% 18 Dec 2049	200,000	224,450
SWU00UDY3 IRS GBP P V 06MLIBOR 1% 18 Dec 2024	4,900,000	6,152,687
SWU00UEC0 IRS USD P V 03MLIBOR 1% 18 Dec 2029	200,000	200,000
SWU00UEC0 IRS USD R F 2.75000 2.75% 18 Dec 2029	200,000	223,317
SWU00UEJ5 IRS USD P V 03MLIBOR 1% 18 Dec 2049	800,000	800,000
SWU00UEJ5 IRS USD R F 3.00000 3% 18 Dec 2049	800,000	1,069,472
SWU00UG12 IRS CAD P V 03MCDOR 1% 18 Dec 2029	500,000	376,407
SWU00UYF1 IRS CNY P V 00MCNRR 1% 05 Jul 2024	6,900,000	1,004,148
SWU00UZI4 IRS EUR P V 06MEURIB 1% 13 Jul 2050	100,000	112,065
SWU00UZI4 IRS EUR R F .69000 0.69% 13 Jul 2050	100,000	112,065
SWU00V1F5 IRS EUR P V 06MEURIB 1% 15 Jul 2030	150,000	168,795
SWU00V1F5 IRS EUR R F .31500 0.315% 15 Jul 2030	150,000	168,795
SWU00V7Z5 IRS CNY P V 00MCNRR 1% 25 Jul 2024	8,100,000	1,177,326
SWU00VS25 IRS USD P V 03MLIBOR 1% 21 Aug 2050	150,000	150,000
SWU00VSJ8 IRS EUR P V 06MEURIB 1% 14 Jul 2050	100,000	110,890
SWU00VSJ8 IRS EUR R F .14700 0.147% 14 Jul 2050	100,000	110,890
SWU00VTE8 IRS EUR P V 06MEURIB 1% 13 Jul 2050	100,000	110,935
SWU00VTE8 IRS EUR R F .19180 0.191% 13 Jul 2050	100,000	110,935
SWU00VUE6 IRS USD P V 03MLIBOR 1% 25 Aug 2051	150,000	150,000
SWU00VW12 IRS USD P V 03MLIBOR 1% 18 Dec 2049	400,000	400,000
SWU00VW12 IRS USD R F 1.75000 1.75% 18 Dec 2049	400,000	398,189
SWU00VWX2 IRS USD P V 12MFEDL 1% 30 Oct 2019	67,300,000	67,300,000
SWU00VXP8 IRS USD P V 03MLIBOR 1% 31 Aug 2051	150,000	150,000
SWU00VY10 IRS EUR P V 06MEURIB 1% 27 Jul 2030	300,000	333,030
SWU00VY10 IRS EUR R F .00000 0% 27 Jul 2030	300,000	333,030
SWU00VYM4 IRS USD P V 12MFEDL 1% 30 Oct 2019	67,400,000	67,400,000
SWU00W8O7 IRS EUR P V 06MEURIB 1% 18 Mar 2025	5,600,000	6,207,043

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
SWU00W8Q2 IRS EUR P V 06MEURIB 1% 18 Mar 2050	250,000	274,937
SWU00W8W9 IRS GBP P V 06MLIBOR 1% 18 Mar 2025	1,100,000	1,373,186
SWU00W8X7 IRS GBP P V 06MLIBOR 1% 18 Mar 2050	600,000	749,010
SWU079365 TRS USD P E COMMODITYSPREAD	1,200	4,140
SWU084779 TRS USD P E COMMODITYSPREAD	3,400	9,475
SWU084779 TRS USD R E COMMODITYSPREAD	3,400	4,914
SWU086519 TRS USD P E S X9 COMMODITYFORWAR	35,000	35,000
SWU086527 TRS USD P E COMMODITYSPREAD	1,500	1,500
SWU086527 TRS USD R E COMMODITYSPREAD	1,500	3,039
SWU086535 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU086550 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU086550 TRS USD R E COMMODITYSPREAD	1,200	2,335
SWU086568 TRS USD P E COMMODITYSPREAD	6,300	6,300
SWU086568 TRS USD R E COMMODITYSPREAD	6,300	12,447
SWU087087 IRS USD P V 01MLIBOR 1% 23 May 2029	3,600,000	3,600,000
SWU0AZ249 TRS USD P E COMMODITYSPREAD	900	900
SWU0AZ249 TRS USD R E COMMODITYSPREAD	600	441
SWU0AZ256 TRS USD P E COMMODITYSPREAD	900	900
SWU0AZ256 TRS USD R E COMMODITYSPREAD	600	444
SWU0DF224 TRS USD P V 03MTBILL 1% 14 Feb 2020	149,064,243	149,064,243
SWU0DF224 TRS USD R E SWU0DF224 COMMODITYT	316,816	131,470,837
SWU0DF232 TRS USD P V 03MTBILL 1% 14 Feb 2020	115,741,165	115,741,165
SWU0DF232 TRS USD R E SWU0DF232 COMMODITYT	246,855	102,437,459
SWU0DF240 TRS USD P F .12000 0.12% 14 Feb 2020	11,951,868	11,951,868
SWU0DF240 TRS USD R E SWU0DF240 COMMODITYE	62,651	10,744,445
SWU0DF265 TRS USD P F .17000 1% 14 Feb 2020	20,967,847	20,967,847
SWU0DF265 TRS USD R E SWU0DF265 COMMODITYE	168,578	18,345,623
SWU0DF273 TRS USD P F .17000 1% 14 Feb 2020	20,766,838	20,766,838
SWU0DF273 TRS USD R E SWU0DF273 COMMODITYE	157,185	18,167,556
SWU0DF281 TRS USD P F .00000 0% 14 Feb 2020	5,788,651	5,788,651
SWU0DF281 TRS USD R E SWU0DF281 COMMODITYE	49,910	5,058,558
SWU0DF315 TRS USD P V 03MTBILL 1% 14 Feb 2020	62,999,986	62,999,986
SWU0DF315 TRS USD R E SWU0DF315 COMMODITYT	167,648	55,790,568
SWU0DF547 TRS USD P V 03MTBILL 1% 14 Feb 2020	62,914,664	62,914,664
SWU0DF547 TRS USD R E SWU0DF547 COMMODITYT	132,719	55,057,432
SWU0DF554 TRS USD P V 03MTBILL 1% 14 Feb 2020	29,934,322	29,934,322
SWU0DF554 TRS USD R E SWU0DF554 COMMODITYT	64,273	26,672,134
SWU0DF604 TRS USD P F .00000 0% 14 Feb 2020	5,783,548	5,783,548
SWU0DF604 TRS USD R E SWU0DF604 COMMODITYE	49,875	5,053,629
SWU0DF612 TRS USD P F .95000 0.95% 14 Feb 2020	5,237,531	5,237,531
SWU0DF612 TRS USD R E SWU0DF612 COMMODITYE	41,370	5,224,861
SWU0DF620 TRS USD P F .15000 0.15% 14 Feb 2020	54,706,484	54,706,484
SWU0DF620 TRS USD R E SWU0DF620 COMMODITYE	411,436	47,343,174
SWU0DF711 TRS USD P F .30000 0.3% 14 Feb 2020	16,987,167	16,987,167
SWU0DF711 TRS USD R E SWU0DF711 COMMODITYE	13,720	15,242,822
SWU0DF737 TRS USD P F .35000 0.35% 14 Feb 2020	18,079,413	18,079,413
SWU0DF737 TRS USD R E SWU0DF737 COMMODITYE	178,695	17,998,645
SWU0DUB21 TRS USD P E COMMODITYSPREAD	2,400	2,400
SWU0DUB39 TRS USD P E COMMODITYSPREAD	2,400	2,400
SWU0FL005 TRS USD P E COMMODITYSPREAD	309	309
SWU0FL161 TRS USD P E W Z9 COMMODITYFORWAR	45,000	45,000
SWU0FL203 TRS USD P E KWZ9 COMMODITYFORWAR	15,000	15,000
SWU0FL328 TRS USD P E KWZ9 COMMODITYFORWAR	10,000	10,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
SWU0FL351 TRS USD P E KWZ9 COMMODITYFORWAR	10,000	10,000
SWU0FL393 TRS USD P E KWZ9 COMMODITYFORWAR	10,000	10,000
SWU0FL518 TRS USD P E W Z9 COMMODITYFORWAR	10,000	10,000
SWU0FL526 TRS USD P E KWZ9 COMMODITYFORWAR	20,000	20,000
SWU0FL534 TRS USD P E W Z9 COMMODITYFORWAR	10,000	10,000
SWU0FL666 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0JA138 TRS USD P E COMMODITYSPREAD	1,500	1,500
SWU0JA245 TRS USD P E COMMODITYSPREAD	12,000	12,000
SWU0JA351 TRS USD P E COMMODITYSPREAD	2,400	2,400
SWU0JA385 TRS USD P E COMMODITYSPREAD	240	240
SWU0JA716 TRS USD P E KWU9 COMMODITYFORWAR	20,000	20,000
SWU0JA716 TRS USD R E KWU9 COMMODITYFORWAR	20,000	23,745
SWU0JA724 TRS USD P E KWU9 COMMODITYFORWAR	15,000	15,000
SWU0JA724 TRS USD R E KWU9 COMMODITYFORWAR	15,000	15,599
SWU0JA930 TRS USD P E W U9 COMMODITYFORWAR	45,000	45,000
SWU0JA930 TRS USD R E W U9 COMMODITYFORWAR	45,000	36,470
SWU0JB037 TRS USD P E COMMODITYSPREAD	12,000	12,000
SWU0JB144 TRS USD P E KWU9 COMMODITYFORWAR	20,000	20,000
SWU0JB144 TRS USD R E KWU9 COMMODITYFORWAR	20,000	9,415
SWU0JB177 TRS USD P E KWU9 COMMODITYFORWAR	20,000	20,000
SWU0JB177 TRS USD R E KWU9 COMMODITYFORWAR	20,000	10,416
SWU0JB193 TRS USD P E W U9 COMMODITYFORWAR	20,000	20,000
SWU0JB193 TRS USD R E W U9 COMMODITYFORWAR	20,000	23,395
SWU0JB235 TRS USD P E COMMODITYSPREAD	2,100	2,100
SWU0JB235 TRS USD R E COMMODITYSPREAD	1,400	1,903
SWU0JB243 TRS USD P E KWU9 COMMODITYFORWAR	10,000	10,000
SWU0JB243 TRS USD R E KWU9 COMMODITYFORWAR	10,000	6,006
SWU0JB581 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0JB581 TRS USD R E COMMODITYSPREAD	800	2,313
SWU0JB599 TRS USD P E COMMODITYSPREAD	900	900
SWU0JB599 TRS USD R E COMMODITYSPREAD	600	1,657
SWU0JB896 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0JC126 TRS USD P E COMMODITYSPREAD	3,900	3,900
SWU0JC126 TRS USD R E COMMODITYSPREAD	2,600	1,910
SWU0JC282 TRS USD P F .00000 0% 28 Jun 2019	2,107,303	2,107,303
SWU0JC282 TRS USD R E COM SWAP R SPGCESP R	8,900	2,078,762
SWU0JC647 TRS USD P F .00000 0% 28 Jun 2019	21,593,397	21,593,397
SWU0JC647 TRS USD R E COM SWAP R SPGCESP (	91,200	21,301,475
SWU0JC779 TRS USD P E COMMODITYSPREAD	867	867
SWU0JC779 TRS USD R E COMMODITYSPREAD	578	1,331
SWU0JC902 TRS USD P E IBOXIG	2,781	800,000
SWU0JC902 TRS USD R V 03MLIBOR 1% 20 Sep 2019	800,000	800,000
SWU0JD454 TRS USD P E COMMODITYFORWARD	100	100
SWU0JD520 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0JD975 TRS USD P E KWZ9 COMMODITYFORWAR	20,000	20,000
SWU0JH125 TRS USD P E IBOXIG	695	200,000
SWU0JH125 TRS USD R V 03MLIBOR 1% 20 Sep 2019	200,000	200,000
SWU0JH166 TRS USD P E COMMODITYSPREAD	900	900
SWU0JH166 TRS USD R E COMMODITYSPREAD	600	432
SWU0JH182 TRS USD P E COMMODITYSPREAD	300	300
SWU0JH414 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0JH455 TRS USD P E IBOXIG	1,041	300,000
SWU0JH455 TRS USD R V 03MLIBOR 1% 20 Sep 2019	300,000	300,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
SWU0JH620 TRS USD P E COMMODITYSPREAD	600	600
SWU0JH620 TRS USD R E COMMODITYSPREAD	400	207
SWU0JH802 TRS USD P E COMMODITYSPREAD	2,100	2,100
SWU0JH802 TRS USD R E COMMODITYSPREAD	1,400	2,451
SWU0JH844 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0RT823 TRS USD P E COMMODITYSPREAD	900	900
SWU0RT823 TRS USD R E COMMODITYSPREAD	500	1,320
SWU0SC183 TRS USD P E W H9 COMMODITYFORWAR	20,000	20,000
SWU0SC183 TRS USD R E W H9 COMMODITYFORWAR	20,000	20,250
SWU0SE437 TRS USD P E COMMODITYSPREAD	2,400	2,400
SWU0SE528 TRS USD P E KWN9 COMMODITYFORWAR	10,000	10,000
SWU0SE528 TRS USD R E KWN9 COMMODITYFORWAR	10,000	5,906
SWU0SE650 TRS USD P E KWN9 COMMODITYFORWAR	15,000	15,000
SWU0SE650 TRS USD R E KWN9 COMMODITYFORWAR	15,000	2,060
SWU0SE684 TRS USD P E W K9 COMMODITYFORWAR	20,000	20,000
SWU0SE684 TRS USD R E W K9 COMMODITYFORWAR	20,000	33,584
SWU0SE742 TRS USD P E W N9 COMMODITYFORWAR	45,000	45,000
SWU0SE742 TRS USD R E W N9 COMMODITYFORWAR	45,000	60,487
SWU0SE809 TRS USD P E KWN9 COMMODITYFORWAR	20,000	20,000
SWU0SE809 TRS USD R E KWN9 COMMODITYFORWAR	20,000	16,407
SWU0SE817 TRS USD P E KWN9 COMMODITYFORWAR	20,000	20,000
SWU0SE817 TRS USD R E KWN9 COMMODITYFORWAR	20,000	5,369
SWU0SE833 TRS USD P E COMMODITYSPREAD	867	867
SWU0SE833 TRS USD R E COMMODITYSPREAD	867	619
SWU0SF079 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0SF079 TRS USD R E COMMODITYSPREAD	1,200	2,383
SWU0SF236 IRS USD P V 01MLIBOR 1% 18 Mar 2022	15,200,000	15,200,000
SWU0SF301 TRS USD P E COMMODITYSPREAD	1,500	1,500
SWU0SF301 TRS USD R E COMMODITYSPREAD	1,000	1,000
SWU0SF384 TRS USD P E COMMODITYSPREAD	867	867
SWU0SF509 TRS USD P E COMMODITYSPREAD	1,200	1,200
SWU0SF517 TRS USD P E W N9 COMMODITYFORWAR	20,000	20,000
SWU0SF517 TRS USD R E W N9 COMMODITYFORWAR	20,000	9,718
SWU0SF566 TRS USD P E COMMODITYSPREAD	600	600
SWU0SF707 TRS USD P E COMMODITYFORWARD	3,900	3,900
SWU0SF707 TRS USD R E COMMODITYFORWARD	3,400	6,301
SWU0SF731 TRS USD P E COMMODITYSPREAD	2,100	2,100
SWU0SG143 TRS USD P E SWU0SG143 COMMODITYE	3,959	459,645
SWU0SG143 TRS USD R F .00000 0% 21 Jun 2019	459,645	459,645
SWU0SG267 TRS USD P F .00000 0% 30 Sep 2019	2,079,996	2,079,996
SWU0SG275 TRS USD P F .00000 0% 30 Sep 2019	21,313,258	21,313,258
SWU0SH547 TRS USD P E COMMODITYSPREAD	3,300	3,300
SWU0SH554 TRS USD P E COMMODITYSPREAD	3,300	3,300
SWU0Z4118 TRS USD P E SWU0Z4118 COMMODITYT	378,663	63,701,963
SWU0Z4118 TRS USD R V 03MTBILL 1% 15 Jan 2020	57,489,059	57,489,059
SWU0ZA064 TRS USD P F .00000 1% 14 Feb 2020	11,225,778	11,225,778
SWU0ZA064 TRS USD R E SWU0ZA064 COMMODITYE	77,220	7,467,336
TMUS 122019 P75 LISTED	24	2,431
US 10YR FUT OPTN APR19C 123 EXP 03/22/2019	7	1,960
US 10YR FUT OPTN APR19P 121 EXP 03/22/2019	7	1,194
US 10YR FUT OPTN AUG19C 127 EXP 07/26/2019	7	2,835
US 10YR FUT OPTN AUG19C 129 EXP 07/26/2019	13	4,540
US 10YR FUT OPTN AUG19P 124.5 EXP 07/26/2019	7	2,507

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
US 10YR FUT OPTN AUG19P 125.5 EXP 07/26/2019	13	4,361
US 10YR FUT OPTN JUN19C 124 EXP 05/24/2019	7	1,523
US 10YR FUT OPTN JUN19C 124.5 EXP 05/24/2019	7	1,194
US 10YR FUT OPTN JUN19P 122 EXP 05/24/2019	7	976
US 10YR FUT OPTN JUN19P 122.5 EXP 05/24/2019	7	648
US 10YR FUT OPTN MAR19P 120.7 EXP 02/22/2019	7	1,085
US 10YR FUT OPTN MAY19C 125 EXP 04/26/2019	7	2,114
US 10YR FUT OPTN MAY19P 123 EXP 04/26/2019	7	849
US 10YR NOTE (CBT)DEC19 XCBT 20191219	71	9,296,077
US 10YR NOTE (CBT)JUN19 XCBT 20190619	238	29,557,785
US 10YR NOTE (CBT)SEP19 XCBT 20190919	251	32,483,616
US 10YR ULTRA FUT DEC19 XCBT 20191219	24	3,463,538
US 10YR ULTRA FUT JUN19 XCBT 20190619	12	1,574,187
US 10YR ULTRA FUT SEP19 XCBT 20190919	24	3,338,937
US 2YR NOTE (CBT) DEC19 XCBT 20191231	35	7,532,609
US 2YR NOTE (CBT) JUN19 XCBT 20190628	171	36,456,273
US 2YR NOTE (CBT) SEP19 XCBT 20190930	216	46,562,238
US 5YR FUTR OPTN APR19C 114.7 EXP 03/22/2019	11	1,576
US 5YR FUTR OPTN APR19P 113.7 EXP 03/22/2019	11	545
US 5YR FUTR OPTN JUL19C 116.5 EXP 06/21/2019	11	2,135
US 5YR FUTR OPTN JUL19P 115.2 EXP 06/21/2019	11	1,822
US 5YR FUTR OPTN NOV19C 119 EXP 10/25/2019	21	5,552
US 5YR FUTR OPTN NOV19P 117 EXP 10/25/2019	21	4,239
US 5YR NOTE (CBT) DEC19 XCBT 20191231	61	7,236,786
US 5YR NOTE (CBT) JUN19 XCBT 20190628	251	29,086,751
US 5YR NOTE (CBT) SEP19 XCBT 20190930	223	26,600,164
US LONG BOND(CBT) DEC19 XCBT 20191219	40	6,559,725
US LONG BOND(CBT) JUN19 XCBT 20190619	44	6,450,825
US LONG BOND(CBT) SEP19 XCBT 20190919	41	6,177,755
US ULTRA BOND CBT DEC19 XCBT 20191219	1	189,375
US ULTRA BOND CBT JUN19 XCBT 20190619	23	3,903,763
US ULTRA BOND CBT SEP19 XCBT 20190919	22	4,261,423
WHEAT FUTURE OPTN JUL19P 440 EXP 06/21/2019	5	3,048
WHEAT FUTURE OPTN JUL19P 450 EXP 06/21/2019	8	5,193
WHEAT FUTURE OPTN JUL19P 460 EXP 06/21/2019	7	5,046
WHEAT FUTURE(CBT) JUL20 XCBT 20200714	8	203,747
WHITE SUGAR (ICE) AUG19 IFEU 20190716	20	325,912
WHITE SUGAR (ICE) OCT19 IFEU 20190913	20	318,171
WTI CRUDE FUTURE APR20 XNYM 20200320	10	552,395
WTI CRUDE FUTURE AUG20 XNYM 20200721	5	259,462
WTI CRUDE FUTURE DEC21 IFEU 20211118	14	753,742
WTI CRUDE FUTURE FEB20 XNYM 20200121	30	1,727,550
WTI CRUDE FUTURE JUL20 XNYM 20200622	7	427,847
WTI CRUDE FUTURE JUN20 IFEU 20200518	11	585,534
WTI CRUDE FUTURE JUN 20 PUT ED 20200514	10	(7,128)
WTI CRUDE FUTURE JUN22 XNYM 20220520	12	628,539
WTI CRUDE FUTURE MAR19 XNYM 20190220	5	269,787
WTI CRUDE FUTURE MAY20 XNYM 20200421	14	802,629
WTI CRUDE FUTURE NOV19 IFEU 20191021	1	56,193
WTI CRUDE FUTURE NOV20 XNYM 20201020	13	700,083
WTI CRUDE FUTURE OCT19 IFEU 20190919	2	113,274
WTI CRUDE FUTURE OCT19 XNYM 20190920	12	714,683
WTI CRUDE FUTURE OCT20 XNYM 20200922	4	207,164

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2019

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
WTI-BRENT ICE SW APR20 XNYM 20200430	1	6,900
WTI-BRENT ICE SW AUG20 XNYM 20200831	1	6,900
WTI-BRENT ICE SW DEC20 XNYM 20201231	1	6,900
WTI-BRENT ICE SW FEB20 XNYM 20200228	1	6,900
WTI-BRENT ICE SW JAN20 XNYM 20200131	1	6,900
WTI-BRENT ICE SW JUL20 XNYM 20200731	1	6,900
WTI-BRENT ICE SW JUN20 XNYM 20200630	1	6,900
WTI-BRENT ICE SW MAR20 XNYM 20200331	1	6,900
WTI-BRENT ICE SW MAY20 XNYM 20200529	1	6,900
WTI-BRENT ICE SW NOV20 XNYM 20201130	1	6,900
WTI-BRENT ICE SW OCT20 XNYM 20201030	1	6,900
WTI-BRENT ICE SW SEP20 XNYM 20200930	1	6,900
ZINC FUTURE (LME) EXP JAN 20	4	(25)
Total Derivatives		$2,392,827,898
Total Acquired and Disposed of Within the Year		$12,262,046,109

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4j — Schedule of Reportable Transactions

December 31, 2019

Identity of issue, borrower, lessor or similar party	Purchase price	Number of transactions (purchases)	Selling price	Number of transactions (sales)	Cost	Current value of asset on transaction date	Net gain or (loss)
Series of Transactions
DREYFUS INS RSRV PR MONEY 6546	$261,629,915	461	$–	–	$–	$261,629,915	$–
DREYFUS INS RSRV PR MONEY 6546	–	–	221,422,737	419	221,422,737	221,422,737	–
VANGUARD FEDERAL MONEY MARKET	546,198,374	1,291	–	–	–	546,198,374	–
VANGUARD FEDERAL MONEY MARKET	–	–	542,817,673	1,308	542,817,673	542,817,673	–
Single Transactions
No reportable transactions

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN

Members of the Administrative Committee

By:	/s/	Lauren Perna
Name:		Lauren Perna

By:	/s/	Edina Jung
Name:		Edina Jung

By:	/s/	Michael Perloff
Name:		Michael Perloff

Date: June 23, 2020

INDEX TO EXHIBITS

Exhibit No.	Description

23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm